Exhibit (a)-(1)

China Nepstar Chain Drugstore Ltd.

June 22, 2016

Shareholders of China Nepstar Chain Drugstore Ltd.

Re: Notice of Extraordinary General Meeting of Shareholders

You are cordially invited to attend an extraordinary general meeting of shareholders of China Nepstar Chain Drugstore Ltd. (the “Company”) to be held on July 29, 2016 at 10:00 a.m. (Beijing Time). The meeting will be held at the Company’s office at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On March 16, 2016, the Company entered into an agreement and plan of merger (the “merger agreement”) with China Neptunus Drugstore Holding Ltd., a company incorporated under the laws of the British Virgin Islands (“Parent”), and Neptunus Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “surviving company”) and becoming a wholly owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Parent is a company incorporated under the laws of the British Virgin Islands and Merger Sub is a Cayman Islands exempted company formed solely for purposes of the merger. Parent, at the effective time of the merger, will be beneficially owned by Mr. Simin Zhang (“Mr. Zhang”) and controlled by Mr. Zhang, chairman of the board of directors of the Company (the “Board”). New Wave Developments Limited is a company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“New Wave”). Mr. Zhang, together with Parent, Merger Sub and New Wave, are collectively referred to as the “Buyer Group”.

As of the date of this proxy statement, the Buyer Group beneficially owns, in the aggregate 79.5% of the total issued and outstanding ordinary shares of the Company, par value $0.0001 per share (each, a “Share”), including Shares represented by the American depositary shares, each of which represents two Shares (each an “ADS” and collectively, the “ADSs”). Because the Buyer Group beneficially owns approximately 79.5% of the total issued and outstanding Shares of the Company, both quorum and an affirmative vote in favor of the transaction are assured with the Buyer Group’s vote. If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and, as a result of the merger, the ADSs will no longer be listed on the New York Stock Exchange and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger (the “Effective Time”), each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, and (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “Dissenting Shares”) (Shares described under (a) and (b) above are collectively referred to herein as the “Excluded Shares”) shall be cancelled in exchange for the right to receive $1.31 in cash per Share without interest and net of any applicable withholding taxes, and for the avoidance of doubt, because each ADS represent two ordinary shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive $2.62 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees pursuant to the terms and conditions of the deposit agreement, dated November 15, 2007 between the Company and JPMorgan Chase Bank, N.A. (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares other than Dissenting Shares will be cancelled and cease to exist as of the Effective Time, and no consideration or distribution shall be delivered with respect thereto. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the Cayman Islands Companies Law.

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The Buyer Group intends to fund the merger consideration through the proceeds from a senior secured term loan facility in an aggregate principal amount of up to RMB360 million (or equivalent in U.S. dollar) provided by Ping An Bank Co., Ltd. (the “Lender”) pursuant to a debt commitment letter dated as of March 16, 2016 by and between Parent and the Lender.

The special committee of the Board, consisting of three independent directors, Mr. Barry J. Buttifant, Mr. Alistair Eric MacCallum Laband and Mr. Alan Au (the “Special Committee”) reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On March 16, 2016, the Special Committee unanimously (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the other documents in connection with the merger, including, without limitation, the plan of merger (the “transaction agreements”) , (b) recommended that the Board approve the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, (c) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the merger, and (d) recommended that the Board call an extraordinary general meeting of the shareholders of the Company for the purpose of the shareholders authorizing and approving by way of special resolution the merger agreement, the plan of merger and the merger, the date, time and place of which shall be determined by the Special Committee.

On March 16, 2016, the Board, with Mr. Zhang recusing himself, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (b) authorized and approved the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and any and all transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission, (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

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Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company's directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group beneficially owns 157,000,000 Shares, representing approximately 79.5% of the total issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is July 27, 2016 at 10:00 a.m. (Beijing Time).

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

As the registered holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex F to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on June 30, 2016, the ADS record date. The ADS depositary must receive such instructions before 12:00 p.m. (New York City Time) on July 25, 2016. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Holders of ADSs will not be able to attend or to vote directly at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on July 21, 2016, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 18, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares) and (b) payment of the ADS cancellation fees (up to $0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the custodian to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend and to vote directly at the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

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Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and any and all transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 25, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE New York Stock Exchange. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE New York Stock Exchange, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, please contact Zoe Li at (86 755) 2641-4065, or by email at ir@nepstar.cn.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Barry J. Buttifant	/s/ Simin Zhang
Barry J. Buttifant	Simin Zhang
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated June 22, 2016, and is first being mailed to the Company’s shareholders and ADS holders on or about July 5, 2016.

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China Nepstar Chain Drugstore Ltd.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

JULY 29, 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of shareholders of China Nepstar Chain Drugstore Ltd. (the “Company”) will be held on July 29, 2016 at 10:00 a.m. (Beijing Time) at the Company’s office at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value $0.0001 per share, (each, a “Share”), at the close of business in the Cayman Islands on July 21, 2016 or their proxy holders are entitled to attend or to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of March 16, 2016 (the “merger agreement”), among the Company, China Neptunus Drugstore Holding Ltd., a company incorporated under the laws of the British Virgin Islands (“Parent”) and Neptunus Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, be authorized and approved;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares, each of which represents two Shares (the “ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions before 12:00 p.m. (New York City Time) on July 25, 2016 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs (up to $0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and provide instructions for the registration of the corresponding Shares before 5:00 p.m. (New York City Time) on July 18, 2016, and become a registered holder of Shares by the close of business in the Cayman Islands no later than the Share record date. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

After careful consideration and upon the unanimous recommendation of the Special Committee of the Board consisting of three independent directors Mr. Barry J. Buttifant, Mr. Alistair Eric MacCallum Laband and Mr. Alan Au (the “Special Committee”), the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and any and all transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group beneficially owns 157,000,000 Shares, representing approximately 79.5% of the total issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex E to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, attention: Zoe Li, so that the proxy card is received by the Company no later than July 27, 2016 at 10:00 a.m. (Beijing Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Share held as of the close of business in the Cayman Islands on July 21, 2016. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 25, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE New York Stock Exchange. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE New York Stock Exchange, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING YOUR ADSs (“ADRs”) AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES or ADRs.

If you have any questions or need assistance voting your Shares or ADSs, please contact Zoe Li at (86 755) 2641-4065, or by email at ir@nepstar.cn.

The merger agreement, the plan of merger and the transactions, including the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.            Where there are joint holders of any Share any one of such joint holders may vote, either in person or by proxy, in respect of such Share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.            The instrument appointing a proxy must be in writing under the hand of the appointer or of his attorney or other person duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

3.            A proxy need not be a member (registered shareholder) of the Company.

4.            The chairman of the extraordinary general meeting may in any event at his or her discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, which is attached as Annex E to the accompanying proxy statement, or which is otherwise directed by the chairman to be deemed to have been duly deposited) shall be invalid.

5.            Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Company’s offices at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, attention: Zoe Li, no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD,

/s/ Simin Zhang
Simin Zhang
Chairman of the Board

PROXY STATEMENT

Dated June 22, 2016

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares or ADSs of China Nepstar Chain Drugstore Ltd. can be voted at the extraordinary general meeting by submitting your proxy card or ADS voting instructions card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the Shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the Shares represented by your ADSs will not be voted at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Zoe Li at (86 755) 2641-4065, or by email at ir@nepstar.cn.

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 90. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to China Nepstar Chain Drugstore Ltd. and its subsidiaries. All references to “dollars”, “US$” and “$” in this proxy statement are to U.S. dollars and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is a leading retail drugstore chain in China. As of December 31, 2015, the Company had 1,998 directly operated stores across 70 cities, one headquarter distribution center and 15 regional distribution centers in China. Nepstar uses directly operated stores, centralized procurement and a network of distribution centers to provide its customers with high-quality, professional and convenient pharmaceutical products and services and a wide variety of other merchandise, including OTC drugs, nutritional supplements, herbal products, personal care products, family care products, and convenience products. Nepstar’s strategy of centralized procurement, competitive pricing, customer loyalty programs and private label offerings has enabled it to capitalize on the continuing economic growth in China and take advantage of the demographic trend in China to achieve a strong brand and leading market position.

Our principal executive offices are located at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China. The Company’s telephone number at this address is (86 755) 2641-4065 and fax number is (86 755) 2643-0889.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed on April 23, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

China Neptunus Drugstore Holding Ltd. (“Parent”) is an exempted company incorporated with limited liability under the laws of British Virgin Islands. Parent is an investment holding company formed for the purpose of holding the Shares. The business address of Parent is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, and its business telephone number is (86 755) 2665-0951.

Merger Sub

Neptunus Global Limited (“Merger Sub”) is an exempted company with limited liability under the laws of the Cayman Islands. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by such agreements. The business address of Merger Sub is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, and its business telephone number is (86 755) 2665-0951.

Mr. Zhang

Mr. Simin Zhang (“Mr. Zhang”) is the chairman of the board of directors (the “Board”) of the Company. His business address is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, and his business telephone number is (86 755) 2641-4065. He is a citizen of the People’s Republic of China and his principal occupation is the chairman of the Board.

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New Wave Developments Limited

New Wave Developments Limited (“New Wave”) is a company incorporated under the laws of British Virgin Islands and a wholly owned subsidiary of Parent. The business address of New Wave is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, and its business telephone number is (86 755) 2665-0951.

Throughout this proxy statement, Parent, Merger Sub, Mr. Zhang and New Wave are collectively referred to herein as the “Buyer Group”.

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex D to this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 68)

You are being asked to vote to authorize and approve the agreement and plan of merger, dated as of March 16, 2016 (the “merger agreement”), among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix I to the merger agreement (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company of the merger (“surviving company”) under the laws of the Cayman Islands as a wholly owned subsidiary of Parent. The Company, as surviving company, will continue to do business under the name “China Nepstar Chain Drugstore Ltd.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 68)

Under the terms of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each of the Company’s ordinary shares, par value $0.0001 per share (each a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing two Shares (each an “ADS” and collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, and (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “CICL”) (the “Dissenting Shares”) (Shares described under (a) and (b) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $1.31 in cash per Share without interest and net of any applicable withholding taxes.

Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $2.62 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees pursuant to the terms and conditions of the deposit agreement, dated as of November 15, 2007, by and among the Company, JPMorgan Chase Bank, N.A. (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares other than Dissenting Shares will be cancelled and cease to exist at the Effective Time, and no consideration or distribution shall be delivered with respect thereto. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Please see “Dissenter Rights” beginning on page 82 for additional information.

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Record Date and Voting (Page 63)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on July 21, 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on June 30, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions before 12:00 p.m. (New York City Time) on July 25, 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs before 5:00 p.m. (New York City Time) on July 18, 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than July 21, 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each ordinary share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 197,446,940 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is July 27, 2016 at 10:00 a.m. (Beijing Time). Please see “Summary Term Sheet– Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 64)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the CICL) of the Company's shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at a meeting of shareholders for the purpose of voting on the approval and authorization of the merger agreement, the plan of merger and the transactions, including the merger, or any adjournment or postponement thereof (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL.

As of the date of this proxy statement, the Buyer Group beneficially owns 157,000,000 Shares, representing approximately 79.5% of the total issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 87 for additional information. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 65)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is July 27, 2016 at 10:00 a.m. (Beijing Time).

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If you own ADSs as of the close of business in New York City on June 30, 2016, the ADSs record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions before 12:00 p.m. (New York City Time) on July 25, 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands not later than July 21, 2016. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 18, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees (up to $0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the custodian to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if an ADS holder does not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Dissenter Rights (page 82)

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under the CICL could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON JULY 25, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE New York Stock Exchange. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (page 45)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s holders of Shares (including Shares represented by ADSs), other than holders of the Excluded Shares, will be cashed out in exchange for $1.31 per Share, or $2.62 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 45 for additional information.

ADSs representing the Shares are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “NPD”. It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by Mr. Zhang. Following the completion of the merger, the ADSs will cease to be listed on NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the merger or such shorter period as may be determined by the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 46 for additional information.

Plans for the Company after the Merger (Page 48)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. Please see “Special Factors – Plans for the Company after the Merger” beginning on page 48 for additional information.

Recommendations of the Special Committee and the Board (Page 63)

The Special Committee unanimously (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the other documents in connection with the merger, including, without limitation, the plan of merger (the “transaction agreements”) , (b) recommended that the Board approve the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, (c) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the merger, and (d) recommended that the Board call an extraordinary general meeting of the shareholders of the Company for the purpose of the shareholders authorizing and approving by way of special resolution the merger agreement, the plan of merger and the merger, the date, time and place of which shall be determined by the Special Committee.

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The Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (b) authorized and approved the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the merger.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the transactions, including the merger, and in determining that the merger is fair to and in the best interest of the unaffiliated security holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28 and “Special Factors—Effect of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 46. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to the Fairness of the Merger (Page 33)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 33.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 49)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of the merger consideration to the Company’s shareholders and ADS holders other than members of the Buyer Group pursuant to the merger agreement, is anticipated to be approximately $53 million, assuming no exercise of dissenter rights by any shareholders of the Company. This amount is expected to be funded through a debt financing of an aggregate principal amount of up to RMB360 million (or equivalent in US Dollar) pursuant to a senior secured term loan facility issued by Ping An Bank Co., Ltd. (the “Lender”) under a debt commitment letter entered into between Parent and the Lender as of March 16, 2016 (the “Debt Commitment Letter”). Please see “Special Factors – Financing – Debt Financing” beginning on page 50 for additional information.

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Share Ownership of the Company Directors and Officers and Voting Commitments (Page 87)

As of the Share record date, we expect that the Buyer Group will beneficially own, in the aggregate, 157,000,000 Shares, representing approximately 79.5% of the issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 87 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 37)

On March 16, 2016, Houlihan Lokey (China) Limited (“Houlihan Lokey”) rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated March 16, 2016), as to the fairness, from a financial point of view, of the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, in the merger pursuant to the merger agreement, as of March 16, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, in the merger pursuant to the merger agreement, and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. The opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party or entity to proceed with or effect the merger or any terms or aspects of any voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation of such financing. Houlihan Lokey’s opinion was not intended to be, and does not constitute, advice or a recommendation to our special committee, the Board or any shareholder as to how to act or vote with respect to the merger or related matters.

See “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 37 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 51)

In considering the recommendations of the Board with respect to the merger, the Company’s shareholders and ADS holders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Zhang, the founder and chairman of the Board;

•	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by Mr. Zhang as a result of the merger and future performance of the surviving company;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the monthly compensation of $9,000 and $12,000 of the member and the chairman of the Special Committee, respectively, in exchange for their services in such capacity (the payment of which is not contingent upon the approval or completion of the merger or alternative transaction); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

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As of the date of this proxy statement, Mr. Zhang, being a member of the Buyer Group, collectively and beneficially own 157,000,000 issued and outstanding Shares. All such Shares beneficially owned by Mr. Zhang will be cancelled and will not be converted into the right to receive the merger consideration at the Effective Time. Instead, Mr. Zhang will, directly or indirectly, receive newly issued shares of the Parent.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 87), as a group and other than Mr. Zhang being a member of the Buyer Group, beneficially own an aggregate of 25,000 ADSs. After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Mr. Zhang being a member of the Buyer Group) may receive in respect of their Shares is approximately $65,500.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 51 for additional information.

Conditions to the Merger (Page 77)

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	the Requisite Company Vote having been obtained; and

•	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	(i) the representations and warranties regarding organization and qualification of the Company and its subsidiaries, corporate authority and fairness, absence of certain changes, absence of anti-takeover statutes and no brokers other than Houlihan Lokey being true and correct in all respects as of the date of the merger agreement and as of the closing of the merger (the “Closing”) as if made on and as of such date and time, except for such representations and warranties made as of a specified date, which will be true and correct in all respects only as of the specified date; (ii) the representations and warranties regarding capitalization of the Company and its subsidiaries being true and correct (except for de minimis inaccuracies) in all respects as of the date of the merger agreement and as of the Closing as if made on and as of such date and time, except for such representations and warranties made as of a specified date, which will be true and correct (except for de minimis inaccuracies) in all respects only as of the specified date; and (iii) other than those representations and warranties regarding capitalization, organization and qualification of the Company and its subsidiaries, corporate authority and fairness, absence of certain changes, absence of anti-takeover statutes and no brokers other than Houlihan Lokey, the representations and warranties of the Company contained in the merger agreement being true and correct without giving effect to any limitation by materiality or Company Material Adverse Effect (as defined below under the caption “The Merger Agreement and Plan of Merger – Representations and Warranties”) as of the date of the merger agreement and as of the Closing as though made on and as of the Closing (except for those representations and warranties made as of a specified date, which will be true and correct only as of the specified date), except where the failures to be true and correct would not constitute a Company Material Adverse Effect;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Closing;

•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the date of the Closing, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions.

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The obligations of the Company to consummate the transactions contemplated by the merger agreement, including the merger, are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct without giving effect to any limitation by materiality as of the date of the merger agreement and as of the Closing as though made on and as of the Closing (except for representations and warranties made as of a specified date, which will be true and correct only as of the specified date), except where the failures to be true and correct would not, individually or in the aggregate, prevent or materially impede or materially delay, or would not be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions by Parent or Merger Sub under the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the Closing; and

•	Parent having delivered to the Company a certificate, dated the date of the Closing, signed by a designated director of Parent, certifying as to the fulfillment of the above conditions.

No Solicitation (Page 74)

The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any representative of the Company or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to knowingly facilitate an acquisition proposal;

•	agree to, approve, endorse or recommend an acquisition proposal or enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

The Company will, and will cause its subsidiaries and affiliates to, cease and terminate any existing activities, discussions or negotiations with any person with respect to any possible acquisition proposal.

Prior to obtaining the Requisite Company Vote, if the Company receives an unsolicited bona fide written acquisition proposal from any person that did not result from a breach by the Company of its non-solicitation obligations as set forth in the prior paragraph, (i) the Company and its representatives may contact such person to clarify and understand the terms and conditions thereof so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and to notify such person of its non-solicitation obligations as set forth above, and (ii) if the Board determines, in its good faith judgment, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, and that, in light of such acquisition proposal, failure to furnish such information to or enter into discussions with the person who made such acquisition proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law, then the Company and its representatives may (x) furnish information (including non-public information) with respect to the Company to the person who has made such acquisition proposal and (y) engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal; provided, that the Company shall (1) notify Parent of any acquisition proposal as promptly as practicable but in no case later than 48 hours after its receipt thereof, and shall thereafter inform Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such acquisition proposal, (2) obtain from such person an executed confidentiality agreement which contains terms at least as restrictive with respect to such person as those contained in the merger agreement with respect to Parent and containing standstill obligations of such person in reasonable customary form, and which shall not include any provision granting such person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under the merger agreement, and (3) give Parent a copy of any material information delivered to such person that was not previously provided to Parent promptly after such information is provided to such person.

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Prior to obtaining the Requisite Company Vote, if the Company has received a written, bona fide proposal or offer with respect to an acquisition proposal that did not arise or result from a breach by the Company of its non-solicitation obligations as set forth above, and that the Board determines, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), in its good faith judgment that such acquisition proposal constitutes a superior proposal, the Board may make a Change of Recommendation (as defined below under the caption “Summary Term Sheet – Termination of the Merger Agreement”), and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal if the Board determines, in its good faith judgment, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that failure to do so would be inconsistent with its fiduciary duty to the Company and its shareholders under applicable law. However, prior to taking any such action, (A) the Company shall provide at least five business days’ prior written notice to Parent advising Parent that the Board has received a superior proposal and indicating that the Board intends to take such action, (B) during the five-business day period, the Company shall have negotiated with, and caused its representatives to negotiate with, Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement, so that such acquisition proposal would cease to constitute a superior proposal (any material amendment to the terms of such superior proposal during the five-business day period shall require a new notice of the terms of such amended superior proposal from the Company and an additional period for negotiation with the Parent and its representative, which shall be reduced to three business days), and (C) following the end of the five-business day period (or any additional period, if applicable), the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that the acquisition proposal continues to constitute a superior proposal and that failure to make a Change of Recommendation, and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law.

Termination of the Merger Agreement (Page 78)

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent, if:

•	the merger is not consummated by August 5, 2016, provided that this termination right is not available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the Closing to occur by such date;

•	the merger agreement is not approved by the Requisite Company Vote at the extraordinary general meeting or any adjournment or postponement thereof;

•	any law or order issued by any governmental entity or court of competent jurisdiction that has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger, have become final and non-appealable, provided that this termination right to terminate the merger agreement will not be available to any party if the issuance of such law or order was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement; or

•	by the Company, if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured by August 5, 2016, or if capable of being cured, shall not have been cured by the earlier of August 5, 2016 and 30 days following receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement, provided that, the Company will not have this termination right if it is then in material breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the conditions to Closing;

•	prior to obtaining the Requisite Company Vote, if the Board (acting upon the recommendation of the Special Committee) authorizes the Company, subject to complying with the non-solicitation obligations by the Company, to enter into an alternative acquisition agreement with respect to a superior proposal, and concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal and pays to Parent in immediately available funds the termination fee of $2.5 million;

•	all of the conditions to each party’ obligations to effect the merger, and all of the conditions to obligations of Parent and Merger Sub to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof), and the Company has irrevocably confirmed by written notice to Parent that all of the conditions to obligations of the Company to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions, and the merger has not been consummated within five business days after the delivery of the written notice; or

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•	by Parent, if:

•	the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured by August 5, 2016, or if capable of being cured, shall not have been cured by the earlier of August 5, 2016 and 30 days (or, in the case of a breach of the non-solicitation obligations by the Company, five days) following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement pursuant, provided that Parent shall not have this terminate right if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the failure to satisfy the conditions to Closing; or

•	the Board has (i) effected Change of Recommendation or resolved to take any such action; (ii) authorized the Company to enter into an alternative acquisition agreement; or (iii) failed to hold the shareholders meeting for the purpose of voting on the approval and authorization of the merger agreement and the transactions under the merger agreement.

For purpose of this proxy statement, the Board effects a “Change of Recommendation” if the Board or its committee: (A) fails to make a recommendation that the shareholders of the Company approve and authorize the merger agreement and the transactions thereunder or fail to include such recommendation in the proxy statement, (B) withhold, withdraw (or not continue to make), qualify or modify, or propose to withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation that the shareholders of the Company approve and authorize the merger agreement and the transactions thereunder, (C) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any acquisition proposal, (D) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a solicitation/recommendation statement on Schedule 14D-9 within ten business days after the commencement of such acquisition proposal, or (E) publicly announce its intention to take any of the actions described in foregoing clauses (A) through (D).

Termination Fee (Page 79)

The Company will pay to Parent or its designees a termination fee of $2.5 million, if the merger agreement is terminated:

•	by Parent where (i) the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period, or (ii) the Board has effected Change of Recommendation, authorized the Company to enter into an alternative acquisition agreement, or failed to hold the shareholders meeting for the purpose of voting on the approval and authorization of the merger agreement and the transactions under the merger agreement;

•	by the Company where prior to obtaining the Requisite Company Vote, the Board (acting upon the recommendation of the Special Committee) authorizes the Company, subject to complying with the non-solicitation obligations by the Company, to enter into an alternative acquisition agreement with respect to a superior proposal, and concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal; or

•	by the Company or Parent, if (i) the merger is not consummated by August 5, 2016, or (ii) the merger agreement is not approved by the Requisite Company Vote at the extraordinary general meeting or any adjournment thereof, provided that the Parent and Merger Sub are not in any material breach of any of their representations, warranties or covenants under the merger agreement, and where an acquisition proposal shall have been made, proposed or communicated and not withdrawn prior to the shareholders meeting or prior to the termination of the merger agreement if there has been no shareholders meeting, and the Company enters into a definitive agreement in connection with an acquisition proposal, or an acquisition proposal is consummated (whether or not the acquisition proposal was the same acquisition proposal received prior to the termination of the merger agreement) within 12 months following such termination.

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Parent will pay to the Company or its designees a termination fee of $5.0 million, if the merger agreement is terminated:

•	by the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

•	by the Company where all of the conditions to each party’ obligations to effect the merger, and all of the conditions to obligations of Parent and Merger Sub to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof), and the Company has irrevocably confirmed by written notice to Parent that all of the conditions to obligations of the Company to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions, and the merger has not been consummated within five business days after the delivery of the written notice.

Material U.S. Federal Income Tax Consequences (Page 57)

For a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the U.S. Holder’s Shares or ADSs and the U.S. Holder’s adjusted tax basis in the Shares or ADSs surrendered. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 57 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 59)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that any gain recognized on the receipt of cash for the Company’s Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or whether PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then the gain recognized on the receipt of cash for the Company’s Shares or ADSs by the holders of such ADSs or Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Furthermore, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax for any holders of such Shares or ADSs who are PRC resident individuals and may be subject to PRC tax for all holders if the merger is re-characterized as a direct transfer of our subsidiaries that are PRC tax resident enterprises pursuant to Bulletin 7 (as described below under “Special Factors —Material PRC Income Tax Consequences”). However, neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the Merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 59 for additional information.

Material Cayman Islands Tax Consequences (Page 60)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement). Please see “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 60 for additional information.

Regulatory Matters (Page 56)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

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Accounting Treatment of the Merger (Page 56)

The merger is expected to be accounted for, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the Shares (Page 61)

The closing price of the ADSs on the New York Stock Exchange on July 2, 2015, the last trading date immediately prior to the Company’s announcement on July 6, 2015 that it had received a going-private proposal, was $2.2 per ADS. The merger consideration of approximately $1.31 per Share, or $2.62 per ADS, to be paid in the merger represents a premium of approximately 19.1% to that closing price.

Fees and Expenses (Page 56)

Except for the circumstances where either the Company or Parent is required to pay a termination fee or reimburse expenses as appropriate under the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses.

Remedies (Page 51)

The parties to the merger agreement may be entitled to the payment of a termination fee or reimbursement of expenses or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee or reimburse expenses (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $2.5 million, and the Company termination fee of $5.0 million, respectively, and reimbursement of certain expenses accrued in connection with the collection of the termination fee in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On March 16, 2016, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on July 29, 2016, at 10:00 a.m. (Beijing Time) at the Company’s office at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals: (a) as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger; (b) as a special resolution, to authorize each of the members of the Special Committee of the Board (the “Special Committee”) to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger; and (c) if necessary, as an ordinary resolution, to approve the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:

The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. Because the Buyer Group beneficially owns approximately 79.5% of the total issued and outstanding Shares of the Company, both quorum and an affirmative vote in favor of the transaction are assured with the Buyer Group’s vote. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the New York Stock Exchange, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $1.31 in cash for each Share (other than the Excluded Shares) you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the CICL with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Islands Companies Law).

If you own ADSs (other than ADSs which represent Excluded Shares) and the merger is completed, you will be entitled to receive $2.62 per ADS (less up to $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares before 5:00 p.m. (New York City Time) on July 25, 2016 and become a registered holder of Shares before the vote to authorize and approve the merger is taken at the extraordinary general meeting and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 57 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

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Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within five business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $1.31 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are evidenced by certificates, also referred to as American depositary receipts (the “ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $2.62 (less up to $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $2.62 (less up to $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form (“IRS”) W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business in the Cayman Islands on July 21, 2016, the Share record date for the extraordinary general meeting, we expect that there will be 197,446,940 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. As of the date of this proxy statement, the Buyer Group beneficially owns 157,000,000 Shares, representing approximately 79.5% of the total issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

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Q:	What vote of our shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, our Board recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is July 21, 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is June 30, 2016. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs before 5:00 p.m. (New York City Time) on July 18, 2016 and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than an aggregate of one-third of all shares in issue and entitled to vote on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. Your Shares and/or ADSs in the Company will be cancelled, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the New York Stock Exchange and the American depositary shares program for the ADSs will terminate.

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Q:	When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible and currently expect the merger to close in the third quarter of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the New York Stock Exchange, provided that the Company continues to meet the New York Stock Exchange’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee or reimburse the Company for its expenses, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 79.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on June 30, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instructions card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary before 12:00 p.m. (New York City Time) on July 25, 2016. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions timely received. The ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS depositary will not be voted.

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Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs before 5:00 p.m. (New York City Time) on July 18, 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on July 21, 2016, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 18, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees (up to $0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the custodian to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage or other nominee account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time before 12:00 p.m. (New York City Time) on July 25, 2016. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

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If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share record date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the Share record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS record date is the close of business in New York City on June 30, 2016. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is consummated.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of their Shares as determined under the CICL could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to their Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender and provide instructions for the registration of the corresponding Shares before 5:00 p.m. (New York City Time) on July 25, 2016, and become registered holders of Shares before the vote to authorize and approve the merger is taken at the extraordinary general meeting. (For the avoidance of doubt, any ADS holders who convert their ADSs into Shares after the Share record date will not be entitled to attend or to vote at the extraordinary general meeting, but will be entitled to exercise dissenter rights if they become registered holders of Shares before the vote is taken at the extraordinary general meeting, in accordance with the immediately preceding sentence.) After converting their ADSs and becoming registered holders of Shares, such former ADS holders must also comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

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Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:

If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs to the ADS depositary. Upon your payment of its fees, including the applicable ADS cancellation fee (up to $0.05 per ADS) and any applicable taxes, the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is before 5:00 p.m. (New York City Time) on July 25, 2016.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenter Rights” beginning on page 82 as well as “Annex C – Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•	the beneficial ownership of equity interests in Parent by Mr. Zhang, the founder and chairman of the Board;

•	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by Mr. Zhang as a result of the merger and future performance of the surviving company;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the monthly compensation of $9,000 and $12,000 of the member and the chairman of the Special Committee, respectively, in exchange for their services in such capacity (the payment of which is not contingent upon the approval or completion of the merger or alternative transaction); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 51 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	As of the record date, the Buyer Group beneficially own 157,000,000 Shares, representing approximately 79.5% of the total issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your Shares or ADSs, please contact Zoe Li at (86 755) 2641-4065, or by email at ir@nepstar.cn.

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SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The Board and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company also have periodically reviewed strategic alternatives that may be available to the Company.

In April 2015, Mr. Zhang (on an unsolicited basis) was approached by Capital Eagle Global Limited, a British Virgin Islands company (“Capital Eagle”) who desired to exit its position in the Company by selling all of its shares of the Company.

On May 18, 2015, Mr. Zhang entered into a share entrustment agreement with Mr. Xiguang Huang, the sole shareholder of New Wave Developments Limited, a British Virgin Islands company (“New Wave”), pursuant to which Mr. Xiguang Huang agreed to receive dividends and exercise voting rights at the shareholders meeting of New Wave on behalf of Mr. Zhang, but Mr. Xiguang Huang did not have any dispositive right with respect to the shares of New Wave, and was not permitted to transfer or pledge such shares without Mr. Zhang’s consent. On the same day, Capital Eagle and New Wave entered into a share purchase agreement, pursuant to which New Wave agreed to acquire an aggregate of 50,000,000 Shares from Capital Eagle for an aggregate purchase price of $66,250,000.00, or $1.325 per Share. On July 3, 2015, the acquisition was completed.

On July 6, 2015, Parent acquired all of the outstanding shares of New Wave (together with the acquisition of 50,000,000 Shares by New Wave from Capital Eagle, the “July 2015 Acquisition”). As a result of the July 2015 Acquisition, New Wave became a wholly-owned subsidiary of Parent. On the same day, Mr. Zhang and Mr. Xiguang Huang terminated the share entrustment agreement. The July 2015 Acquisition was driven by Capital Eagle’s desire to sell its shares and Mr. Zhang’s willingness to purchase such shares at a price believed to be attractive at that time and his intention to avoid the potential negative effect on the stock price of the Company caused by the massive open market sales by Capital Eagle. Mr. Zhang and Parent did not complete the July 2015 Acquisition with a purpose of producing, either directly or indirectly, the effects described in paragraph (a)(3)(ii) of Rule 13e-3, because at the time of the entry into the share purchase agreement for the July 2015 Acquisition on May 18, 2015, (i) Mr. Zhang had not determined to approach the board of the Company regarding a potential going private transaction and (ii) Mr. Zhang had not initiated any discussions with any other person, including any advisors or financing sources, regarding a potential going private transaction. In addition, in the view of Mr. Zhang and Parent, the July 2015 Acquisition did not have a reasonable likelihood of producing, either directly or indirectly, the effects described in paragraph (a)(3)(ii) of Rule 13e-3 because there were material obstacles to the completion of any potential going private transaction which were beyond Mr. Zhang's control. The most significant of these obstacles include: (i) Mr. Zhang did not control the board of directors of the Company, the approval of which is required for any merger under Cayman Islands law (Mr. Zhang had only one seat on the six-member board); and (ii) Mr. Zhang did not have either the funds or financing commitments necessary to pursue a going private transaction.

On July 6, 2015, Mr. Zhang and Parent submitted to the Board a preliminary non-binding proposal (the “Proposal Letter”) to acquire all outstanding Shares and ADSs of the Company, in both cases, that are not owned by the Buyer Group and their affiliates in a going private transaction for $1.30 in cash per Share (or $2.60 in cash per ADS). The Proposal Letter also stated that the Buyer Group intended to finance the acquisition with debt or equity capital or a combination thereof and the Buyer Group do not intend to sell their stake in the Company to a third party. Later on the same day, the Company issued a press release regarding its receipt of the Proposal Letter and furnished the press release as an exhibit to its Current Report on Form 6-K.

On July 14, 2015, Mr. Zhang, Parent and New Wave filed with the SEC a Schedule 13D announcing the submission of the Proposal Letter to the Board. According to such Schedule 13D, as of July 14, 2015, the reporting persons beneficially owned approximately 79.5% of the outstanding Shares (based on the number of Shares issued and outstanding as of March 31, 2015, as reported in the Company’s Form 20-F for the year ended December 31, 2014, filed with the SEC on April 23, 2015).

In middle July, Buyer Group started contacting banks regarding potential financing arrangement.

On July 16, 2015, the Board held a meeting at the Company’s offices in Shenzhen to discuss, among other things, the Proposal Letter. During the meeting, Shearman & Sterling, the Company’s outside U.S. legal counsel, provided the Board with an overview of the procedures, process and duties of directors under applicable law in connection with the Proposal Letter and the possibility of establishing a committee of independent directors to evaluate the proposal. Shearman & Sterling also advised that the directors of the Company consider any alternative offer or proposal to the proposed transaction made by any other party and other strategic alternatives for the Company, including maintaining the Company’s current status as a public company. After a thorough discussion, the Board determined that it was in the best interests of the Company to establish a Special Committee of independent directors, consisting of Mr. Barry Buttifant, Mr. Alistair Eric MacCallum Laband and Mr. Alan Au, with Mr. Barry Buttifant serving as chairman of the Special Committee. The Board also adopted unanimous written resolutions, pursuant to which the Special Committee was authorized to consider and negotiate the proposed transaction and any alternative transaction, including, among other things, to (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the proposed transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (ii) respond to any communications, inquiries or proposals regarding the proposed transaction or any alternative transaction; (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the proposed transaction or any alternative transaction; (iv) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate; (v) recommend to the Board and the Company whether the proposed transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate); (vi) recommend rejection or approval of the proposed transaction or any alternative transaction to the Board; (vii) effect or recommend to the Board the consummation of the proposed transaction or any alternative transaction; (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the proposed transaction or any alternative transaction; (ix) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan; (x) investigate the Company and any prospective acquirers, the proposed transaction or alternative transaction and matters related thereto as it deems appropriate; (xi) review and comment upon any and all documents and other instruments used in connection with the proposed transaction or any alternative transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities; (xii) authorize the issuance of press releases and other public statements, including filings with the SEC and other governmental and non-governmental persons and entities as the Special Committee considers appropriate regarding the proposed transaction or any alternative transaction or consideration thereof; and (xiii) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties. On July 17, 2015, the Company issued a press release regarding the formation of the Special Committee and furnished the press release as an exhibit to its Current Report on Form 6-K.

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On July 23, 2015, after considering proposals from four prospective U.S. legal advisors, the Special Committee determined to retain Shearman & Sterling as its U.S. legal advisor to assist the Special Committee in evaluating and negotiating the proposed transaction or any alternative transaction. The Special Committee’s decision was based on, among other factors, Shearman & Sterling’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of special committees in going private transactions, and its significant history of working with China-based companies.

On July 23, 2015, the Special Committee convened an organizational meeting at the offices of Shearman & Sterling in Hong Kong. During the meeting, Shearman & Sterling led the Special Committee in a discussion of its key duties, responsibilities and guidelines in the context of a going private transaction. Thereafter, the Special Committee engaged in a discussion with Shearman & Sterling regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value.

During the meeting, the Special Committee also discussed draft communications and confidentiality guidelines prepared by Shearman & Sterling for directors, officers and employees of the Company to follow in light of and in connection with the proposed transaction and any alternative transaction, including guidelines on what information can and should be provided to the Buyer Group and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided. After discussion, the Special Committee decided to provide the guidelines to management. The guidelines were subsequently delivered to the management after the meeting.

During the meeting, the Special Committee considered the proposals for acting as the financing advisor it had received from two candidate investment banks and instructed Shearman & Sterling to contact another investment bank which had also expressed interest in being considered for the role of financial advisor to the Special Committee. Later on the same day, Shearman & Sterling contacted the investment bank which expressed interest in serving as financial advisor to the Special Committee but had not submitted a proposal. Such investment bank later determined not to submit a proposal for this mandate.

On July 31, 2015, the Special Committee convened a meeting at the offices of Shearman & Sterling in Hong Kong. During the meeting, the Special Committee discussed the two candidates it had interviewed for the financial advisor role and the strengths and weaknesses of each candidate. The Special Committee carefully evaluated the credentials and qualifications of each candidate, including, among other things, their relevant experience in similar transactions, the negotiation power and skills of the team members, the strategic process management capability and execution skills, independence of each candidate in the transaction, fee proposals and the knowledge of the Company, and the Special Committee concluded after robust discussion that Houlihan Lokey excelled due to its overall competence and experiences, and its lack of existing material relationships with the Company or the Buyer Group. The Special Committee further instructed Shearman & Sterling to invite Houlihan Lokey to prepare its engagement letter for the Special Committee’s further review and consideration. The Special Committee, on behalf of the Company, subsequently entered into an engagement letter with Houlihan Lokey on July 31, 2015. At the same meeting, after considering the relevant experience and credentials of Maples and Calder, the Special Committee resolved to appoint Maples and Calder as its Cayman Islands legal advisor.

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On August 4, 2015, the Special Committee held a meeting with representatives of Shearman & Sterling, Maples and Calder and Houlihan Lokey at the offices of Shearman & Sterling in Hong Kong. The Special Committee discussed with its advisors the possibility of conducting a market check. In considering this issue, the Special Committee considered all available facts, including that (i) the Buyer Group and their affiliates owned shares in the Company representing approximately 79.5% of the outstanding voting power and the Buyer Group’s ability to veto any other transaction at a shareholders meeting, (ii) the Buyer Group’s indication that it was committed to the current proposal and not any potential proposal from a third party, (iii) no other party had expressed an interest in a transaction with the Company since the announcement of the proposed transaction, and (iv) the significant disruption to the operations of the Company that a pre-signing market check may cause. After robust discussion, the Special Committee concluded that reaching out to third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or its shareholders because it would be unlikely to produce a competing offer on terms better than Buyer Group’s offer and therefore, although the Special Committee would not pursue an active market check at that stage, it would remain open to any competing bids received. The Special Committee then resolved to seek to negotiate the best deal available with the Buyer Group.

At the same meeting, Maples and Calder and Shearman & Sterling gave the Special Committee a presentation regarding the key duties, responsibilities and guidelines of the Special Committee, including the Special Committee members’ fiduciary duties to the shareholders of the Company in the proposed transaction. The Special Committee concluded that it was in the best interests of the Company at that stage to enter into a confidentiality agreement with the Buyer Group and authorized Shearman & Sterling to negotiate such confidentiality agreements on behalf of the Company. After discussion, the Special Committee decided that all inquiries from external parties should be addressed to Houlihan Lokey who should consult the Special Committee and Shearman & Sterling in responding to these inquires. The Special Committee instructed Houlihan Lokey to start its financial due diligence on the Company.

On the same day, Shearman & Sterling sent a form of confidentiality agreement to Cleary which represents the Buyer Group. Later on the same day, Cleary advised Shearman & Sterling that the Buyer Group is not intending to conduct any due diligence on the Company at that stage. As a result, the Company and the Buyer Group did not enter into a confidentiality agreement.

On August 6, 2015, the Company issued a press release regarding the Special Committee’s appointment of advisors and furnished the press release as an exhibit to its Current Report on Form 6-K.

On August 17, 2015, Cleary sent an initial draft of the merger agreement to Shearman & Sterling.

On August 27, 2015, Shearman & Sterling had a call with Cleary to understand the Buyer Group’s financing plan in relation to the proposed transaction.

On September 1, 2015, representatives of the management of the Company and representatives of Houlihan Lokey held a telephonic meeting to discuss the due diligence process. Subsequent to the meeting, Houlihan Lokey continued to follow up regularly with the management of the Company to discuss due diligence questions and issues related to the proposed transaction, until the last discussion on February 23, 2016.

On September 7, 2015, the Special Committee held a meeting with representatives of Shearman & Sterling and Houlihan Lokey at the offices of Shearman & Sterling in Hong Kong. Each of Houlihan Lokey and Shearman & Sterling reported their discussion with the Buyer Group and its counsel on the financing plan for the proposed transaction and that the Buyer Group expected to finance the proposed transaction with a combination of the available cash of the Company and third party debt financing. Houlihan Lokey and Shearman & Sterling also noticed that the detailed financing structure and specific split between the amounts of two financing sources had not been confirmed by the Buyer Group. After discussion, the Special Committee highlighted the importance of financing certainty in the proposed transaction. Although the Company’s available cash is a possible financing source for the Buyer Group, the Special Committee determined that it would need more clarity with respect to the Buyer Group’s financing plan before it may reach any conclusion as to an acceptable financing arrangement. The Special Committee instructed Houlihan Lokey and Shearman & Sterling to follow up with the Buyer Group to better understand its financing plan.

During the meeting, Houlihan Lokey made a presentation on its preliminary financial analysis of the Company. Houlihan Lokey summarized the financial projections it had received from the Company management and answered questions from the Special Committee in relation to the underlying assumptions of, and key line items in, such projections. Houlihan Lokey also gave an overview of principal valuation methodologies it plans to use in its financial analysis of the Company. After discussion, the Special Committee instructed Houlihan Lokey to continue its financial analysis of the Company and report to the Special Committee in due course.

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During the meeting, Shearman & Sterling provided the Special Committee with an overview of the initial draft merger agreement prepared by Cleary. Shearman & Sterling summarized the key issues in the draft merger agreement, including, among other things, (i) the Buyer Group’s proposed financing arrangement under the merger agreement, (ii) qualification of the representations and warranties of the Company, where appropriate, (iii) “fiduciary out” provision other than in connection with an acquisition proposal, (iv) lack of a closing condition that the merger be approved by a majority of shareholders unaffiliated with the Buyer Group, (v) the closing condition related to the exercise of dissenters’ rights of no more than 5% of the outstanding shares, and (vi) circumstances under which the Company should pay a termination fee were not limited to a material breach by the Company or where the Company changes its recommendation to shareholders. After robust discussion, the Special Committee instructed Shearman to send the revised draft merger agreement to Cleary for further negotiation. Later that day, Shearman & Sterling delivered its initial comments to the merger agreement to Cleary.

On September 22, 2015, Shearman & Sterling received a proposed financing plan in relation to the proposed transaction from Cleary. The Special Committee discussed such plan with its advisors on October 22, 2015.

On September 30, 2015, Cleary sent the revised merger agreement to Shearman & Sterling.

On October 22, 2015, the Special Committee held a meeting with representatives of Shearman & Sterling, Houlihan Lokey, Beijing Kangda Law Firm (“Kangda”), the Company’s PRC counsel and the Company’s chief financial officer at the offices of Shearman & Sterling in Hong Kong. Shearman & Sterling reported to the Special Committee that the Buyer Group expected to finance the proposed transaction with a combination of the available cash of the Company and the funds from its own sources. The cash of the Company was available onshore and the Buyer Group proposes to remit such cash offshore through the foreign exchange quota of the Company’s onshore subsidiary. Kangda, the PRC legal counsel to the Company, shared its view on the proposed financing plan under the relevant PRC laws. At the request of the Special Committee and its advisors, the chief financial officer of the Company explained the proposed steps and regulatory approvals involved in order to remit the cash of the Company offshore, and answered the questions from the advisors and the Special Committee. After robust discussion, the Special Committee highlighted the importance of financing certainty in the proposed transaction and instructed its advisors to require the Buyer Group to provide a financing plan with more certainty for the Special Committee’s further consideration.

During the meeting, Shearman & Sterling provided the Special Committee with an overview of the revised draft merger agreement received from Cleary on September 30, 2015. Shearman & Sterling summarized the key issues in the revised draft merger agreement, including (i) the Buyer Group’s financing arrangement and the covenant that the Company shall have sufficient cash to fund part of the merger consideration, (ii) the lack of a “fiduciary out” provision other than in connection with an acquisition proposal, (iii) the lack of a closing condition that the merger be approved by a majority of all shareholders unaffiliated with the Buyer Group, (iv) the closing condition related to the exercise of dissenters’ rights of no more than 10% of the outstanding Shares, and (iv) the circumstances under which Company should pay a termination fee were not limited to a material breach by the Company or where the Company changes its recommendation to shareholders. After discussion, the Special Committee determined to discuss with its advisors the amendments of the merger agreement after an acceptable financing plan is provided by the Buyer Group.

During the meeting, Houlihan Lokey updated the Special Committee on the progress of its financial analysis of the Company. The Special Committee instructed Houlihan Lokey to continue its financial analysis and report to the Special Committee in due course. The Special Committee also discussed with its advisors the letters with respect to the proposed transaction received from certain shareholders in which the shareholders expressed their view of the evaluation of the proposed transaction. The letters from such shareholders addressed their view of the proposed transaction (generally indicating their position either for or against the proposed transaction), and certain letters included financial metrics or analyses attempting to assess the transaction offer price. Houlihan Lokey indicated that it had reviewed the financial metrics and analyses in the letters, and many of which metrics and analyses were considered and already in its financial analysis of the Company. After discussion, the Special Committee noted that it should carefully consider the shareholders’ views in evaluating the proposed transaction and discharging the Special Committee’s fiduciary duties to the shareholders of the Company in the proposed transaction.

Over the course of the next three weeks, Shearman & Sterling held several telephone calls with Cleary to convey the Special Committee’s position on the financing plan and urged the Buyer Group to deliver a financing plan with more certainty.

On November 10, 2015, Shearman & Sterling received an updated financing plan from Cleary. Between November 10, 2015 and November 13, 2015, Shearman & Sterling and Cleary exchanged emails and telephone calls to clarify the details of the updated financing plan.

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On November 19, 2015, the Special Committee held a meeting with representatives of Shearman & Sterling and Houlihan Lokey via teleconference. Shearman & Sterling reported to the Special Committee that the Buyer Group expected to finance the proposed transaction with the funds from its own sources which will be available onshore and be remitted offshore through a bank loan extended to New Wave by an onshore company controlled by the Buyer Group and not directly related to the Company. Shearman & Sterling advised the Special Committee to consider, in order to enhance the certainty of the Buyer Group’s financing plan, requiring the Buyer Group to remit the funds offshore prior to the execution of the merger agreement and provide evidence to the Special Committee to show a sufficient amount of cash to pay the purchase price have been deposited in its offshore account. Shearman & Sterling also advised the Special Committee to require a covenant and a closing condition in the merger agreement that the Buyer Group shall retain such sufficient amount of cash in its offshore account on and prior to the closing, and to strengthen certain key terms in the merger agreement in light of the certainty of the Buyer Group’s financing plan, such as the “fiduciary out” provision and the termination fee of the Buyer Group. After robust discussion with its advisors, the Special Committee highlighted the importance of financing certainty in the proposed transaction and instructed Shearman & Sterling to require the Buyer Group to provide more details of its updated financing plan, including, among other things, the time, steps and relevant possible governmental approvals involved, and to continue working on the merger agreement.

During the meeting, Houlihan Lokey reported to the Special Committee that it had continued to monitor the Company’s performance and market trends, and will update its financial analysis of the Company accordingly. The Special Committee instructed Houlihan Lokey to continue its financial analysis and report to the Special Committee in due course. Houlihan Lokey also provided the Special Committee with a summary of the shareholders’ inquiries about the proposed transaction, particularly the letters from a shareholder that provided the shareholder’s own financial analysis of the Company and considered the current offer price undervalued the Company’s shares. Houlihan Lokey explained to the Special Committee the unsubstantiated nature of the financial projections of such shareholder and pointed out certain assumptions that the shareholder utilized in its valuation analysis could lead to an overly optimistic set of valuation indications. After discussion, the Special Committee noted that it should carefully consider the shareholders’ views in evaluating the proposed transaction and discharging the Special Committee’s fiduciary duties to the shareholders of the Company in the proposed transaction.

During the ensuing days, Shearman & Sterling and Cleary, through exchange of emails and telephonic meetings, continued to discuss details of the financing plan, including timing of the relevant steps. After Shearman & Sterling discussed further details of the financing plan with the Special Committee, the Special Committee instructed Shearman & Sterling to request the Buyer Group to remit the purchase price for the proposed transaction offshore before signing of the merger agreement. Shearman & Sterling then conveyed the Special Committee’s position to Cleary.

On November 26, 2015, Shearman & Sterling delivered its comments to the merger agreement which reflect the Special Committee’s position on the financing plan to Cleary.

By the end of November 2015, the Buyer Group determined that Ping An Bank Co., Ltd. (the “Lender”) was the most likely source to provide debt financing for the proposed transaction. During the course of next two months, the Buyer Group discussed its potential financing arrangement with the Lender.

On December 29, 2015, Cleary and Shearman & Sterling had a call with respect to the status of the discussions with the financing sources and Cleary delivered an updated financing plan to Shearman & Sterling after the call. During the course of the next few days, Shearman & Sterling and Cleary, through exchange of emails and telephone calls, discussed details of the updated financing plan. Shearman & Sterling also conferred with Kangda, the Company’s PRC counsel with respect to the feasibility of such financing plan during this course. The Special Committee discussed such updated financing plan with its advisors on January 7, 2016.

On January 7, 2016, the Special Committee held a meeting with representatives of Shearman & Sterling and Houlihan Lokey at the offices of Shearman & Sterling in Hong Kong. Shearman & Sterling reported to the Special Committee that the Buyer Group expected to finance the proposed transaction with the funds from the Company’s cash and its own sources which will be available onshore and be remitted offshore through a bank loan extended to New Wave by an onshore company controlled by the Buyer Group and not directly related to the Company. The Buyer Group will also remit a sum in an amount equivalent to the parent termination fee to the offshore account by or before the execution of the merger agreement. Shearman & Sterling reported to the Special Committee that the PRC counsel to the Company advised that the updated financing plan is feasible under PRC law. The Special Committee then engaged in discussion with its advisors on the merger agreement terms in light of the certainty of the Buyer Group’s financing plan, including: (i) closing of the merger by the Buyer Group shall not be contingent upon the availability of the financing; (ii) the Buyer Group shall agree to tight covenants to make financing available before closing; and (iii) the Company may terminate the transaction if the Buyer Group fails to close despite all closing conditions having been satisfied, and demand a termination fee which amount shall be substantially higher than the company termination fee. After robust discussion with its advisors, the Special Committee concluded it is conceptually fine with the Buyer Group’s updated financing plan and highlighted the importance of strengthening the relevant deal terms in the merger agreement. At the same meeting, Houlihan Lokey updated the Special Committee the progress of its financial analysis of the Company.

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Later that day, Shearman & Sterling informed Cleary of the Special Committee’s position.

On January 8, 2016, Cleary sent the revised merger agreement to Shearman & Sterling.

During the course of the next week, Shearman & Sterling exchanged emails with the Special Committee and Houlihan Lokey regarding key issues of the revised merger agreement. After discussion, the Special Committee concluded that (i) the Company agrees for the buyer to use available company cash as part of the merger consideration, but would not commit to the amount of cash available, provided that use of the Company cash shall not affect the operation of the Company and its subsidiaries, (ii) the Special Committee should consider pushing back the closing condition related to the exercise of dissenters’ rights, and (iii) the parent termination fee shall be double the Company termination fee.

On January 15, 2016, Shearman & Sterling delivered comments to the revised merger agreement that reflected the Special Committee’s position to Cleary.

Starting from January 25, 2016, the Buyer Group engaged in negotiations with the Lender on the key terms of the debt financing and the terms of the corresponding debt commitment letter.

On January 26, 2016, Cleary informed Shearman & Sterling of an updated financing plan and sent the revised merger agreement to Shearman & Sterling. Under the new financing plan, the Buyer Group proposed to finance the proposed transaction through a bank loan which will be disbursed from an offshore branch of the Lender to the Parent and will be secured in part by a portion of the Parent’s Shares. Later that day and again on January 29, 2016, Shearman & Sterling reported the new financing plan and the revised merger agreement to the Special Committee.

On February 5, 2016, Cleary provided Shearman & Sterling with an initial draft of the debt commitment letter, and on February 22, 2016, Cleary provided Shearman & Sterling with a draft term sheet, reflecting the terms under discussion between the Buyer Group and the Lender.

During the course of the next few days, Shearman & Sterling and Cleary exchanged emails and also held a telephone call to discuss comments to the draft debt commitment letter and term sheet.

On February 29, 2016, Shearman & Sterling received the revised merger agreement and debt commitment letter from Cleary.

On March 1, 2016, the Special Committee held a meeting with representatives of Shearman & Sterling and Houlihan Lokey at the offices of Shearman & Sterling in Hong Kong. Shearman & Sterling reported to the Special Committee that it has received and reviewed the revised drafts of the debt commitment letter, the term sheet, and the merger agreement from the Buyer Group, and reviewed the major outstanding issues in the debt commitment letter, the term sheet, and the merger agreement, including (i) the Lender requires the Company to open an offshore account with the Lender, and to transfer cash equal to RMB200 million to the account prior to closing; and (ii) the Lender requires an undertaking letter be signed by a subsidiary of the listed group as a closing condition. After discussion with its advisors, the Special Committee emphasized that any potential utilization of the Company’s cash should not affect the Company’s business operation in the ordinary course, and then instructed Houlihan Lokey to evaluate the Company’s working capital needs, and instructed Shearman & Sterling to continue to negotiate with the Buyer Group for a financing arrangement with enhanced certainty. At the same meeting, Houlihan Lokey updated the Special Committee the progress of its financial analysis of the Company.

Later that day, Shearman & Sterling and Cleary had a call during which Shearman & Sterling conveyed the Special Committee’s position to Cleary.

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During the next few days, Shearman & Sterling and Cleary continued to negotiate and finalize the merger agreement and the debt commitment letter. On March 7, 2016, Shearman & Sterling delivered its comments to the revised merger agreement to Cleary.

On March 9, 2016, Cleary delivered the revised merger agreement to Shearman & Sterling.

Between March 10, 2016 and March 16, 2016, Cleary provided Shearman & Sterling with drafts of the debt commitment letter reflecting the terms agreed with the Lender. On March 16, 2016, the Lender issued a debt commitment letter to Parent, a copy of which was provided by Cleary to Shearman & Sterling on the same day.

On March 14, 2016, the Special Committee held a telephonic meeting with Houlihan Lokey and Shearman & Sterling. During the meeting, Houlihan Lokey briefed the Special Committee of the financial analysis of the Company, including the historical and projected financial performance of the Company. After robust discussion with its advisors, the Special Committee concluded that there was basis for the Special Committee to request an improvement on the current offer price by the Buyer Group.

Later that day, the Special Committee and Houlihan Lokey held a telephonic meeting with the Buyer Group. During the telephonic meeting, the Special Committee requested that the Buyer Group increase the current offer price. After some negotiation, the Special Committee and the Buyer Group agreed to raise the offer price to $1.31 per Share or $2.62 per ADS. Following the telephonic meeting, Shearman & Sterling delivered the revised merger agreement to Cleary.

On March 15, 2016, Cleary confirmed to Shearman & Sterling that it has no further comments on the merger agreement.

On March 16, 2016, the Special Committee held a meeting with representatives of Shearman & Sterling and Houlihan Lokey at the offices of Shearman & Sterling in Hong Kong. Shearman & Sterling reviewed the fiduciary duties applicable to the Special Committee in connection with the proposed transaction, the key terms in the merger agreement and the financing arrangement. Houlihan Lokey then presented its financial analyses to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and attached hereto as Annex B, to the effect that, as of March 16, 2016, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) owned by Parent, Merger Sub, or their affiliates, or by any direct or indirect wholly owned subsidiary of the Company, in the merger was fair, from a financial point of view, to such holders. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 37 for additional information regarding the financial analysis performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the Special Committee. The full text of the written opinion of Houlihan Lokey to the Special Committee, dated March 16, 2016, is attached as Annex B to this proxy statement. After considering the presentations of Shearman & Sterling and Houlihan Lokey, including Houlihan Lokey’s fairness opinion, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously determined that the merger agreement and the transaction agreements contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and recommended that the Board adopt a resolution approving the merger agreement, the transaction agreements contemplated by the merger agreement and the other contemplated transactions, including the merger, and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

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Following the meeting of the Special Committee, the Board convened a meeting with Shearman & Sterling and Houlihan Lokey. Mr. Zhang did not attend, participate in or vote upon any matters discussed during the meeting. The Special Committee provided to the Board an overview of the proposed transaction and presented its recommendation to the Board. After considering the proposed terms of the merger agreement, the other transaction agreements and the recommendation of the Special Committee, the Board (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (iii) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. See “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28 for a full description of the resolutions of the Board at this meeting.

Later in the evening on March 16, 2016, the Company, Parent and Merger Sub executed the merger agreement, and the Company then issued a press release announcing the execution of the merger agreement, and furnished the press release as an exhibit to its current report on Form 6-K.

On March 17, 2016, Mr. Zhang, Parent and New Wave filed with the SEC an amendment to their Schedule 13D in connection with the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, suppliers, lenders and vendors all have access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Our Board, acting upon the unanimous recommendation of the Special Committee, which acted with the advice and assistance of our management (other than Mr. Zhang, a member of the Buyer Group) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on March 16, 2016, the Special Committee unanimously recommended that the Board adopt resolutions that:

•

determine that it is fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declare it advisable, to enter into the merger agreement and the transaction agreements;

•	authorize and approve the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger; and

•	resolve to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the merger.

On March 16, 2016, the Board (other than Mr. Zhang, a member of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to his interests in the proposed transaction) approved and adopted the resolutions recommended by the Special Committee. A majority of the Company’s board of directors who are not employees of the Company voted in favor of the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the current and historical market prices of the ADSs, including the fact that per Share merger consideration of $1.31 and the per ADS merger consideration of $2.62 representing a premium of 19.1% over the Company’s closing price of $2.2 per ADS on July 2, 2015, the last trading day prior to July 6, 2015, the date that the Company announced it had received a “going private” proposal;

•	the Company’s ADSs traded between $1.51 and $3.30 per ADS during the 52-week period prior to July 6, 2015, the date that it announced that it had received a going-private proposal;

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•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per ADS price equal to or greater than the per ADS merger consideration of $2.62, as adjusted for present value, particularly in light of the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company;

•	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

•	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $1.31 per ordinary share or $2.62 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee’s advisors;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the Special Committee on March 16, 2016 (which was subsequently confirmed by delivery of a written opinion of Houlihan Lokey dated the same date) with respect to the fairness, from a financial point of view, of the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, in the merger pursuant to the merger agreement, as of March 16, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 37 for additional information;

•	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business and prospects, including, without limitation, the fact that the Company’s net revenues increased by approximately 9.4% from 2013 to 2014 and approximately 9.5% from 2014 to 2015, compared to a projected increase in net revenues of 8.4% from 2015 to 2016, indicating that the Company may face uncertain business conditions in China;

•	the increased costs of regulatory compliance for public companies;

•	the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the trends in the Company’s industry, including competition;

•	the recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $5.0 million termination fee;

•	the ability of the Company, under certain circumstances, to specifically enforce the terms of the merger agreement;

•	since the announcement of the proposed transaction on July 6, 2015 and prior to the entry into the merger agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company; and

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the Special Committee and the Board to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the Special Committee, which consists of three independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Houlihan Lokey as its financial advisor, and Shearman & Sterling, as its legal advisors, each reporting solely to the Special Committee;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

•	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

•	the Special Committee held physical and telephonic meetings to consider and review the terms of the merger agreement and the merger;

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•	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

•	the availability of dissenter rights to the shareholders, who comply with all of the required procedures under the CICL for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares and ADSs unaffiliated with the Buyer Group;

•	the fact that the Company’s shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger. See “The Merger Agreement and Plan of Merger – Conduct of Business Pending the Merger” beginning on page 72 for additional information;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $2.5 million in connection with the termination of the merger agreement;

•	the fact that Merger Sub is a newly formed corporation with essentially no assets, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $5.0 million, and that the Company may not be entitled to a termination fee at all if, among other things, the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 78 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 79 for additional information;

•	the merger agreement precludes the Company from actively soliciting alternative transaction proposals;

•	the fact that Mr. Zhang may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 51 for additional information;

•	the rights of Parent under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within the Company’s control take place, including, among other events, the occurrence of any material adverse effect ;

•	that while the Special Committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company shareholders approve it;

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•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the unaffiliated security holders.

The forgoing information and factors considered by the Special Committee and the Board are not intended to be exhaustive, but include the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analyses presented by Houlihan Lokey as an indication of the going concern value of the Company. These analyses included, among others, selected public companies analysis, selected M&A transactions analysis and discounted cash flow analysis. All of the material analyses as presented to the Special Committee on March 16, 2016 are summarized below under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 37. The Special Committee expressly adopted these analyses and the opinion of Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the per Share merger consideration and the per ADS merger consideration offered by the Buyer Group appropriately reflect the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the merger agreement and complete the merger. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2015 was $0.68, based on 197,446,940 issued and outstanding Shares as of December 31, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

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In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company’s unaffiliated security holders and its decision to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors – Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Zhang, have interests with respect to the merger that are, or may be, different from, or in addition to those of the unaffiliated security holders generally, as described under the section entitled “Special Factors —Interests of Certain Persons in the Merger” beginning on page 51. Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors – Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

For the foregoing reasons, each of the Company and the Board believes that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of the Company’s unaffiliated security holders.

Position of the Buyer Group as to the Fairness of the Merger

Under the rules governing going-private transactions, each of the Buyer Group members is deemed to be an affiliate of the Company, and therefore, is required to express its belief as to the fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders. Each member of the Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how to vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The members of the Buyer Group have interests in the merger that are different from, and in addition to, those of the shareholders and ADS holders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 51 for additional information.

The members of the Buyer Group believe the interests of the Company’s unaffiliated shareholders and unaffiliated ADS holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, rather than to the Company’s unaffiliated shareholders and unaffiliated ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders. Furthermore, the Buyer Group did not engage a financial advisor to perform any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders.

Based on their knowledge and analysis of available information regarding the Company and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 28, although the approval of the transaction is assured with the vote of the Buyer Group, which beneficially owns approximately 79.5% of the total issued and outstanding Shares of the Company, the members of the Buyer Group nevertheless believe the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders. In particular, the members of the Buyer Group believe that the proposed merger is both procedurally and substantively fair to the unaffiliated shareholders and unaffiliated ADS holders of the Company based on the consideration of the following factors, which are not listed in any relative order of importance:

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•	the current and historical market prices of the Company’s ADSs, including the fact that the merger consideration of $2.62 per ADS, offered to the Company’s unaffiliated shareholders and unaffiliated ADS holders represents a premium of approximately 19.1% over the closing price of $2.2 on July 2, 2015, the last trading day prior to the Company’s announcement on July 6, 2013 that it had received a going-private proposal;

•	the Company’s ADSs traded as low as $1.52 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

•	the merger consideration of $1.31 per Share, or $2.62 per ADS, is payable entirely in cash, which provides a specific amount of cash consideration for the Shares and ADSs held by, and liquidity to, unaffiliated shareholders and unaffiliated ADS holders without incurring brokerage and other costs typically associated with market sales and allows the unaffiliated shareholders and unaffiliated ADS holders not to be exposed to the risks and uncertainties relating to the prospects of the Company;

•	the fact that the Special Committee and, based upon the unanimous recommendation of the Special Committee, the Board determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company’s unaffiliated shareholders and unaffiliated ADS holders;

•	the fact that the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group or their affiliates, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

•	the fact that the members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and unaffiliated ADS holders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) the compensation of the members of the Special Committee in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	the fact that the Special Committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the fact that neither the Buyer Group nor any of its advisors participated in or sought to influence the deliberative process of, or the conclusions reach by, the Special Committee or the negotiating positions of the Special Committee.

•	the fact that the Special Committee and the Board had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•	the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of negotiations over an extended period of time among the Special Committee, the Buyer Group and their respective advisors;

•	the proposed merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the proposed merger will be consummated and the merger consideration will be paid to the unaffiliated shareholders and the unaffiliated ADS holders;

•	the fact that Parent obtained a debt financing commitment for the transaction, the limited number and nature of the conditions to the debt financing, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing;

•	notwithstanding that the opinion of Houlihan Lokey was provided for the information and assistance of the Special Committee and the members of the Buyer Group are not entitled to, and did not, rely upon such opinion, the fact that the Special Committee received from its financial advisor, Houlihan Lokey, an opinion, dated as of March 16, 2016, as to the fairness, from a financial point of view, of the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, in the merger pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

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•	the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $2.5 million;

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

•	the availability of dissenter rights to the shareholders, other than the members of the Buyer Group, who comply with all of the required procedures under the CICL for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to (i) the increased costs of regulatory compliance; and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be; and

•	that the Board was fully informed about the extent to which the interests of the Buyer Group in the merger differed from those of the Company’s other shareholders.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs.

In its consideration of the fairness of the proposed merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated shareholders and unaffiliated ADS holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

The member of the Buyer Group are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets, or (c) the purchase of the Company’s voting securities that would enable such third party to exercise control over the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders and unaffiliated ADS holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

The members of the Buyer Group believe these factors provide a reasonable basis for their belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and unaffiliated ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to approve the merger agreement. The Buyer Group do not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

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Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public financial projections. However, in connection with Houlihan Lokey’s financial analysis of the consideration to be paid in the merger, the Company’s management provided financial projections for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2020 to Houlihan Lokey, as the financial advisor to the Special Committee. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding total revenue, cost of goods sold, selling and marketing expenses, general and administrative expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. Readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company’s existing and new products and services, customer behavior and preferences, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger, including, but not limited to, any changes to the projections or the Company's operations or strategy as a result of the merger or any changes to the Company's operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisor and are not included for the purpose of influencing any shareholders to make any investment decision with respect to the merger, including whether or not to seek appraisal for his, her or its Shares.

 The following table summarizes the first set of financial projections provided by management to Houlihan Lokey on August 25, 2015.

	Fiscal Year Ending December 31,
(In thousands of USD)	2016E	2017E	2018E	2019E	2020E

Revenue	575,048	634,135	700,603	774,724	859,056
COGS	(336,464)	(372,153)	(412,737)	(458,550)	(511,381)
Gross Profit	238,584	261,982	287,867	316,174	347,674

Sales and Marketing Expenses	(207,831)	(226,412)	(247,057)	(269,557)	(294,175)
General and Administrative Expenses	(26,996)	(30,900)	(35,117)	(39,455)	(43,430)
Impairment losses	-	-	-	-	-
Operating Income	3,756	4,670	5,692	7,161	10,070

Interest Income	1,090	1,013	983	989	1,020
Interest Expense	-	-	-	-	-
Dividend Income	967	967	967	967	967
Income Before Tax	5,813	6,650	7,643	9,118	12,057

Income tax expense	(2,035)	(2,328)	(2,675)	(3,191)	(4,220)
Net Income (Loss)	3,778	4,323	4,968	5,927	7,837

Additional Information
EBIT	3,756	4,670	5,692	7,161	10,070
EBITDA	12,446	15,245	18,135	20,504	20,957
Capex	10,143	9,913	9,989	9,903	9,971

On January 12, 2016, Houlihan Lokey received the final projections from management that reflected the Company’s latest financial performance and market conditions:

	Fiscal Year Ending December 31,
(In thousands of USD)	2016E	2017E	2018E	2019E	2020E

Revenue	531,979	565,550	611,724	662,111	716,824
COGS	(311,026)	(330,173)	(356,619)	(385,412)	(416,638)
Gross Profit	220,953	235,377	255,104	276,699	300,185

Sales and Marketing Expenses	(190,140)	(201,252)	(216,643)	(232,764)	(247,668)
General and Administrative Expenses	(19,592)	(21,931)	(24,799)	(27,756)	(30,245)
Impairment losses	-	-	-	-	-
Operating Income	11,221	12,194	13,663	16,179	22,273

Interest Income	1,078	1,103	1,217	1,384	1,600
Interest Expense	-	-	-	-	-
Dividend Income	910	896	897	900	904
Income Before Tax	13,209	14,192	15,777	18,463	24,776

Income tax expense	(5,944)	(5,677)	(6,311)	(7,385)	(8,672)
Net Income (Loss)	7,265	8,515	9,466	11,078	16,105

Additional Information
EBIT	11,221	12,194	13,663	16,179	22,273
EBITDA	19,379	21,961	25,167	28,626	32,411
Capex	9,522	9,154	9,230	9,178	9,268

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In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily:

•	the demand for products and services relating to the industry will continue in line with management’s expectations;

•	China’s overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;

•	the Company’s effective tax rate is assumed to be in line with management’s expectations; and

•	the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company.

For the reasons discussed in this proxy statement, including the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee and its advisors or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 89, and “Item 3. Key Information— D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

On March 16, 2016, Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated March 16, 2016), to the effect that, as of March 16, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Houlihan Lokey’s opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares and ADSs or his, her or its representative who has been so designated in writing. The opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party or entity to proceed with or effect the merger or any terms or aspects of any voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation of such financing. Houlihan Lokey’s opinion and the summary of its opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to the Special Committee or any stockholder as to how to act or vote with respect to the merger or related matters.

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In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed an execution version of the merger agreement dated March 16, 2016;

•	reviewed a draft execution version of a commitment letter and the senior secured bank facility term sheet attached thereto from Ping An Bank Co., Ltd. to Parent;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending 2016 through 2020;

•	spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available. In addition, management of the Company have advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there have been no changes in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey understands that financial projections for the Company have been prepared by the management of the Company in RMB, the legal currency of China. Houlihan Lokey have utilized certain publicly available RMB to U.S. dollar exchange rates and Houlihan Lokey have assumed, with the consent of the Special Committee, that such exchange rates are reasonable to utilize for the purposes of its analyses. Houlihan Lokey expresses no view or opinion as to any currency or exchange rate fluctuations and have assumed, with the consent of the Special Committee, that any such fluctuations will not in any respect be material to its analyses or its opinion. Further, management of the Company have advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey are the only projections prepared by personnel of the Company (or any affiliated entity) in connection with the merger, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the merger, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the merger, and the Special Committee has received all projections and/or similar information that have been received by any other party involved in the merger. Houlihan Lokey understands that the shareholder of Parent has indicated that he has no interest in entering into any agreement, arrangement or understanding with other parties as an alternative to the merger.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs pursuant to the merger agreement will not be material to its analyses or its opinion.

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Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey has been directed by the Special Committee not to and, therefore, did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the merger), or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, or (b) advise the Special Committee, the Board or any other party with respect to alternatives to the merger.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (solely in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, to the extent expressly specified in its opinion) including, without limitation, voting agreements or any potential financing for the merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion to the effect that as of March 16, 2016, the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company in the merger was fair, from a financial point of view, to such holders, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration among or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

39

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of Houlihan Lokey’s opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Special Committee in connection with its evaluation of the proposed merger and was only one of many factors considered by the Special Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee or management with respect to the merger or the merger consideration. Houlihan Lokey was not requested to, and it did not, recommend the specific merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, payable in the merger. The type and amount of consideration payable in the merger were determined through negotiation between the Special Committee and Parent, and the decision to enter into the merger was solely that of the Special Committee and Board.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Special Committee in connection with Houlihan Lokey’s opinion rendered on March 16, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. In order to fully understand Houlihan Lokey’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise value, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities, if any) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) plus non-operating assets, as of a specified date; and

40

•	Earnings before interest, taxes, depreciation, and amortization less changes in total working capital (“EBITDA”).

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of the ADSs and the common stock of the selected retail drugstore companies listed below as of March 11, 2016, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of 2016 (NFY) EBITDA and 2017 (NFY+1) EBITDA for the Company were based on estimates provided by Company management. Estimates of 2016 (NFY) EBITDA and 2017 (NFY+1) EBITDA for the selected retail drugstore companies listed below were based on certain publicly available research analyst estimates for those retail drugstore companies.

The Company’s implied per ADS equity values were calculated as total enterprise value plus the Company’s cash and cash equivalents plus non-operating assets; in each case, divided by the number of outstanding ADSs of the Company.

Selected Companies Analysis.  Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and selected retail drugstore companies listed below. The calculated multiples included:

Enterprise value as a multiple of LTM 2015 EBITDA;

Enterprise value as a multiple of estimated 2016 EBITDA; and

Enterprise value as a multiple of estimated 2017 EBITDA.

The table below sets forth a summary of relevant information reviewed by Houlihan Lokey for conducting its selected public company analysis. Although none of the companies under the selected companies analysis is directly comparable to the Company, the selected companies are U.S. listed, Hong Kong listed and Chinese listed retail drugstore companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the Company. The foregoing criteria were consistently applied to all selected companies. The selected companies were presented in three tables — one for U.S. listed companies, one for Hong Kong listed companies, and another for China listed companies, for ease of distinguishing among the public listing jurisdictions. Information for each of the selected public companies was based on each company’s most recent publicly available financial information and closing share prices as of March 11, 2016.

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Selected Public Companies

(dollars, ADS and shares in millions, except per share or per ADS values)

		Price	Eq. Market	Enterprise	EV/Revenue						EV/EBITDA
		3/11/2016	Value[1]	Value[2]	LTM		NFY		NFY+1		LTM		NFY		NFY+1
Company	Ticker	($USD)	($USD)	($USD)
Selected U.S Listed Firms
China Jo-Jo Drugstores, Inc.	NasdaqCM:CJJD	$1.61	$28	$42	0.47	x	NA		NA		8.3	x	NA		NA
Walgreens Boots Alliance, Inc.	NasdaqGS:WBA	81.41	89,746	101,865	0.90	x	0.85	x	0.80	x	13.2	x	11.6	x	10.3	x
CVS Health Corporation	NYSE:CVS	100.36	113,608	138,571	0.90	x	0.78	x	0.71	x	11.5	x	10.5	x	9.8	x

Mean			$67,794	$80,159	0.76	x	0.81	x	0.76	x	11.0	x	11.1	x	10.1	x
Median			$89,746	$101,865	0.90	x	0.81	x	0.76	x	11.5	x	11.1	x	10.1	x
High			$113,608	$138,571	0.90	x	0.85	x	0.80	x	13.2	x	11.6	x	10.3	x
Low			$28	$42	0.47	x	0.78	x	0.71	x	8.3	x	10.5	x	9.8	x

Selected Hong Kong Listed Firms
Sinopharm Group Co.,Ltd.	SEHK:1099	$4.03	$10,413	$11,929	0.41	x	0.40	x	0.35	x	9.7	x	9.2	x	8.0	x
Universal Health International Group Holding Limited	SEHK:2211	0.13	253	73	0.12	x	0.11	x	0.09	x	0.8	x	0.7	x	0.6	x
Zhongzhi Pharmaceutical Holdings Limited	SEHK:3737	0.28	171	169	2.00	x	1.84	x	1.55	x	9.2	x	7.7	x	6.2	x

Mean			$3,612	$4,057	0.85	x	0.78	x	0.67	x	6.5	x	5.9	x	4.9	x
Median			$253	$169	0.41	x	0.40	x	0.35	x	9.2	x	7.7	x	6.2	x
High			$10,413	$11,929	2.00	x	1.84	x	1.55	x	9.7	x	9.2	x	8.0	x
Low			$171	$73	0.12	x	0.11	x	0.09	x	0.8	x	0.7	x	0.6	x

Selected China Listed Firms
* Yifeng Pharmacy Chain Co., Ltd.	SHSE:603939	$3.96	$633	$548	1.25	x	1.08	x	0.84	x	14.4	x	10.0	x	8.3	x
Beijing Tongrentang Co., Ltd	SHSE:600085	4.23	5,544	5,416	3.39	x	3.16	x	2.75	x	19.4	x	19.1	x	16.4	x
* Laobaixing Pharmacy Chain Joint Stock Company	SHSE:603883	6.32	1,688	1,556	2.33	x	2.10	x	1.76	x	28.4	x	19.9	x	16.4	x
Shanghai No.1 Pharmacy Co., Ltd.	SHSE:600833	2.13	475	447	1.95	x	NA		NA		55.2	x	NA		NA
* Yunnan Hongxiang Yixintang Pharmaceutical Co., Ltd.	SZSE:002727	5.71	1,487	1,417	1.73	x	1.30	x	1.06	x	21.4	x	14.1	x	NA

Mean			$1,965	$1,877	2.13	x	1.91	x	1.60	x	27.8	x	15.8	x	13.7	x
Median			$1,487	$1,417	1.95	x	1.70	x	1.41	x	21.4	x	16.6	x	16.4	x
High			$5,544	$5,416	3.39	x	3.16	x	2.75	x	55.2	x	19.9	x	16.4	x
Low			$475	$447	1.25	x	1.08	x	0.84	x	14.4	x	10.0	x	8.3	x

Overall
Mean			$20,368	$23,821	1.41	x	1.29	x	1.10	x	17.4	x	11.4	x	9.5	x
Median			$1,487	$1,417	1.25	x	1.08	x	0.84	x	13.2	x	10.5	x	9.0	x
High			$113,608	$138,571	3.39	x	3.16	x	2.75	x	55.2	x	19.9	x	16.4	x
Low			$28	$42	0.12	x	0.11	x	0.09	x	0.8	x	0.7	x	0.6	x

Sources: Capital IQ, Company public filings, analyst reports

No company used in this analysis for comparative purposes is identical to the Company

Notes:

* Companies with shares of their stock halted within the past year but have currently resumed trading

1. Equity Market Value refers to share price * (common ADS or shares outstanding + options and warrants per the treasury stock method)

2. Enterprise Value refers to equity market value + debt + preferred stock + derivative liabilities + minority interest – cash and short term investment
LTM refers to the most recently completed twelve month period for which financial information has been made public

NFY refers to next fiscal year; NFY+1 refers to the year after next fiscal year; NA refers to not available figure

Based on Houlihan Lokey’s professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the selected companies, including as to size, growth and profitability, Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company:

	Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM 2015 EBITDA	10.0	12.0
Estimated 2016 EBITDA	8.0	10.0
Estimated 2017 EBITDA	7.0	9.0

The selected companies analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed merger consideration of $2.62 per ADS in the merger:

Implied Per ADS Reference Range for the Company	Per ADS Merger Consideration
$2.15 – $2.47 (based on LTM 2015 EBITDA)	$2.62
$2.12 – $2.51 (based on estimated 2016 EBITDA)	$2.62
$2.10 - $2.55 (based on estimated 2017 EBITDA)	$2.62

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Selected Transactions Analysis.  Houlihan Lokey calculated multiples of enterprise value and per share equity value based on the estimated purchase prices paid in the following selected publicly-announced retail drugstore transactions. The calculated multiples comprised enterprise value as a multiple of LTM 2015 EBITDA. Although none of the transactions under the selected transactions analysis are directly comparable to this transaction, the selected transactions include transactions in which the target company is either a retail drugstore company with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the proposed merger. Transaction data was sourced from Capital IQ and Mergermarket. The foregoing criteria were consistently applied to all selected transactions.

Selected Retail Drugstore Transactions

					Implied
Announcement		Target			Equity	Enterprise	EV / LTM				LTM
Date	Target Company	Country	Bidder Company	% of stake	Value	Value	Revenue		EBITDA		EBITDA %
03/02/2016	Rexall Pharma Plus Ltd.	Canada	McKesson Canada Corporation	100.0%	$2,228.5	$2,228.5	NA		NA		NA
11/19/2015	Lanzhou Huirentang Pharmacy Chain	China	Laobaixing Pharmacy Chain	65.0%	NA	84.0	1.48	x	NA		NA
10/27/2015	Rite Aid Corporation	United States	Walgreens Boots Alliance, Inc.	100.0%	9,505.1	17,047.5	0.58	x	12.7	x	4.5%
10/19/2015	Beijing Jingwei Yuanhua Medicine Technology Co.,	China	Renhe Pharmacy Co., Ltd	60.0%	77.8	77.8	1.01	x	NA		NA
04/16/2015 *	Chongqing Tong Jun Ge Co., Ltd.	China	China Energy Conservation and Environmental	20.0%	633.7	605.7	0.78	x	26.9	x	2.9%
			Protection Group; Bangxin Asset Management Co.,
04/16/2015	Chongqing Tong Jun Ge Co., Ltd.	China	CECEP Solar Energy Technology Co., Ltd.	100.0%	NA	NA	NA		NA		NA
02/19/2015	Shokando co.,ltd.	Japan	Sogo Medical Co., Ltd.	100.0%	19.9	19.9	NA		NA		NA
12/10/2014	Shanghai For Me Yixing Pharmacy Chain-Store	China	Sinopharm Holding GuoDa Drug Store Co., Ltd.	92.0%	26.3	26.3	NA		NA		NA
11/12/2014	Apotek Hjärtat AB	Sweden	ICA Gruppen AB	100.0%	768.7	768.7	NA		NA		NA
10/22/2014	Takiya Co., Ltd.	Japan	Welcia Holdings Co., Ltd.	100.0%	29.7	29.7	NA		NA		NA
10/22/2014	Shimizu Yakuhin Co., Ltd.	Japan	Welcia Holdings Co., Ltd.	100.0%	15.3	15.3	NA		NA		NA
09/10/2014	Heron Cross Pharmacy Ltd	United Kingdom	Looking After You Ltd.	100.0%	NA	NA	NA		NA		NA
07/18/2014	Bestway National Chemists Ltd.	United Kingdom	Bestway (Holdings) Limited	100.0%	NA	1,058.3	0.82	x	NA		NA
07/14/2014	Navarro Discount Pharmacy, LLC	United States	CVS Caremark Corporation	100.0%	NA	NA	NA		NA		NA
07/03/2014	MedPro Rx, Inc.	United States	Diplomat Pharmacy, Inc.	100.0%	63.5	75.0	0.92	x	NA		NA
05/06/2014	Farmacias Ahumada S.A.	Chile	Alliance Boots Chile SPA	100.0%	635.6	747.2	0.48	x	11.4	x	4.2%
11/21/2013	HEARTY WANTS Co.,Ltd.	Japan	Tsuruha Holdings Inc.	56.0%	178.7	178.7	0.35	x	NA		NA
11/14/2013	Shimeno Yakkyoku, K.K.	Japan	Matsumotokiyoshi Holdings Co., Ltd.	100.0%	55.1	55.1	0.32	x	NA		NA
10/23/2013	Yokohama Pharmacy, K.K.	Japan	Cawachi Limited	100.0%	41.3	41.3	NA		NA		NA
09/27/2013	Total Medical Service Co., Ltd.	Japan	Pharmaholdings Co., Ltd.	100.0%	48.3	57.8	0.54	x	7.7	x	7.1%
09/09/2013	EDC Drug Stores, Inc., 76 Retail Drugstores,	United States	Walgreen Co. (nka:Walgreens Boots Alliance, Inc.)	100.0%	173.0	173.0	0.45	x	NA		NA
	Distribution Center and Pharmacy Business
08/08/2013	Mediq Polska Sp. z o.o.	Poland	Penta Holding Limited; Penta Investments Limited	100.0%	93.7	93.7	NA		NA		NA
07/15/2013	Shoppers Drug Mart Corporation	Canada	Loblaw Companies Limited	100.0%	11,818.6	13,117.5	1.21	x	11.6	x	10.4%
04/12/2013	Vårdapoteket i Norden AB	Sweden	Apotek Hjärtat AB	100.0%	94.3	94.3	0.32	x	NA		NA
04/08/2013	Medstop Group Holding AB	Sweden	Orion Holding Sverige AB	100.0%	106.6	228.9	0.64	x	15.2	x	4.2%
03/15/2013	Alfarm Co., Ltd.	Japan	Qol Co., Ltd.	100.0%	42.0	42.0	NA		NA		NA
01/09/2013	OST japan Group Inc.	Japan	Fuji Yakuhin Co., Ltd.	100.0%	16.1	16.9	0.29	x	4.4	x	6.7%
11/28/2012	Stephen L. LaFrance Pharmacy, Inc.	United States	L& R Distributors, Inc.	100.0%	NA	NA	NA		NA		NA
09/14/2012	Moris Retail Co., Ltd.	Japan	Matsumotokiyoshi Holdings Co., Ltd.	100.0%	NA	NA	NA		NA		NA
07/05/2012	Stephen L. LaFrance Pharmacy, Inc.	United States	Walgreen Co. (nka:Walgreens Boots Alliance, Inc.)	100.0%	438.0	438.0	0.53	x	NA		NA

						High	1.48	x	15.2	x	10.4%
						Low	0.29	x	4.4	x	4.2%

						Mean	0.66	x	10.5	x	6.2%
						Median	0.54	x	11.5	x	5.6%

No company used in this analysis for comparative purposes is identical to the Company

Source: Capital IQ, Mergermarket

* Transaction not included in High, Low, Mean, Median calculation

Based on reported metric for the most recent LTM period prior to the announcement of the transaction

NA refers to not available figure Implied enterprise value of target company based on the announced transaction equity price and other public information available at the time of the announcement

Based on Houlihan Lokey’s professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the target companies involved in the selected transactions, including as to size and profitability, Houlihan Lokey applied the following selected multiple range derived from the selected transactions to corresponding financial data for the Company:

	Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM 2015 EBITDA	11.0	13.0

The selected transactions analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed merger consideration of $2.62 per ADS in the merger:

Implied Per ADS Reference Range for the Company	Per ADS Merger Consideration
$2.31– $2.63 (based on LTM 2015 EBITDA)	$2.62

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Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis for the purpose of determining the equity value per share. A discounted cash flow analysis is a method of evaluating an asset using estimates of the unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Houlihan Lokey calculated the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate through fiscal 2020 based on internal estimates provided by the Company’s management. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value adjusted EBITDA multiples of 8.0x to 10.0x to the Company’s fiscal year 2020 estimated adjusted EBITDA. The range of adjusted EBITDA multiples represent an approximation of the adjusted EBITDA multiple range derived from the Selected Companies Analysis. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 12.5% to 15.0% derived based on a weighted average cost of capital calculation (a measure of the weighted average expected return on a given company’s equity and debt securities based on their relative proportions in such company’s capital structure) to calculate implied enterprise values. Houlihan Lokey estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Houlihan Lokey believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. The Company’s implied per ADS equity values were calculated as implied enterprise values plus the Company’s cash and cash equivalents plus non-operating assets, in each case, divided by the number of ADSs of the Company.

The discounted cash flow analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed merger consideration of $2.62 per ADS in the merger:

Implied Per ADS Reference Range for the Company	Per ADS Merger Consideration
$2.17– $2.71	$2.62

Other Considerations. Houlihan Lokey also provided supplemental illustrative information on implied premiums paid in selected going-private transactions involving US-listed Chinese companies. While the data includes premiums on an extensive list of transactions, the list shows a broad set of companies engaged in business activities across a wide range of industries, as well as companies with trading volume and liquidity, that may differ from the Company. In general, the implied premiums offered in the transaction are lower than the mean and median, but within the range of the premiums observed in the selected going-private transactions involving US-listed Chinese companies.

The data has not been refined or further analyzed for comparability by company industry, size, liquidity, buyer group ownership percentage, or other factors to compare to this transaction, therefore the data has not been used to produce valuation indications of the Company.

Other Matters

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the Special Committee regarding the fairness from a financial point of view of the merger consideration of $1.31 per Share, or $2.62 per ADS, as applicable, to be received by holders of the Shares and ADSs, in each case, other than holders of Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub, or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company in the merger. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to an engagement letter in connection with the transaction, a fixed fee of $250,000 was paid to Houlihan Lokey upon execution of that engagement letter, a fixed fee of $200,000 was payable to Houlihan Lokey upon delivery of its opinion on March 16, 2016, and a fixed fee of $50,000 will become payable upon close of the merger.

The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

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Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by one or more security holders of the Company, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, one or more security holders of the Company, other participants in the merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, one or more security holders of the Company, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Buyer Group’s Purpose of and Reasons for the Merger

Under the rules governing going-private transactions, the members of the Buyer Group are deemed to be engaged in a going private transaction and, therefore, required to express their reasons for the merger to the Company’s unaffiliated shareholders and ADS holders, as defined in Rule 13e-3 of the Exchange Act. The members of the Buyer Group are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than holders of the Excluded Shares) will be cashed out in exchange for $1.31 per Share and $2.62 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will allow Mr. Zhang to maintain his leadership role with the Company.

The members of the Buyer Group believe the operating environment has become more challenging due to recent operating conditions, industry trend and China’s macroeconomic growth. There is greater competition against other retail drugstore chains or independent drugstores. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the members of the Buyer Group are of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The members of the Buyer Group believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately-held entity, the Company will be relieved of many of the costs, expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. In addition, the need for the management of the Company as a public company to be responsive to unaffiliated shareholders’ concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management’s time and attention from the effective operation and improvement of the business.

The Buyer Group decided to undertake the going private transaction at this time because it wanted to take advantage of the benefits to the Company of being a privately-held company as described above and because Parent was able at this time to obtain a debt financing commitment from Ping An Bank Co., Ltd. on terms satisfactory to the Buyer Group. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

45

Effect of the Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on the New York Stock Exchange under the symbol “NPD.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program of Shares will terminate.

Under the terms of the merger agreement, if the merger is completed, at the Effective Time of the merger, each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled in exchange for the right to receive $1.31 in cash per Share without interest and net of any applicable withholding taxes, and for the avoidance of doubt, because each ADS represent two ordinary shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive $2.62 in cash per ADS without interest (less up to $0.05 per ADS cancellation fees pursuant to the terms and conditions of the Deposit Agreement. The Excluded Shares other than Dissenting Shares will be cancelled and cease to exist at the Effective Time, and no consideration or distribution shall be delivered with respect thereto. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Schedule 2 to the plan of merger, which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time except that references in the memorandum and articles of association to the name of the Merger Sub will be changed to references to “China Nepstar Chain Drugstore Ltd.” and references therein to the authorized share capital of the surviving company will be amended as necessary to correctly describe the authorized share capital of the surviving company as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the Effective Time (identified below in “Annex D—Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the Effective Time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the unaffiliated security holders include, without limitation, the following:

•	the fact that per Share merger consideration of $1.31 and the per ADS merger consideration of $2.62 represent a premium of 19.1% to the closing price of the Company’s ADSs on July 2, 2015, the last trading day prior to July 6, 2015, the date that the Company announced it had received a “going-private” proposal;

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, and the risks related to the Company’s substantial leverage, following the merger.

46

The primary detriments of the merger to the unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, for a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s aggregate adjusted tax basis in such Shares or ADSs.

The primary benefits of the merger to the Company’s directors and executive officers (other than Mr. Zhang) include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company provided under the merger agreement;

•	the monthly compensation of $9,000 of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of $12,000) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger); and

•	the expected continuation of service of certain executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than Mr. Zhang) include, without limitation, the following:

•	certain directors and officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2015, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $1.3 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.

47

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks facing the Company will be borne by the Buyer Group;

•	an investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent beneficially owns 79.5% of the issued and outstanding share capital in the Company. Immediately after the closing of the merger, Parent will own 100% of the issued and outstanding share capital of the Company and will have a corresponding interest in the Company’s net book value and net earnings. Mr. Zhang, the sole shareholder of Parent, will have a corresponding indirect interest in the Company’s net book value and net earnings. The Company’s net income attributable to shareholders for the fiscal year ended December 31, 2015 was approximately $6.1 million and the Company’s net book value as of December 31, 2015 was approximately $134.5 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for Mr. Zhang before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2015.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000	%	$’000	%	$’000	%	$’000	%
Simin Zhang	106,940	79.5	4,888	79.5	134,516	100	6,148	100

Plans for the Company after the Merger

After the Effective Time, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. As of the date of this proxy statement, there are no plans to repay the debt incurred to finance the merger, other than in accordance with the terms of the debt commitment letter. Please see “Special Factors – Financing – Debt Financing” beginning on page 50 for additional information.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.

Subsequent to the completion of the merger and the termination of registration of the ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and the NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

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Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on July 16, 2015, in response to the receipt of the going-private proposal letter from the Buyer Group on July 6, 2015. In light of (i) the Buyer Group’s express intention not to sell Shares owned by the Buyer Group to any third party and its beneficial ownership of approximately 79.5% of the outstanding Shares of the Company, representing approximately 79.5% of the total number of votes represented by the Company’s outstanding Shares (as of the date of this proxy statement), and (ii) since the Company’s receipt of the proposal letter from the Buyer Group on July 6, 2015, none of the Company, the members of the Special Committee or its representatives has received any offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the increased costs of regulatory compliance for public companies, the challenges to the Company's efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company's ability to compete in the market. The Special Committee has concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the New York Stock Exchange, provided that the Company continues to meet the New York Stock Exchange’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $2.5 million, or Parent may be required to pay the Company a termination fee of $5.0 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 79.

If the merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of the merger consideration to the Company’s shareholders and ADS holders other than members of the Buyer Group pursuant to the merger agreement, is anticipated to be approximately $53 million, assuming no exercise of dissenter rights by any shareholders of the Company. This amount is expected to be funded through a debt financing described as below. None of the members of the Buyer Group has entered into any alternative financing arrangements or alternative financing plans.

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Debt Financing

Parent has entered into a Debt Commitment Letter, pursuant to which, the Lender will provide a senior secured term loan facility in an aggregate principal amount of up to RMB360 million (or equivalent in US Dollar) (the “Facility”), subject to the terms and conditions set forth therein (but on a “certain funds” basis), for the purpose of financing the consideration for the merger and fees and expenses incurred in connection with the merger.

The Lender may terminate the debt commitments upon the earlier of: (i) August 5, 2016 (or such later date as the Lender agrees in its sole discretion), if and only if the closing date of the merger does not occur on or prior to such date; and (ii) the date on which Parent notifies the Lender that Parent has withdrawn its offer for the Company or that Parent has otherwise unequivocally abandoned or terminated the merger.

The key terms of the Facility are set forth below.

Term. Twelve months from the initial utilisation date.

Repayment. The loan under the Facility is expected to be repaid in one lump sum on the maturity date.

Interest Rate. The Facility is expected to bear interest at a rate equal to the London interbank offered rate (“LIBOR”) plus a margin of 4.00% per annum. The interest period is three months.

Conditions Precedent. The availability of the Facility is subject to, among other things, (i) execution of the Facility and other finance documents including, among other things, keep-well letters entered into by each of Mr. Simin Zhang and Shenzhen Neptunus Group Co., Ltd (“Neptunus Group”) with the Lender, undertaking letters entered into by each of Simin Zhang and Neptunus Group with the Lender, certain transaction security documents and a fee letter; (ii) compliance by Parent in all material respects with the terms of the Debt Commitment Letter, (iii) all conditions to completion of the merger under the merger agreement having been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the Lender or where such waiver is granted with the consent of the Lender) (other than payment of the merger consideration and such other conditions which are by their nature only capable of being satisfied on the closing date of the merger and are contemplated under the merger agreement as being due to be satisfied on the closing date of the merger), and no condition to completion of the merger having been waived or amended in a manner which would reasonably be expected to be materially adverse to the interests of the Lender except with the consent of the Lender, and (iv) certain other customary conditions set forth in the Debt Commitment Letter and the Facility.

Security. The obligations of the borrower under the Facility will be secured, among other things and subject to agreed-upon exceptions, as follows:

(i) to be provided and take effect prior to the initial utilisation date: (a) charge over 17,000,000 ordinary shares of the Company granted by Parent; and (b) charge over all the shares of the Merger Sub;

(ii) to be provided as soon as reasonably practicable and in any event within an agreed timeframe after the closing date of the merger: charge over 14,548 ordinary shares of the Company granted by Parent; and

(iii) to be provided as soon as reasonably practicable and in any event within 10 days (for signing) and 60 days (for perfection) after the closing date of the merger: (a) pledge over all shares of Shenzhen Neptunus Medicine Electronic Techonology Co., Ltd. held by the Company; and (b) pledge over all shares of Shenzhen Neptunus Commercial Development Co., Ltd. held by the Company.

Prepayment. Subject to a minimum amount and multiples to be agreed, and subject to satisfactory evidence that sufficient funds are available to otherwise complete the merger, Parent may, on not less than five business days’ prior notice, cancel the whole or any part of the unutilised amount for the Facility.

Furthermore, Parent is required to make mandatory prepayments of the Facility upon the occurrence of certain events as set forth in the Debt Commitment Letter, including the following:

•	any illegality event affecting the Lender;

•	a change of control event; and

•	certain permitted transactions and events (including the receipt of disposal proceeds and insurance proceeds and flotation proceeds).

In addition, Parent shall (a) procure that the Company shall make dividends, distributions or payment under the loans (in an amount of no less than 200 million RMB or equivalent US dollar) to the Parent within four months after the initial utilisation date, and (b) apply 100% of proceeds of such proceeds in prepayment of the Facility within such four-month period.

Other Major Terms. The Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens and dividends and other distributions. The Facility will also include customary events of default, including non-payment and insolvency.

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Upon the funding of the Facility, Merger Sub has also agreed to pay upfront fees to the Lender in relation to the Facility.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or reimbursement of expenses or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee or reimburse expenses (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $5.0 million, and the Company termination fee of $2.5 million, respectively, and reimbursement of certain expenses accrued in connection with the collection of the termination fee in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As the result of the merger, Parent will own 100% of the equity interest in the surviving company and Mr. Zhang will own 100% of the equity interest in Parent immediately following the completion of the merger.

Because of Parent’s equity interest in the surviving company, the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Shares Held by Officers and Directors

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 87), as a group and excluding the Buyer Group, beneficially own an aggregate of 25,000 ADSs.

The table below sets forth for each of our directors and officers:

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•	the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement;

•	the maximum amount of cash payment to be received by such person, calculated by multiplying (i) the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement by (ii) $1.31 per Share;

	Shares	Maximum Cash Consideration Upon Completion of the Merger
Directors and Executive Officers:
Simin Zhang(1)	157,000,000	—
Yingnan (Rebecca) Zhang	—	—
Barry J. Buttifant	—	—
Alistair Eric MacCallum Laband	*	*
Henry Lu	—	—
Alan Au	—	—
Zixin Shao	—	—

*	Beneficially own less than 1.0% of our outstanding ordinary shares as of the date of this proxy statement.

(1)	Shares beneficially owned by Mr. Zhang will be cancelled at the Effective Time.

After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Mr. Zhang being a member of the Buyer Group) may receive in respect of their Shares is approximately $65,500.

Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	From and after the Effective Time, the surviving company and its subsidiaries will comply with all of their obligations under the memorandum and articles of association of the Company or its subsidiaries or any written indemnification agreement to indemnify and hold harmless the individuals who were directors or officers thereof at or before the Effective Time against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such individuals as directors or officers, subject to limitations imposed by law.

•	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company, unless such modification is required by law.

•	Prior to the Effective Time, the Company may obtain, or the surviving company will maintain for a period of six (6) years after the Effective Time, the Company’s and its Subsidiaries’ existing policies of directors’ and officers’ liability insurance for the benefit of those persons who are covered by such policies at the Effective Time, or the surviving company may substitute therefor policies of substantially equivalent coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not less favorable to those persons, provided, the surviving company shall not be required to expend more than an amount per year equal to 300% of the annual premium of the existing policies.

The Special Committee

On July 16, 2015, the Board established a Special Committee to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Mr. Barry J. Buttifant, Mr. Alistair Eric MacCallum Laband and Mr. Alan Au. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the approval or completion of the merger or alternative transaction), and (iii) the director’s indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

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The Company has compensated the members of the Special Committee in exchange for their service in such capacity a monthly amount of $9,000 per member (or, in the case of the chairman of the Special Committee, a monthly amount of $12,000), the payment of which is not contingent upon the approval or completion of the merger or alternative transaction.

Position with the Surviving Company

After completion of the merger, Mr. Zhang expects to continue to serve as chairman of the board of directors of the surviving company. It is anticipated that the executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Transactions with Companies in Which a Major Shareholder Had Equity Interests

Mr. Zhang, the sole beneficial owner of Parent, which is the Company’s controlling shareholder, is the chairman of the board of directors and the controlling person of Neptunus Group. In 2013, 2014 and 2015, the Company purchased merchandise from Neptunus Group and its affiliates totaling RMB138.8 million, RMB57.4 million and RMB64.1 million ($9.9 million), respectively, and sold merchandise to Neptunus Group and its affiliates totaling RMB2.5 million, RMB2.6 million and RMB2.2 million ($0.3 million), respectively. The payment terms offered by Neptunus Group for the purchase of merchandise ranged from 15 to 90 days. As of December 31, 2014 and 2015, the amounts due to Neptunus Group and its affiliates in connection with the Company’s purchase of merchandise totaled RMB25.6 million and RMB23.6 million ($3.6 million), respectively.

As of December 31, 2014 and 2015, the amounts due from Neptunus Group and its affiliates totaled RMB3.4 million and RMB4.9 million ($0.8 million), respectively, related to the sale of merchandise. As of December 31, 2014 and 2015, amounts related to value added tax for the foregoing sales of merchandise due from Neptunus Group and its affiliates were RMB387,000 and RMB563,000 ($86,912), respectively.

The Company rent certain properties from Neptunus Group under two operating lease arrangements that were entered in January 2015 and April 2015, respectively, which will expire in November 2019 and April 2020, respectively. In 2014 and 2015, the Company’s lease of property from Neptunus Group amounted to RMB1.1 million and RMB5.2 million ($0.8 million), respectively.

Transactions Related to the Company’s Regional PRC Companies

The Company, through its PRC operating subsidiary, Shenzhen Nepstar Pharmaceutical Co., Ltd. (“Nepstar Pharmaceutical”), have entered into a series of contractual arrangements with Shenzhen Nepstar Information and Technology Service Co., Ltd. (“Nepstar IT Service”), Shenzhen Nepstar Management Consulting Co., Ltd. (“Nepstar Management Consulting”), their respective shareholders, the PRC-incorporated companies in their respective regions operate drugstores under the trade name “Nepstar” and whose operating results are consolidated with the Company’s operating results (the “regional Nepstar companies”), including contracts relating to the provision of services and certain shareholder rights and corporate governance matters. Nepstar Pharmaceutical owns a 49.0% equity interest in each of the regional Nepstar companies, and Nepstar IT Service and Nepstar Management Consulting collectively own the remaining 51.0% equity interest in each of the regional Nepstar companies. Each of these contractual arrangements may only be amended with the approval of our audit committee or another independent body of our Board.

The following is a summary of the material provisions of these arrangements.

Loan Agreements

Under applicable PRC law, a company that is not a licensed financial institution is not permitted to extend loans directly to another company in China. As a result, a financial institution, such as a commercial bank, is typically involved in loan arrangements between companies that are not financial institutions by acting as an intermediary, whereby the financial institution receives the funds from the lending company and disburses the funds to the borrowing company. These types of loan arrangements are commonly referred to in China as “entrustment loans.” Through an intermediary bank, Nepstar Pharmaceutical provided interest-free entrustment loans to Nepstar IT Service and Nepstar Management Consulting in accordance with loan agreements dated June 13, 2007 in the aggregate principal amounts of RMB10.0 million and RMB26.0 million, respectively. In 2010, Nepstar Pharmaceutical renewed the interest-free entrustment loans to Nepstar IT Service and Nepstar Management Consulting in accordance with loan agreements dated June 25, 2010 in the aggregate principal amounts of RMB8.0 million and RMB22.8 million, respectively, and loan agreements dated December 1, 2010 in the aggregate principal amounts of RMB5.9 million and RMB6.3 million, respectively. In 2012, Nepstar Pharmaceutical renewed the interest-free entrustment loans to Nepstar IT Service and Nepstar Management Consulting in accordance with the loan agreements dated June 28, 2012 in the aggregate principal amounts of RMB14.1 million and RMB29.3 million, respectively, which were renewed again on August 28, 2013, September 3, 2014  and October 30, 2015, respectively. As consideration for the loans, Nepstar IT Service, Nepstar Management Consulting and their respective shareholders entered into a series of contractual arrangements that allow us to retain, through Nepstar Pharmaceutical, substantially all the economic risks and rewards of the regional Nepstar companies, as well as provide us with effective unilateral control over Nepstar IT Service, Nepstar Management Consulting, the regional Nepstar companies.

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Logistics Service and Information Technology Support Agreements

Under the logistics service and information technology support agreements dated May 28, 2007 between Nepstar Pharmaceutical and each of the regional Nepstar companies and the logistics service and information technology support agreement dated August 18, 2009 between Nepstar Pharmaceutical and Fuzhou Nepstar Chain Co., Ltd. (“Fuzhou Nepstar”), and the logistics service and information technology support agreement dated May 28, 2010 between Nepstar Pharmaceutical and Shenzhen Nepstar E-Commerce Co., Ltd (“Nepstar E-Commerce”), Nepstar Pharmaceutical will provide logistics services, information technology support and consulting services in exchange for an annual service fee calculated based on the respective Nepstar company’s gross profit for the corresponding year. The term of each logistics service and information technology support agreement is ten years from the effective date thereof, renewable by agreement between the parties. The logistics service and information technology support agreements will be automatically renewed for additional one-year terms on an annual basis unless Nepstar Pharmaceutical gives prior written notice regarding its decision not to renew the agreements.

Trade Name License Agreements

Under the trade name license agreements dated May 28, 2007 between Nepstar Pharmaceutical and each of the regional Nepstar companies and the trade name license agreement dated August 18, 2009 between Nepstar Pharmaceutical and Fuzhou Nepstar, and the trade name license agreement dated May 28, 2010 between Nepstar Pharmaceutical and Nepstar E-Commerce, Nepstar Pharmaceutical has granted a non-exclusive license to use its trade names and brand names in exchange for an annual license fee calculated based on the respective Nepstar company’s gross profit for the corresponding year. The term of each trade name license agreement is ten years from the date thereof, renewable by agreement between the parties. The trade name license agreements will be automatically renewed for additional one-year terms on an annual basis unless Nepstar Pharmaceutical gives prior written notice regarding its decision not to renew the agreements.

Supply Agreements

Under the supply agreements dated May 28, 2007 between Nepstar Pharmaceutical and each of the regional Nepstar companies and the supply agreement dated August 18, 2009 between Nepstar Pharmaceutical and Fuzhou Nepstar, and the supply agreement dated May 28, 2010 between Nepstar Pharmaceutical and Nepstar E-Commerce, Nepstar Pharmaceutical is the exclusive supplier of all products sold by each of the respective Nepstar companies and the businesses they operate. The purchase price to be paid by the respective Nepstar company will be determined by Nepstar Pharmaceutical monthly based on the prevailing market conditions. In each month, Nepstar Pharmaceutical will notify the respective Nepstar company of the applicable purchase price for the following month. Nepstar Pharmaceutical also has the right to adjust the purchase price for any current month in its sole discretion. As a result, Nepstar Pharmaceutical has effective control over the price the respective Nepstar company pays for its merchandise. The term of each supply agreement is ten years from the effective date thereof, renewable by agreement between the parties. The supply agreements will be automatically renewed for additional one-year terms on an annual basis unless Nepstar Pharmaceutical gives prior written notice regarding its decision not to renew the agreements.

Shareholders Agreements

Under the shareholders agreements dated April 28, 2007 among Nepstar Pharmaceutical, Nepstar IT Service and Nepstar Management Consulting with respect to each of the regional Nepstar companies:

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•	Neither Nepstar IT Service nor Nepstar Management Consulting is allowed to transfer its equity interests in the regional Nepstar companies to a third party, nor is it allowed to pledge, dispose of or create any encumbrance on such equity interest, without the prior written consent of Nepstar Pharmaceutical;

•	Each of Nepstar IT Service and Nepstar Management Consulting agrees to delegate all the rights to exercise their voting power as shareholders of the regional Nepstar companies to persons designated by Nepstar Pharmaceutical. In addition, each of Nepstar IT Service and Nepstar Management Consulting agrees to delegate the voting rights of the directors representing it on the board of directors of the regional Nepstar companies to the directors representing Nepstar Pharmaceutical, to the extent permitted by applicable PRC laws, rules and regulations. The same provision is also contained in the equity pledge agreements described below;

•	Unanimous approval of the shareholders must be obtained before a regional Nepstar company may distribute dividends and with such approval, dividends may be distributed in accordance with the shareholders’ respective equity interests or as otherwise agreed to by the shareholders;

•	Nepstar Pharmaceutical, in its sole discretion, has an exclusive option to require each of Nepstar IT Service and Nepstar Management Consulting to sell to Nepstar Pharmaceutical or its designated persons all or part of their equity interests in the regional Nepstar companies, when and to the extent permitted by PRC law, at a price equal to the respective purchase price initially paid by Nepstar IT Service and Nepstar Management Consulting, subject to any requirements under applicable PRC laws, rules and regulations. The same provision is also contained in the equity pledge agreements described below; and

•	Nepstar Pharmaceutical, in its sole discretion, has an exclusive option to require the respective shareholders of Nepstar IT Service and Nepstar Management Consulting to sell to Nepstar Pharmaceutical or its designated persons all or part of the equity interests in Nepstar IT Service and Nepstar Management Consulting owned by such shareholders, when and to the extent permitted by PRC law, at a price equal to the registered capital of Nepstar IT Service and Nepstar Management Consulting, respectively, as represented by the purchased equity interest, subject to any requirements under applicable PRC laws, rules and regulations. The same provision is also contained in the equity pledge agreements described below.

Equity Pledge Agreements

Under the equity pledge agreement dated June 22, 2007 among Nepstar Pharmaceutical, Liping Zhou and Feng Tu, each of Liping Zhou and Feng Tu has pledged his or her respective equity interest in Nepstar IT Service and Nepstar Management Consulting to Nepstar Pharmaceutical to secure: (i) the obligations of Nepstar IT Service and Nepstar Management Consulting under the loan agreements, and (ii) the obligations of each regional Nepstar company under the logistics service and information technology support agreements, the trade name license agreements and the supply agreements described above. In addition, neither Liping Zhou nor Feng Tu will transfer, sell, pledge, dispose of or create any encumbrance on their respect equity interest in Nepstar IT Service and Nepstar Management Consulting.

Under the equity pledge agreement dated June 22, 2007 among Nepstar Pharmaceutical, Nepstar IT Service and Nepstar Management Consulting, each of Nepstar IT Service and Nepstar Management Consulting has pledged its respective equity interest in each of the regional Nepstar companies to Nepstar Pharmaceutical to secure: (i) the obligations of Nepstar IT Service and Nepstar Management Consulting under the loan agreements; and (ii) the obligations of each regional Nepstar company under the logistics service and information technology support agreements, the trade name license agreements and the supply agreements described above. In addition, neither Nepstar IT Service nor Nepstar Management Consulting may transfer, sell, pledge, dispose of or create any encumbrance on their equity interests in the regional Nepstar companies, or engage in any business or operations other than holding equity interests in the regional Nepstar companies. All amounts received by Nepstar IT Service and Nepstar Management Consulting from the regional Nepstar companies, including dividends and other distributions on equity interests, shall be deemed as security for the loans and be deposited in a designated bank account, payable to Nepstar Pharmaceutical upon its request in respect of the outstanding loans. Without prior consent of Nepstar Pharmaceutical, these amounts may not be distributed.

Under the two supplemental agreements dated August 18, 2009 and May 28, 2010, respectively, we amended the equity pledge agreement dated June 22, 2007 among Nepstar Pharmaceutical, Liping Zhou and Feng Tu to include Fuzhou Nepstar and Nepstar E-Commerce, respectively, in the appendix of regional Nepstar companies, in order to secure in accordance with the terms of the equity pledge agreement dated June 22, 2007: (i) the obligations of Nepstar IT Service and Nepstar Management Consulting under the loan agreements; and (ii) the obligations of Fuzhou Nepstar and Nepstar E-Commerce, respectively, under the logistics service and information technology support agreements, the trade name license agreements and the supply agreements described above.

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All the above equity pledge agreements have been registered with the relevant government authorities to render the security interests under such agreements effective. The equity pledge agreements will expire after the regional Nepstar companies, Nepstar IT Service, Nepstar Management Consulting and their respective shareholders, as the case may be, have fully performed their respective obligations under the logistics service and information technology support agreements, the trade name license agreements, the supply agreements and the loan agreements described above.

Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount

Legal fees and expenses	$1,152,000

Financial advisory fees and expenses	$500,000

Special Committee fees	$390,000

Miscellaneous (including printing, filing fees, and mailing costs)	$50,623

Total	$2,092,623

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub upon the issuance of the certificate of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

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Dissenter Rights

Please see “Dissenter Rights” beginning on page 82.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in U.S. federal income tax consequences different from those described below. This discussion is not binding on the IRS and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any alternative minimum, state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that actually or constructively own 10% or more of our voting stock or (viii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at all relevant times.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under the section entitled “Dissenter Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

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Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes and generally will be treated as “passive” income or loss for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. However, in the event that we are deemed to be a PRC “resident enterprise” under PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”) or a U.S. Holder is subject to PRC income tax pursuant to Circular 698 or Bulletin 7 (as described below under “—Material PRC Income Tax Consequences”), such U.S. Holder may be eligible to elect to treat such gain as PRC- source gain under the income tax treaty between the United States and the PRC (the “Treaty”). If we are not eligible for the benefits of the Treaty or the U.S. Holder fails to make the election to treat any gain as PRC source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the quarterly average valuation of our assets, including goodwill for the taxable year ended on December, 31, 2015, we believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2015, and we do not expect to be a PFIC in the current taxable year, although there can be no certainty in this regard due to the complex nature of the applicable rules. However, our PFIC status is tested each year and is dependent on the composition of our assets and income and the value of our assets from time to time. Because we currently hold, and expect to continue to hold, certain amount of cash and other passive assets, and because the value of our assets is to be determined in large part by reference to the market price of our ADSs and Shares, which is likely to fluctuate over time, there can be no assurance that we will not be a PFIC for 2016. In addition, although the law in this regard is unclear, we treat the regional Nepstar companies as being owned by us for U.S. federal income tax purposes, not only because we retain control over their management decisions but also because we retain the economic risks and rewards of these entities. If it were determined, however, that we are not the owner of the regional Nepstar companies for U.S. federal income tax purposes, we would be more likely to be treated as a PFIC for the current taxable year and prior taxable years.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election, any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayments of taxes would be imposed on the resulting tax allocated to any tax year prior to the first taxable year in which we were a PFIC.

If we were a PFIC in any year in which a U.S. Holder held Shares and certain conditions relating to the regular trading of the Shares were satisfied, a U.S. Holder of Shares may have been able to make a so-called “mark-to-market” election with respect to its Shares. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Since a mark-to-market election, as a technical matter, cannot be made for any of our subsidiaries that may have been PFICs, a U.S. Holder would continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

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We did not, and do not, intend to provide the information that U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such, the qualified electing fund election has not been, and will not be, available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file an IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on an IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders that are required to submit such information to the IRS and fail to do so are subject to penalties. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets such as the Shares. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus are generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law (the “Implementation Regulation”), effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and the Implementation Regulation, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise if such gain is regarded as income derived from sources within the PRC. The term “non-resident enterprise” means an enterprise established under the laws of a jurisdiction other than the PRC, the actual administrative organization of which is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but the applicable income of which is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes of a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under an applicable income tax treaty with China.

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As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers properties of an establishment or a place of business in China, real estate properties in China or equity investments in a PRC tax resident enterprise (collectively, “PRC Taxable Properties”), by disposition of the equity interests in an overseas non-resident enterprise without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties, and gains derived from the transfer may be subject to PRC withholding tax of up to 10%. The transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes. Bulletin 7 listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the overseas non-resident holding enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the overseas non-resident holding (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the overseas non-resident holding enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the tax payable incurred in other jurisdictions other than in the PRC on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential PRC tax on the direct transfer of those assets.

Nevertheless, indirect transfers falling into the scope of the safe harbor under Bulletin 7 may not be subject to PRC tax. The safe harbor includes qualified group restructurings, exemptions under tax treaties, and public market trades, which refers to trading of an equity interest in which the equity interest to be transferred and the transfer price thereof are determined pursuant to standard trading rules of a public securities market and not by the purchaser and the seller by mutual agreement prior to such transactions. Circular 698 or Bulletin 7 may be determined by the tax authorities to be applicable to the merger, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s shareholders who are non-PRC resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief). Parent is entitled under the merger agreement to withhold any tax arising in relation to filings required by Circular 698 or Bulletin 7. However, neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the merger.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement).

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MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for the ADSs on the New York Stock Exchange under the symbol “NPD” for the periods indicated:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2014
First quarter	3.49	1.84
Second quarter	2.74	2.15
Third quarter	2.50	1.95
Fourth quarter	2.12	1.31
2015
First quarter	1.95	1.40
Second quarter	3.30	1.66
Third quarter	2.40	1.75
Fourth quarter	2.58	2.09
2016
First quarter	2.51	2.08
Second quarter (through June 21, 2016)	2.54	2.36

On July 2, 2015, the last trading day immediately prior to the Company’s announcement on July 6, 2015 that it had received a going-private proposal, the reported closing price of the ADSs on the New York Stock Exchange was $2.2 per ADS. The merger consideration of $1.31 per Share, or $2.62 per ADS, represents a premium of 19.1% over the closing price of $2.2 per ADS on July 2, 2015, the last trading day prior to the Company’s announcement on July 6, 2015 that it had received a going-private proposal. On June 21, 2016, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were $2.44 and $2.40, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Board has complete discretion on whether to pay dividends. On January 18, 2011, the Board declared a special cash dividend of $0.30 per ADS. The special dividend was paid on or around February 28, 2011 to shareholders of record as of the close of business on January 31, 2011. On April 27, 2012, the Board declared a special cash dividend of $0.60 per ADS. The special dividend was paid on or around May 24, 2012 to shareholders of record as of the close of business on May 7, 2012. On November 26, 2013, the Board declared a cash dividend of $0.32 per ADS. The dividend was paid on or around January 24, 2014 to shareholders of record as of the close of business on December 20, 2013. The Company did not make any other dividend payment or declare cash dividend in 2014 or 2015 through the date of this proxy statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its ordinary shares (other than any plan to pay dividends in connection with the repayment of the Facility) in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.

Under the terms of the merger agreement, the company is not permitted to pay any dividends pending consummation of the merger.

In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. The Company’s ability to pay dividends depends substantially on the payment of dividends by its consolidated PRC entities. In particular, each of its consolidated PRC entities may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association, and the accounting standards and regulations in China. Moreover, pursuant to applicable PRC laws, rules and regulations, 10% of after-tax profits of each of our consolidated PRC entities are required to be set aside in a statutory surplus reserve fund annually until the reserve balance reaches 50% of such PRC entity’s registered capital. As of December 31, 2014, the accumulated balance of our statutory reserve funds totaled RMB98.9 million ($15.9 million). Our restricted reserves are not distributable as cash dividends. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances, or cash dividends. Furthermore, if any of our subsidiaries and controlled affiliates incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

If the Company pays any dividends, the Company will pay the ADS holders to the same extent as holders of the Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on July 29, 2016, at 10:00 a.m. (Beijing Time) at the Company’s office at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of March 16, 2016 (the “merger agreement”), among the Company, Parent and Merger Sub (such merger agreement being in the form attached to this proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, be authorized, and approved;

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger (the “Effective Time”), each of the Company’s ordinary shares, par value $0.0001 per share (each a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing two Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) beneficially owned by Parent, Merger Sub or their affiliates, or held by any direct or indirect wholly owned subsidiary of the Company, and (b) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “Dissenting Shares”) (Shares described under (a) and (b) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $1.31 in cash per Share without interest and net of any applicable withholding taxes. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $2.62 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees pursuant to the terms and conditions of the deposit agreement, dated as of November 15, 2007, by and among the Company, JPMorgan Chase Bank, N.A. (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. At the effective time of the merger, each Excluded Share other than Dissenting Shares will be cancelled and cease to exist at the Effective Time, and no consideration or distribution shall be delivered with respect thereto. Each ordinary share, par value $1.00 per share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the surviving company.

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Our Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•

determined that it is fair (both substantively and procedurally) to and in the best interests of the Company’s unaffiliated security holders, and declares it advisable, to enter into the merger agreement and the transaction agreements;

•	authorized and approved the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the merger.

Quorum

The presence, in person or by proxy, of shareholders holding in aggregate not less than one-third of all shares in issue and entitled to vote on the Share record date will constitute a quorum for the extraordinary general meeting.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on July 21, 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on June 30, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions before 12:00 p.m. (New York City Time) on July 25, 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs before 5:00 p.m. (New York City Time) on July 18, 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than July 21, 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 197,446,940 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is July 27, 2016 at 10:00 a.m. (Beijing Time). Please see “Shareholders and ADS Holders Entitled to Vote; Voting Materials” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on The New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend and to vote directly at the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

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Vote Required

We cannot complete the merger unless the merger agreement, plan of merger, and the transactions contemplated by the merger agreement are authorized and approved by a special resolution (as defined in the CICL) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting in accordance with Section 233(6) of the CICL. As of the date of this proxy statement, the Buyer Group beneficially owns 157,000,000 Shares, representing approximately 79.5% of the total issued and outstanding Shares and approximately 79.5% of the total number of votes represented by the issued and outstanding Shares. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on July 21, 2016 (Cayman Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Share. Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on July 27, 2016 (Beijing Time). Shareholders can also attend the extraordinary general meeting and vote in person.

Holders of ADSs as of the close of business on June 30, 2016 (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instructions card either directly from the ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on June 30, 2016 (New York City Time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instructions card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instructions card before 12:00 p.m. (New York City Time) on July 25, 2016. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

The ADS depositary has advised us that, pursuant to Section 12 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on July 21, 2016 (Cayman Islands Time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 18, 2016 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents two ordinary shares of the Company. As of June 17, 2016, there were 20,223,470 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

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Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on July 21, 2016 (Cayman Islands Time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on June 30, 2016 (New York City Time) will receive the ADS voting instructions card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on July 21, 2016 (Cayman Islands Time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Revocability of Proxies

Registered holders of the Company’s Shares may revoke their proxies in one of three ways:

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•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China;

•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of the ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time before 12:00 p.m. (New York City Time) on July 25, 2016. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under the CICL could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON JULY 25, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE New York Stock Exchange. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE New York Stock Exchange, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

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Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Zoe Li at (86 755) 2641-4065, or by email at ir@nepstar.cn.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

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THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving company of the merger. If the merger is completed, the Company will cease to be a publicly traded company. Unless otherwise mutually agreed between the Company, Parent and Merger Sub, the closing will take place as soon as practicable after, and in any event no later than the seventh business day after all the closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing). At the Closing, Merger Sub and the Company will execute a plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

We expect that the merger will be completed during the third quarter of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, the parties intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association in the form attached to the plan of merger, which are substantively identical to the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the Effective Time, all references to the name “Neptunus Global Limited” shall be amended to “China Nepstar Chain Drugstore Ltd.” and all references to the share capital will be amended as necessary to correctly describe the share capital of the surviving company as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the surviving company and the officers of the Company immediately prior to the Effective Time will become the initial officers of the surviving company.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, at the Effective Time, each of the Company’s Shares, including Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be cancelled in exchange for the right to receive $1.31 in cash per Share without interest, and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $2.62 in cash per ADS without interest (less up to $0.05 per ADS cancellation fees pursuant to the terms and conditions of the Deposit Agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled and cease to exist at the Effective Time, and no consideration or distribution shall be delivered with respect thereto. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Please see “Dissenter Rights” beginning on page 82 for additional information.

At the Effective Time, each ordinary share, par value of $1.00 per share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the surviving company.

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Exchange Procedures

At or prior to the Effective Time, Parent will deposit or cause to be deposited with the paying agent for the benefit of the holders of the Shares and the ADSs an amount in cash that is sufficient for the paying agent to make payments under the merger agreement. Promptly after the Effective Time, the surviving company shall cause the paying agent to mail (or in the case of the ADS depositary, deliver), to each person who was, as of immediately prior to the Effective Time, a registered holder of Shares (i) a letter of transmittal in customary form specifying how the delivery of the merger consideration to registered holders of Shares (other than Excluded Shares) will be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the “Share Certificates”) or affidavits of loss in lieu of the Share Certificates, or non-certificated Shares (the “Uncertificated Shares”). Upon surrender of any Share Certificate (or affidavit in lieu of the Share Certificate) or cancellation of Uncertificated Shares, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares will receive an amount equal to (x) the number of Shares (other than the Excluded Shares) represented by such Share Certificate (or affidavit of loss in lieu of the Share Certificates) or the number of Uncertificated Shares multiplied by (y) the per share merger consideration.

Promptly after the Effective Time, the paying agent will transmit to the ADS depositary an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (y) the per ADS merger consideration, and the ADS depositary will distribute the per ADS merger consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expense of the ADS depositary and government charges (other than withholding taxes if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC prior to the date of the merger agreement, a disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of the merger agreement and the actual knowledge of Parent, Merger Sub and any of their respective affiliates (other than the Company or its subsidiaries).

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and authority to carry on the businesses of the Company and its subsidiaries (each of which a “Group Company”);

•	the capitalization of the Company and the absence of options, warrants, preemptive or other similar rights with respect to securities of the Company and its subsidiaries, or any bonds, debentures, notes or other obligations of the Company that would give their holders the right to vote with the Company’s shareholders;

•	the share capital of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable;

•	the Company’s corporate power and authority to execute, deliver, and to consummate the transactions contemplated by the merger agreement;

•	the due authorization and approval of the merger agreement and the transactions thereunder and the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and transactions thereunder by the Board;

•	the merger agreement is duly and validly executed and delivered by the Company and enforceable against the Company in accordance with its terms;

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•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the receipt of a fairness opinion from the financial advisor to the Special Committee;

•	the accuracy of the Company’s SEC filings since December 31, 2011 including the Rule 13e-3 transaction statement on Schedule 13E-3 and the proxy statement relating to the extraordinary general meeting of shareholders approving the merger agreement;

•	compliance of the financial statements since December 31, 2011 included in the Company’s SEC filings with the applicable accounting principles;

•	compliance in all material respects with provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	the Company’s internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of any Company Material Adverse Effect or certain other changes or events since December 31, 2014;

•	no filing with or notice to, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution and delivery by the Company of the merger agreement or the consummation of the transactions thereunder;

•	the absence of violation of or conflict with the governing documents of the Group Companies, contracts binding the Group Companies and applicable laws as a result of the Company entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the absence of secured creditors;

•	property;

•	intellectual property;

•	the absence of legal proceeding against any Group Company which would have a Company Material Adverse Effect;

•	possession of governmental permits and consents in connection with the operation of the business by the Group Companies;

•	compliance with applicable laws;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	validity of material contracts and the absence of any breach thereof which would have a Company Material Adverse Effect;

•	insurance;

•	solvency of the Group Companies;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law (other than the CICL) to the merger;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the currently effective deposit agreement between the Company and the ADS depositary; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect (“Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole. However, none of the following Effect, either alone or in combination, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect:

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(i)	changes affecting the economy, financial, credit or securities markets or political conditions generally in the PRC, the United States or any other jurisdiction in which any Group Company conducts business;

(ii)	changes in U.S. generally accepted accounting principles (“GAAP”) or applicable laws or any interpretation thereof after the date of the merger agreement;

(iii)	factors generally affecting the industries in which the Group Companies operate;

(iv)	the consummation of the transactions under or the public announcement of the merger agreement;

(v)	any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events;

(vi)	changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(vii)	actions or omissions of the Group Companies (A) that are expressly required by the merger agreement or (B) taken at the written request of Parent or Merger Sub;

(viii)	the failure by the Group Companies to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or

(ix)	any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

The Effects set forth in clauses (i), (ii), (iii), and (v) above may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other companies in the same industries and geographic markets in which the Group Companies conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence, good standing and authority to carry on the businesses as presently conducted;

•	their memorandum and articles of association being in full force and effect;

•	the capitalization of Parent and Merger Sub and Parent’s ownership of Merger Sub;

•	their corporate power and authority to execute, deliver and to consummate the transactions contemplated by the merger agreement, the duly and valid execution and delivery of the merger agreement by the Parent and the Merger Sub, and the enforceability of the merger agreement against them;

•	the execution, delivery and performance of the merger agreement by Parent and Merger Sub do not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity;

•	the absence of secured creditors;

•	the delivery of the financing documents, the absence of any material breach under the financing documents and the absence of side agreements other than financing documents;

•	Parent and Merger Sub do not own other Shares or securities of the Company other than 157,000,000 Shares owned by Parent and its affiliates or as a result of the merger agreement;

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•	solvency of Parent and Merger Sub;

•	the absence of any contact (i) between Parent, Merger Sub or any of their affiliates (excluding the Company and its subsidiaries), on the one hand, and any of Company’s and its subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate to the transactions under the merger agreement; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration contemplated under the merger agreement or pursuant to which any shareholder of the Company has agreed to vote to approve the merger agreement or the merger or has agreed to vote against any superior proposal;

•	the absence of legal proceeding against Parent or Merger Sub which would have an effect that, individually or in the aggregate with other effects, prevents or materially impedes or delays, or would be reasonably expected to prevent, materially impede or material delay, the consummation by Parent or Merger Sub of the transactions under the merger agreement;

•	information supplied by Parent and Merger Sub for inclusion in the Schedule 13E-3 or the Proxy Statement do not contain any untrue statement of a material fact or omit to state any material fact;

•	the absence of any undisclosed broker’s or finder’s fees;

•	independent investigations conducted by Parent and Merger Sub on the Group Companies; and

•	no other representations and warranties made by the Parent and Merger Sub.

Conduct of Business Pending the Merger

The Company has agreed that from the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, it will and will cause its subsidiaries, to use commercially reasonable efforts to conduct its operations in the ordinary course of business consistent with past practice, seek to preserve intact its current business organizations, seek to keep available the service of its current officers, key employees, key consultants and key contractors, and seek to preserve its relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

From the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend the memorandum and articles of association or other similar organizational documents of the Company or any of its subsidiaries;

•	issue, sell, pledge, dispose of, transfer, deliver, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, delivery, grant or encumbrance of any shares of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any equity equivalents of the Company or any of its subsidiaries;

•	declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution with respect of the share capital of the Company or any of its subsidiaries (except for any dividend or distribution by a wholly owned subsidiary to the Company or to another wholly owned subsidiary of the Company);

•	(i) split, combine, subdivide or reclassify any share capital of the Company or any of its subsidiaries, (ii) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its subsidiaries, or (iii) enter into any agreement with respect to the voting of the share capital of the Company;

•	effect any merger, consolidation, scheme of arrangement, amalgamation, liquidation, dissolution, reorganization, restructuring or similar transaction involving the Company or any of its subsidiaries;

•	create any new subsidiary or joint venture;

•	(i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice and, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not in excess of $5,000,000 in the aggregate, and except for guarantees of obligations of wholly owned subsidiaries of the Company, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company), in amounts in excess of $5,000,000 in the aggregate, or (iv) mortgage or pledge any material assets of the Company and any of its subsidiaries, tangible or intangible, or create or suffer to exist any lien thereupon to secure obligations in amounts in excess of $5,000,000 in the aggregate;

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•	except as may be required by law or contract existing on the date of the merger agreement, or except as is in the ordinary course of business consistent with past practice, (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, share option, share appreciation right, restricted share, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any employee of the Company or any of its subsidiaries in any manner, (ii) increase in any manner the compensation or fringe benefits of any employee of the Company or any of its subsidiaries, or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement, or (iii) forgive any loans to any employee of the Company or any of its subsidiaries;

•	acquire, sell, lease or dispose of any assets, in any transaction or related series of transactions, in excess of $5,000,000;

•	make any changes with respect to any credit practice, method of financial accounting, financial accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries;

•	(i) acquire any company, partnership or other business organization or division thereof or any equity interest therein, other than in the ordinary course of business consistent with past practice and with a value or purchase price not in excess of $5,000,000 individually; or (ii) authorize any new capital expenditures which are in excess of $5,000,000 individually, other than capital expenditures necessary to maintain existing assets in good repair;

•	make, change or revoke any material tax election, settle or finally resolve any material controversy with respect to taxes, or change any material aspect of its method of accounting for tax purposes;

•	pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice and (B) not in excess of $1,000,000 in the aggregate;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•	settle or compromise any pending or threatened proceeding relating to the transactions under the merger agreement;

•	except in the ordinary course of business consistent with past practice, (i) cancel, materially modify, terminate or grant a waiver of any rights under any material contract (except for any modification or amendment that is beneficial to the Company), (ii) enter into a new contract that would be a material contract if in existence as of the date of the merger agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any material contract or new contract;

•	enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its subsidiaries’ business that is conducted as of the date of the merger agreement;

•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act of 1933 or the Exchange Act of 1934 or the rules and regulations promulgated thereunder or any PRC governmental entity;

•	(i) except in the ordinary course of business, abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material intellectual property that the Company or any of its subsidiaries currently uses; (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any such material intellectual property; (iii) develop, create or invent any material intellectual property jointly with any third party, except under existing arrangements in the ordinary course of business; (iv) disclose or allow to be disclosed any material confidential information with respect to such intellectual property to any person, other than employees of the Company or its subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; (v) fail to notify Parent promptly of any material infringement, misappropriation or other violation of or conflict with any such intellectual property of which the Company or any of its subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such intellectual property; or (vi) fail to perform or make any applicable filings, recordings or other similar actions, or fail to pay fees or taxes required or advisable to maintain and protect its interest in each and every item of such material intellectual property; or

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•	take, propose to take, or agree to take, any of the actions described above.

Shareholders’ Meeting

The Company will cause a meeting of its shareholders for the purpose of voting on the approval and authorization of the merger agreement and the transactions thereunder to be duly called and held, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, and, in the case of calling of the Company shareholders meeting, within ten days after such confirmation . The Company may postpone or adjourn the meeting of its shareholders, (i) with the written consent of Parent, (ii) if there are insufficient Shares represented to constitute a quorum necessary to conduct business at the meeting of the shareholders, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the meeting; provided that such meeting of its shareholders shall be held no later than 45 calendar days following the mailing to the shareholders of the proxy statement.

Unless the Board has effected a Change of Recommendation in accordance with the merger agreement, (a) the Board will make the recommendation that the approve and authorize the merger agreement and the transactions thereunder and include such recommendation in the proxy statement, and (ii) the Company shall use its reasonable best efforts to solicit from the holders of the Shares proxies in favor of the approval and authorization of the merger agreement and the transactions thereunder and take all other actions necessary or desirable to secure the Requisite Company Vote.

No Solicitation

The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any representative of the Company or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to knowingly facilitate an acquisition proposal;

•	agree to, approve, endorse or recommend an acquisition proposal or enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

The Company will, and will cause its subsidiaries and affiliates to, cease and terminate any existing activities, discussions or negotiations with any person with respect to any possible acquisition proposal.

Prior to obtaining the Requisite Company Vote, if the Company receives an unsolicited bona fide written acquisition proposal from any person that did not result from a breach by the Company of its non-solicitation obligations as set forth in the prior paragraph, (i) the Company and its representatives may contact such person to clarify and understand the terms and conditions thereof so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and to notify such person of its non-solicitation obligations as set forth above, and (ii) if the Board determines, in its good faith judgment, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, and that, in light of such acquisition proposal, failure to furnish such information to or enter into discussions with the person who made such acquisition proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law, then the Company and its representatives may (x) furnish information (including non-public information) with respect to the Company to the person who has made such acquisition proposal and (y) engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal; provided, that the Company shall (1) notify Parent of any acquisition proposal as promptly as practicable but in no case later than 48 hours after its receipt thereof, and shall thereafter inform Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such acquisition proposal, (2) obtain from such person an executed confidentiality agreement which contains terms at least as restrictive with respect to such person as those contained in the merger agreement with respect to Parent and containing standstill obligations of such person in reasonable customary form, and which shall not include any provision granting such person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under the merger agreement, and (3) give Parent a copy of any material information delivered to such person that was not previously provided to Parent promptly after such information is provided to such person.

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Prior to obtaining the Requisite Company Vote, if the Company has received a written, bona fide proposal or offer with respect to an acquisition proposal that did not arise or result from a breach by the Company of its non-solicitation obligations as set forth above, and that the Board determines, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), in its good faith judgment that such acquisition proposal constitutes a superior proposal, the Board may make a Change of Recommendation (as defined below under the caption “Summary Term Sheet – Termination of the Merger Agreement”), and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal if the Board determines, in its good faith judgment, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that failure to do so would be inconsistent with its fiduciary duty to the Company and its shareholders under applicable law. However, prior to taking any such action, (A) the Company shall provide at least five business days’ prior written notice to Parent advising Parent that the Board has received a superior proposal and indicating that the Board intends to take such action, (B) during the five-business day period, the Company shall have negotiated with, and caused its representatives to negotiate with, Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement, so that such acquisition proposal would cease to constitute a superior proposal (any material amendment to the terms of such superior proposal during the five-business day period shall require a new notice of the terms of such amended superior proposal from the Company and an additional period for negotiation with the Parent and its representative, which shall be reduced to three business days), and (C) following the end of the five-business day period (or any additional period, if applicable), the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that the acquisition proposal continues to constitute a superior proposal and that failure to make a Change of Recommendation, and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	From and after the Effective Time, the surviving company and its subsidiaries will comply with all of their obligations under the memorandum and articles of association of any Group Company or any written indemnification agreement to indemnify and hold harmless the individuals who were directors or officers thereof at or before the Effective Time against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such individuals as directors or officers, subject to limitations imposed by law.

•	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company, unless such modification is required by law.

•	Prior to the Effective Time, the Company may obtain, or the surviving company will maintain for a period of six years after the Effective Time, the Company’s and its subsidiaries’ existing policies of directors’ and officers’ liability insurance for the benefit of those persons who are covered by such policies at the Effective Time, or the surviving company may substitute therefor policies of substantially equivalent coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not less favorable to those persons, provided, the surviving company shall not be required to expend more than an amount per year equal to 300% of the annual premium of the existing policies.

Financing

As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed Debt Commitment Letter from the Lender, pursuant to which the Lender committed, subject to the terms and conditions thereof, to provide debt financing in the amount set forth therein, the proceeds of which will be used to finance the consummation of the merger.

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Pursuant to the merger agreement, Parent and Merger Sub shall use their respective reasonable best efforts to (i) arrange the debt financing on the terms and conditions described in the commitment and the facility agreement to be entered into between the parties on the terms set out in the debt commitment letter (collectively, the “Debt Financing Documents”), (ii) maintain in effect the Debt Financing Documents until the transactions contemplated under the merger agreement are consummated, (iii) negotiate and execute the facility agreement, (iv) satisfy or cause to be satisfied all conditions to the closing of and funding under the Debt Financing Documents, (v) consummate the debt financing at or prior to the Effective Time and (vi) enforce the parties’ funding obligations to the extent necessary to fund the consideration for the merger. If any portion of the debt financing becomes unavailable, each of Parent and Merger Sub will use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable, in an amount sufficient to consummate the transactions contemplated under the merger agreement, and to enter into new definitive agreements with respect to such alternative debt financing, a copy of which will be delivered to the Company as promptly as practicable after such execution. Neither the obtaining of the debt financing nor any alternative debt financing is a condition to the Closing.

The Company will, and will cause its subsidiaries to, at Parent’s cost and expense, provide cooperation as may be reasonably requested by Parent and Merger Sub in connection with the arrangement of the debt financing and any alternative debt financing, to the extent that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries, which cooperation shall include, at the request of the sources of the debt financing and/or alternative debt financing, using reasonable best efforts to:

•	deliver one or more certificates of the chief financial officer or person performing similar functions of the Company and its subsidiaries with respect to solvency matters as reasonably required by the financing sources;

•	execute and deliver any undertaking, pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents, or other ancillary documentation or otherwise facilitate the pledging of collateral, the delivery of pay-off letters and other cooperation in connection with the pay-off of the Company’s or its Subsidiaries’ existing indebtedness and release of all related Liens (if any), provided that no such obligation of the Company or its subsidiaries shall be effective until immediately after the Effective Time;

•	permit advisors, consultants and accountants of Parent or its financing sources to evaluate the Company’s assets, liabilities, cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral eligibility and values, or to establish bank and other accounts;

•	furnish Parent, Merger Sub and their respective representatives promptly with all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations;

•	provide Parent and the financing sources as promptly as practicable with financial and other pertinent information as reasonably required by Parent or the financing sources and is customary in connection with the financing;

•	make the Company’s executive officers and other senior employees reasonably available to assist the financing sources;

•	take all reasonable corporate actions, subject to the occurrence of the Closing, to permit consummation of the debt financing and/or alternative debt financing; and

•	use of Company and its subsidiaries’ logos in connection with the financing.

The Company will use its commercially reasonable efforts to transfer an amount of cash equal to RMB200,000,000 to an account opened with the Lender prior to the Closing, provided that such use of the cash of the Company would not render the Company and its subsidiaries on a consolidated basis to be insolvent before and immediately after the Closing.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC and cooperation with respect to preparation of either statement;

•	reasonable access by Parent and its representatives to the offices, properties, books and records of the Group Companies, furnishing of existing financial and operating data and other information, and cooperation with Parent and its representatives in investigation, from the date of the merger agreement and until the Effective Time (subject to all applicable law and the contractual obligations and restrictions);

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•	reasonable best efforts of each party to consummate the transactions contemplated by the merger agreement;

•	coordination of press releases and other public announcements relating to the merger;

•	notification of certain events;

•	all expenses be paid by the party incurring the expense;

•	delisting and deregistration of the Shares;

•	matters relating to any applicable takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	participation in litigation relating to the merger or the merger agreement;

•	ensure the compliance of Merger Sub with its obligations under the merger agreement;

•	no arrangement by Parent, Merger Sub or their respective affiliates with any member of the Company’s or its subsidiaries’ management or employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an acquisition proposal; and

•	exculpation for actions taken at the written direction of any director or officer of Parent and Merger Sub, including Mr. Zhang, without the approval by the Board or the Special Committee.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	the Requisite Company Vote having been obtained; and

•	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	(i) the representations and warranties regarding organization and qualification of the Company and its subsidiaries, corporate authority and fairness, absence of certain changes, absence of anti-takeover statutes and no brokers other than Houlihan Lokey being true and correct in all respects as of the date of the merger agreement and as of the closing of the merger (the “Closing”) as if made on and as of such date and time, except for such representations and warranties made as of a specified date, which will be true and correct in all respects only as of the specified date; (ii) the representations and warranties regarding capitalization of the Company and its subsidiaries being true and correct (except for de minimis inaccuracies) in all respects as of the date of the merger agreement and as of the Closing as if made on and as of such date and time, except for such representations and warranties made as of a specified date, which will be true and correct (except for de minimis inaccuracies) in all respects only as of the specified date; and (iii) other than those representations and warranties regarding capitalization, organization and qualification of the Company and its subsidiaries, corporate authority and fairness, absence of certain changes, absence of anti-takeover statutes and no brokers other than Houlihan Lokey, the representations and warranties of the Company contained in the merger agreement being true and correct without giving effect to any limitation by materiality or Company Material Adverse Effect (as defined below) as of the date of the merger agreement and as of the Closing as though made on and as of the Closing (except for those representations and warranties made as of a specified date, which will be true and correct only as of the specified date), except where the failures to be true and correct would not constitute a Company Material Adverse Effect;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Closing;

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•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the date of the Closing, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the transactions contemplated by the merger agreement, including the merger, are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct without giving effect to any limitation by materiality as of the date of the merger agreement and as of the Closing as though made on and as of the Closing (except for representations and warranties made as of a specified date, which will be true and correct only as of the specified date), except where the failures to be true and correct would not, individually or in the aggregate, prevent or materially impede or materially delay, or would not be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions by Parent or Merger Sub under the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the Closing; and

•	Parent having delivered to the Company a certificate, dated the date of the Closing, signed by a designated director of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent, if:

•	the merger is not consummated by August 5, 2016, provided that this termination right is not available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the Closing to occur by such date;

•	the merger agreement is not approved by the Requisite Company Vote at the extraordinary general meeting or any adjournment or postponement thereof;

•	any law or order issued by any governmental entity or court of competent jurisdiction that has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger, have become final and non-appealable, provided that this termination right to terminate the merger agreement will not be available to any party if the issuance of such law or order was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement; or

•	by the Company, if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured by August 5, 2016, or if capable of being cured, shall not have been cured by the earlier of August 5, 2016 and 30 days following receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement, provided that, the Company will not have this termination right if it is then in material breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the conditions to Closing;

•	prior to obtaining the Requisite Company Vote, if the Board (acting upon the recommendation of the Special Committee) authorizes the Company, subject to complying with the non-solicitation obligations by the Company, to enter into an alternative acquisition agreement with respect to a superior proposal, and concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal and pays to Parent in immediately available funds the termination fee of $2.5 million;

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•	all of the conditions to each party’ obligations to effect the merger, and all of the conditions to obligations of Parent and Merger Sub to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof), and the Company has irrevocably confirmed by written notice to Parent that all of the conditions to obligations of the Company to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions, and the merger has not been consummated within five business days after the delivery of the written notice; or

•	by Parent, if:

•	the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured by August 5, 2016, or if capable of being cured, shall not have been cured by the earlier of August 5, 2016 and 30 days (or, in the case of a breach of the non-solicitation obligations by the Company, five days) following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement pursuant, provided that Parent shall not have this terminate right if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the failure to satisfy the conditions to Closing; or

•	the Board has (i) effected Change of Recommendation or resolved to take any such action; (ii) authorized the Company to enter into an alternative acquisition agreement; or (iii) failed to hold the shareholders meeting for the purpose of voting on the approval and authorization of the merger agreement and the transactions under the merger agreement.

Termination Fee

The Company will pay to Parent or its designees a termination fee of $2.5 million, if the merger agreement is terminated:

•	by Parent where (i) the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period, or (ii) the Board has effected Change of Recommendation, authorized the Company to enter into an alternative acquisition agreement, or failed to hold the shareholders meeting for the purpose of voting on the approval and authorization of the merger agreement and the transactions under the merger agreement;

•	by the Company where prior to obtaining the Requisite Company Vote, the Board (acting upon the recommendation of the Special Committee) authorizes the Company, subject to complying with the non-solicitation obligations by the Company, to enter into an alternative acquisition agreement with respect to a superior proposal, and concurrently with the termination of the merger agreement the Company enters into an alternative acquisition agreement with respect to a superior proposal; or

•	by the Company or Parent, if (i) the merger is not consummated by August 5, 2016, or (ii) the merger agreement is not approved by the Requisite Company Vote at the extraordinary general meeting or any adjournment thereof, provided that the Parent and Merger Sub are not in any material breach of any of their representations, warranties or covenants under the merger agreement, and where an acquisition proposal shall have been made, proposed or communicated and not withdrawn prior to the shareholders meeting or prior to the termination of the merger agreement if there has been no shareholders meeting, and the Company enters into a definitive agreement in connection with an acquisition proposal, or an acquisition proposal is consummated (whether or not the acquisition proposal was the same acquisition proposal received prior to the termination of the merger agreement) within 12 months following such termination.

Parent will pay to the Company or its designees a termination fee of $5.0 million, if the merger agreement is terminated:

•	by the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the conditions to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

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•	by the Company where all of the conditions to each party’ obligations to effect the merger, and all of the conditions to obligations of Parent and Merger Sub to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof), and the Company has irrevocably confirmed by written notice to Parent that all of the conditions to obligations of the Company to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions, and the merger has not been consummated within five business days after the delivery of the written notice.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or reimbursement of expenses or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee or reimburse expenses (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $5.0 million, and the Company termination fee of $2.5 million, respectively, and reimbursement of certain expenses accrued in connection with the collection of the termination fee in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Amendment

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors or sole director (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided that, after the approval of the merger agreement and the transactions by the shareholders of the Company, no amendment may be made which requires shareholders’ approval without obtaining such shareholders’ approval again. The merger agreement may only be amended by an instrument in writing signed by the Company, the Parent and the Merger Sub.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICL, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

The valid exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•	you must give written notice of objection to the merger (“Notice of Objection”) to the Company prior to the vote to authorize the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection. The merger agreement also provided that the company has agreed to serve any Approval Notice within five days of the approval of the merger by shareholders;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give to the Company a written notice of his decision to dissent (a “Notice of Dissent”) stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he or she holds. Upon giving the Notice of Dissent, the Dissenting Shareholder will cease to have any rights as a shareholder, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate fully in the court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings to obtain relief on the grounds that the merger is unlawful or void;

•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares. The merger agreement also provides that the Company has agreed that the per share merger consideration represents the fair value of the Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders The petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed upon the fair value of their Shares with the Company, and if a Dissenting Shareholder files a petition the Company must file such verified list within 10 days of service of such petition; and

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•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to institute proceedings to obtain relief on the grounds that the merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the Dissenting Shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by a duly authorized person on behalf of the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as a duly authorized agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights in respect of such Shares. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Objection or Notice of Dissent delivered to the ADS depositary will not be effective under the CICL. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 4 New York Plaza, 13th Floor, New York, NY 10004, Tel No. +1-866-576-2377. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend and to vote directly at the extraordinary general meeting or to exercise Dissenter Rights, and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

If you do not satisfy each of the above requirements and otherwise comply strictly with the procedures required by the CICL with regard to the exercise of Dissenter Rights, you will not be entitled to exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Zoe Li, 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the CICL could be more than, the same as, or less than the $1.31 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $1.31 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

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FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company for each of the two years ended December 31, 2014 and 2015. The historical consolidated financial information for the years ended December 31, 2014 and December 31, 2015 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, beginning on page F-1, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F for the year ended December 31, 2015. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F.

	For the year ended December 31,
	2014	2015
	$	$
	(audited)	(audited)
	(Amounts expressed in thousands)
Selected Consolidated Statements of Comprehensive Income Data:
Revenues	475,988	499,004
Gross profit	198,324	208,068
Income from operations	(472)	9,526
Net income attributable to China Nepstar Chain Drugstore Ltd.	(2,219)	6,148
Net income attributable to China Nepstar Chain Drugstore Ltd. shareholders	(2,219)	6,148
Earnings per share — basic	(0.01)	0.03
Earnings per share — diluted	(0.01)	0.03
Earnings per ADS — basic	(0.02)	0.06
Earnings per ADS — diluted	(0.02)	0.06

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	As of December 31,
	2014	2015
	$	$
	(audited)	(audited)
	(Amounts expressed in thousands)
Selected Consolidated Balance Sheets Data:
Total current assets	201,591	204,718
Total assets	244,029	250,360
Total current liabilities	98,114	104,511
Total liabilities	109,995	115,844
Total shareholders’ equity	134,034	134,516
Total liabilities and shareholders’ equity	244,029	250,360

Ratio of Earnings to Fixed Charges

For the year ended December 31,
	2014	2015
	$	$
	(unaudited)	(unaudited)

Ratio of Earnings to Fixed Charges(1)	N/A(2)	N/A(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from adding the following items: (a) pre-tax income before adjustment for income or loss from equity investees; (b) fixed charges; and (c) amortization of capitalized interest, and subtracting the following items: (i) interest capitalized; and (ii) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized.

(2)	The Company did not incur any fixed charges for the years ended December 31, 2014 and 2015. Therefore, the ratio of earnings to fixed charges was not applicable.

Net Book Value per Share of the Shares

The Company’s net book value per Share as of December 31, 2015 was $0.68, based on 197,446,940 issued and outstanding Shares for the applicable period.

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TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

The Company has not repurchased any Shares or ADSs at any time within past two years.

Purchases by the Buyer Group

On May 18, 2015, New Wave and Capital Eagle entered into a share purchase agreement, pursuant to which New Wave agreed to acquire an aggregate of 50,000,000 Shares from Capital Eagle for an aggregate purchase price of $66,250,000.00, or $1.325 per Share. On July 3, 2015, the acquisition was completed.

On July 6, 2015, Parent acquired all of the outstanding shares of New Wave. As a result of such acquisition, New Wave became a wholly owned subsidiary of Parent.

Except as described above, there have been no purchases of the Company’s Shares or ADSs by any of the Buyer Group members at any time during the past two years.

Prior Public Offerings

In November 2007, the Company completed its initial public offering of 23,718,750 ADSs. The Company did not make any underwritten public offering of the Company’s securities since its initial public offering.

Transactions in Prior 60 Days

Other than the transactions discussed above, the merger agreement and agreements entered into in connection therewith, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors, the Buyer Group, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s ordinary shares, as of the date of this proxy statement, by:

• each of the Company’s directors and executive officers who beneficially own the Company’s ordinary shares;

• all directors and executive officers as a group; and

• each person known to us to beneficially own more than 5.0% of the Company’s ordinary shares .

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 197,446,940 ordinary shares outstanding as of the date of this proxy statement, and taking into consideration options exercisable by such person and restricted share units vesting within 60 days from the date of this proxy statement.

Shares Beneficially Owned(1)
	Number	%
Directors and Executive Officers:
Simin Zhang(2)	157,000,000	79.5
Yingnan (Rebecca) Zhang	—	—
Barry J. Buttifant	—	—
Alistair Eric MacCallum Laband	*	*
Henry Lu	—	—
Alan Au	—	—
Zixin Shao	—	—

Principal Shareholders
China Neptunus Drugstore Holding Ltd.(3)	157,000,000	79.5
New Wave Developments Limited(4)	50,000,000	25.3

*	Beneficially own less than 1.0% of our outstanding ordinary shares.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days. Percentage of beneficial ownership of each listed person is based on 197,446,940 ordinary shares outstanding as of March 31, 2016.

(2)	Represents the beneficial ownership of 157,000,000 ordinary shares beneficially owned by China Neptunus Drugstore Holding Ltd. Simin Zhang is the chairman of the Board and owns 100.0% of the equity interest in China Neptunus Drugstore Holding Ltd. China Neptunus Drugstore Holding Ltd. is a BVI company and its address is P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

(3)	Represents 107,000,000 ordinary shares held by China Neptunus Drugstore Holding Ltd. and the beneficial ownership of 50,000,000 ordinary shares held by New Wave Developments Limited. Simin Zhang is the sole beneficial owner of China Neptunus Drugstore Holding Ltd. China Neptunus Drugstore Holding Ltd. is a BVI company and its address is P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

(4)	Represents 50,000,000 ordinary shares held by New Wave Developments Limited. New Wave Developments Limited is a wholly owned subsidiary of China Neptunus Drugstore Holding Ltd. Its business address reported on the Schedule 13D filed on July 14, 2015 is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China.

None of our shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. As of March 31, 2016, of the 197,446,940 issued and outstanding ordinary shares, 40,446,940 ordinary shares were registered in the name of a nominee of JPMorgan Chase Bank, N.A., the depositary of our ADSs. Approximately 20.5% of our ordinary shares, representing our ordinary shares held by the depositary, were held in the United States.

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FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the fourth quarter of 2016.

88

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward- looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015. Please see “Where You Can Find More Information” beginning on page 90 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

89

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to our website at http://www.nepstar.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. Information that we later file with the SEC may update and supersede the information in this proxy statement where it is provided in a manner reasonably calculated to inform security holders. The Company’s Annual Report on Form 20-F for the year ended December 31, 2015 filed with the SEC on April 26, 2016 is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since April 23, 2015, including, without limitation, the reports on Form 6-K filed with the SEC on May 22, 2015, May 26, 2015, July 6, 2015, July 17, 2015, August 6, 2015, September 2, 2015, November 25, 2015, March 16, 2016, March 29, 2016 and May 31, 2016 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company’s Investor Relations department at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED JUNE 22, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

90

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of March 16, 2016

among

CHINA NEPTUNUS DRUGSTORE HOLDING LTD.

NEPTUNUS GLOBAL LIMITED

and

CHINA NEPSTAR CHAIN DRUGSTORE LTD.

i

ii

iii

APPENDIX I - Plan of Merger

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 16, 2016, is by and among China Neptunus Drugstore Holding Ltd., a company incorporated under the laws of the British Virgin Islands (“Parent”), Neptunus Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and China Nepstar Chain Drugstore Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, the parties intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (Cap. 22, Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Companies Law”), that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board comprising three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management (the “Special Committee”), has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (other than the holders of the Cancelled Shares), and declared it advisable for the Company to enter into this Agreement, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the authorization and approval of this Agreement and the consummation of the Transactions (including the Merger), by the shareholders of the Company; and

WHEREAS, each of the board of directors of Parent (“Parent Board”), the board of directors of Merger Sub and Parent, in its capacity as sole shareholder of Merger Sub, has (i) approved the execution, delivery and performance by Parent and Merger Sub (as the case may be) of this Agreement and the Transactions (including the Merger), and (ii) declared it advisable for Parent and Merger Sub (as the case may be) to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

Article I

Definitions

Section 1.01.         Certain Definitions. As used in this Agreement, the following terms have the following meanings:

(a)          “Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made an Acquisition Proposal satisfying the requirements of Section 7.04(b), which contains terms at least as restrictive with respect to such Person as those contained in Section 10.08 with respect to Parent and containing standstill obligations of such Person in reasonable customary form.

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(b)          “Acquisition Proposal” means any proposal or offer by any Person regarding any of the following (other than the Merger): (i) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (ii) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any Person (other than Parent and its Affiliates) acquiring assets or business of the Company and its Subsidiaries that constitute or represent 15% or more of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning 15% or more of any class of equity securities of the Company.

(c)          “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person and (ii) with respect to any natural person, any member of the immediate family of such natural person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(d)          “beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(e)          “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, the Cayman Islands, Hong Kong, Shenzhen or Beijing, China are required or authorized to close.

(f)          “Company Benefit Plan” means any written plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

2

(g)          “Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect (“Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any Effect arising out of, relating to or resulting from any of the following, either alone or in combination, shall not constitute or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (a) changes affecting the economy, financial, credit or securities markets or political conditions generally in the PRC, the United States or any other jurisdiction in which any of the Company and its Subsidiaries conducts business; (b) changes in GAAP or applicable Laws or any interpretation thereof after the date hereof; (c) factors generally affecting the industries in which the Company and its Subsidiaries operate; (d) the consummation of the Transactions or the public announcement of this Agreement; (e) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events; (f) changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (g) actions or omissions of the Company or any of its Subsidiaries (A) that are expressly required by this Agreement or (B) taken at the written request of Parent or Merger Sub; (h) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (i) any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that the Effects set forth in clauses (a), (b), (c), and (e) above may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other companies in the same industries and geographic markets in which the Company and its Subsidiaries conduct their businesses.

(h)          “Company Related Party” means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Parent Related Party).

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(i)          “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under or in connection with this Agreement, but shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of the Section 10.08 or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (iii) becomes available to the receiving party on a non-confidential basis from a Person (other than the disclosing party or the disclosing party’s Representatives) who is not prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

(j)          “Depositary” means JPMorgan Chase Bank, N.A.

(k)          “Deposit Agreement” means the deposit agreement dated November 15, 2007, by and among the Company, the Depositary and holders of American Depositary Receipts.

(l)          “Employees” means, with respect to the Company and its Subsidiaries, their respective directors, officers and employees providing individual services to the Company or any of its Subsidiaries.

(m)          “Escrow Account” means a bank account outside of the PRC opened with the Lender or any of its Affiliates in the name of the Company or one of its Subsidiaries.

(n)          “Expenses” means all out-of-pocket fees and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers and other financial institutions, experts, financing sources and consultants to a party and its Affiliates) incurred or accrued by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing of the Proxy Statement, the solicitation of Shareholder Approval, the filing of any required notices under applicable Law and all other matters related to the closing of the Transactions. For the avoidance of doubt, the Expenses of Parent or Merger Sub shall include all fees and expenses incurred or accrued by Parent or Merger Sub in connection with the Debt Financing.

(o)          “Governmental Entity” means any federal, state, local, foreign, supranational, national, provincial or other governmental, regulatory, self-regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body.

(p)          “Hazardous Material” means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls.

4

(q)          “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business as now conducted and is proposed to be conducted.

(r)          “Intellectual Property” means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (iv) copyrights in any work of authorship, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all computer software (including data and related documentation); (vi) any similar intellectual property or proprietary rights; and (vii) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

(s)          “knows”, “known to” or “knowledge” means, with respect to (i) the Company, the actual knowledge of Yingnan Zhang, Zixin Shao and Zoe Li after due inquiry, and (ii) Parent, the actual knowledge of any of the directors and executive officers of Parent after due inquiry.

(t)          “Law” means any United States federal, state or local or non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, decree, treaty provision, judgment and governmental guidelines or interpretations having the force of law, and orders issued, enacted or put into effect by any Governmental Entity.

(u)          “Leased Real Property” means the real property used or occupied by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries has the right to use or occupy under the Real Property Leases.

(v)         “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

5

(w)          “Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Entity.

(x)          “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

(y)          “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, prevents or materially impedes or materially delays, or would be reasonably expected to prevent, materially impede or material delay, the consummation by Parent or Merger Sub of the Transactions (including the Merger).

(z)          “Parent Related Party” means Parent, Merger Sub, the Lender (as defined below), or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates (excluding any Company Related Party).

(aa)         “Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not due and payable, and as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith by appropriate proceedings; (iii) Liens imposed by applicable Law; (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (v) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof; (viii) matters which would be disclosed by an accurate survey or inspection of the real property which do not, individually or in the aggregate, materially impair the occupancy or current use of such real property which they encumber; (ix) standard survey and title exceptions; and (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not constitute a Company Material Adverse Effect.

(bb)         “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization, or any other entity or group (as such term is defined in Section 13 of the Exchange Act).

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(cc)         “PRC” means the People’s Republic of China and for purposes of this Agreement, excluding Hong Kong, Macao and Taiwan.

(dd)         “Real Property Leases” means all leases, subleases and other agreements and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder.

(ee)         “Representatives” of a Person includes its officers, directors, employees, accountants, consultants, financial and legal advisors and agents.

(ff)         “Shares” means ordinary shares, par value US$0.0001 per share, of the Company.

(gg)         “Subsidiary” of a Person means any entity in which such Person owns, directly or indirectly, at least a majority of share capital, holds at least a majority of equity or similar interest, or controls, directly or indirectly, through contractual agreements and includes, where applicable, any subsidiary of such Person formed or acquired after the date hereof.

(hh)         “Superior Proposal” means an unsolicited, written bona fide Acquisition Proposal (provided that each reference to “15%” in the definition of “Acquisition Proposal” should be replaced with “50%”) that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), to be (i) more favorable, including from a financial point of view, to the Company and the Company’s shareholders (other than the holders of Cancelled Shares) than the Merger (including any revisions to the terms of this Agreement made or proposed in writing by Parent pursuant to Section 7.04(b) or otherwise prior to the time of determination), and (ii) reasonably likely to be consummated in accordance with its terms, taking into consideration, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal (including financing and regulatory approvals), shareholder litigation, identity of the Person or group making the Acquisition Proposal, breakup or termination fee and expense reimbursement provisions.

(ii)          “Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, share capital, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges.

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(jj)         “Tax Returns” means all returns, declarations, statements, claims, reports, schedules, forms and information returns and any amended thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax.

Section 1.02.         Other Certain Definitions. The following terms are defined in the respective Sections of the Agreement indicated:

Defined Terms	Section

ADSs	Section 3.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.04(c)
Alternative Debt Financing	Section 7.14(b)
Alternative Debt Financing Documents	Section 7.14(b)
Bankruptcy and Equity Exception	Section 4.03(a)
Cancelled Shares	Section 3.01(c)
Cayman Companies Law	Recitals
Certificates	Section 3.03(a)
Change of Recommendation	Section 7.04(c)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.02(c)
Company Disclosure Schedule	Article IV
Company Permits	Section 4.12(a)
Company SEC Reports	Section 4.04(a)
Company Shareholders Meeting	Section 7.02(a)
Company Termination Fee	Section 9.05(b)
Contract	Section 4.08(b)
Debt Commitment Letter	Section 5.06(a)
Debt Financing	Section 5.06(a)
Debt Financing Agreement	Section 5.06(a)
Dispute	Section 10.04(b)
Dissenting Shares	Section 3.01(e)
Effective Time	Section 2.03
Environmental Laws	Section 4.15
Environmental Permits	Section 4.15
Exchange Act	Section 4.04(a)
Exchange Fund	Section 3.02(b)
Excluded Shares	Section 3.01(b)

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Financing Document	Section 7.14(b)
GAAP	Section 4.04(b)
HKIAC	Section 10.04(b)
HKIAC Rules	Section 10.04(b)
Indemnified Parties	Section 7.07(a)
Lender	Section 5.06(a)
Material Contract	Section 4.17(a)
Merger	Recitals
Merger Sub	Preamble
Negotiation Period	Section 7.04(d)
Notice of Superior Proposal	Section 7.04(d)
NYSE	Section 4.05(a)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article V
Parent Termination Fee	Section 9.05(c)
Paying Agent	Section 3.02(a)
Per ADS Merger Consideration	Section 3.01(b)
Per Share Merger Consideration	Section 3.01(b)
Plan of Merger	Section 2.03
Proceeding	Section 4.11(a)
Proxy Statement	Section 4.04(c)
Record ADS Holders	Section 7.02(b)
Record Date	Section 7.02(b)
SC Financial Advisor	Section 4.03(c)
Schedule 13E-3	Section 4.04(c)
SEC	Section 4.01(b)
Securities Act	Section 4.04(a)
Shareholder Approval	Section 4.03(b)
Special Committee	Recitals
Surviving Company	Section 2.01
Takeover Statute	Section 4.20
Termination Date	Section 9.02(a)
Transactions	Recitals
Uncertificated Shares	Section 3.03(a)
Wholly Owned Subsidiaries	Section 3.01(c)

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Article II

THE MERGER

Section 2.01.         The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving company (the “Surviving Company”) and a wholly-owned Subsidiary of Parent and Merger Sub shall be struck off the register of companies in the Cayman Islands and thereupon be dissolved, such that the separate corporate existence of Merger Sub shall cease.

Section 2.02.         Closing of the Merger. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time), as soon as practicable after, and in any event no later than the seventh Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver by the party or parties entitled to the benefits of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver thereof), or another date or time agreed in writing by the Company and Parent, at the offices of Cleary Gottlieb Steen & Hamilton LLP, 37th Floor, Hysan Place, 500 Hennessy Road, Causeway Bay, Hong Kong (such date on which the Closing actually occurs being the “Closing Date”).

Section 2.03.         Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall execute the plan of merger, substantially in the form set out in Appendix I (the “Plan of Merger”), and shall file the Plan of Merger and other documents required under the Cayman Companies Law to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the Cayman Companies Law. The Plan of Merger shall specify that the Merger shall become effective upon the registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands (or at such time thereafter (being not more than 90 days after the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands) as the parties shall agree (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.04.         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law.

Section 2.05.         Memorandum and Articles of Association. At the Effective Time, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company (except that (a) references in the memorandum and articles of association to the name of the Merger Sub shall be changed to references to China Nepstar Chain Drugstore Ltd. and (b) references therein to the authorized share capital of the Surviving Company shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger) until thereafter amended as provided therein or by applicable Law.

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Section 2.06.         Directors. From and after the Effective Time, the directors of the Surviving Company shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s memorandum and articles of association.

Section 2.07.         Officers. From and after the Effective Time, the officers of the Surviving Company shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s memorandum and articles of association.

Article III

Conversion of Securities; DELIVERY OF MERGER CONSIDERATION

Section 3.01.         Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holders of any securities of the Company or Merger Sub:

(a)          Conversion of Merger Sub Securities. Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company. Such conversion shall be effected by means of the cancellation of such ordinary shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company shall be the only issued and outstanding share capital of the Surviving Company. From and after the Effective Time, all certificates, if any, representing the ordinary shares of Merger Sub shall be deemed for all purposes to represent the number of ordinary shares of the Surviving Company into which they were converted in accordance with this Section 3.01(a).

(b)          Merger Consideration. Each Share of the Company, including the Shares represented by American Depositary Shares, representing two (2) Shares each (the “ADSs”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Dissenting Shares, collectively, the “Excluded Shares”) shall be cancelled and cease to exist in exchange for the right to receive an amount in cash equal to US$1.31 per Share (the “Per Share Merger Consideration”), without any interest thereon. As each ADS represents two (2) Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.62 per ADS (the “Per ADS Merger Consideration”), without any interest thereon, pursuant to the terms and conditions set forth in the Deposit Agreement. As of the Effective Time, all of the Shares, including Shares represented by ADSs, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than the Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest thereon, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.01(e).

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(c)          Cancellation of Shares. Each Share (i) held by the Company’s direct or indirect wholly owned Subsidiaries (“Wholly Owned Subsidiaries”) or (ii) beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Parent, Merger Sub or their Affiliates, in each case, immediately prior to the Effective Time (such Shares referred to under clauses (i) and (ii) being hereinafter referred to as the “Cancelled Shares”) shall be cancelled and shall cease to exist as of the Effective Time, and no consideration or distribution shall be delivered with respect thereto.

(d)          Certain Adjustments. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share dividend or distribution, subdivision, reclassification, recapitalization, share split (including a reverse share split), combination, readjustment or exchange of shares, or any similar event with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares and the holders of ADSs the same economic effect as contemplated by this Agreement prior to such event.

(e)          Dissenting Shares. No Person who has validly exercised such Person’s rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration or Per ADS Merger Consideration with respect to the Shares or ADSs owned by such Person (“Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s rights to dissent from the Merger under the Cayman Companies Law. Each holder of Dissenting Shares shall be entitled to receive only the payment resulting from the procedures in Section 238 of the Cayman Companies Law. The Company shall promptly give Parent (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to the Cayman Companies Law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. Any holders of Dissenting Shares who have effectively withdrawn or lost such holders’ rights to dissent from the Merger under the Cayman Companies Law shall look to the Surviving Company (subject to abandoned property, escheat and similar Laws) for the aggregate Per Share Merger Consideration to which such holders are entitled, without any interest thereon. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to the exercise of any rights to dissent from the Merger or any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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Section 3.02.         Exchange Fund. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company which shall be reasonably acceptable to the Special Committee to act as paying agent (the “Paying Agent”) hereunder for the purpose of effecting payment of the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, upon the cancellation of the Shares (including the Shares represented by ADSs).

(b)          At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of the Shares and the ADSs, an amount in cash in immediately available funds sufficient to pay the aggregate Per Share Merger Consideration and aggregate Per ADS Merger Consideration payable under Section 3.01(b) and Section 3.01(e) (and in case of payments under Section 3.01(e), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Any cash deposited with the Paying Agent pursuant to this Section 3.02(b) shall hereinafter be referred to as the “Exchange Fund.” Any amounts in the Exchange Fund in excess of the aggregate amounts payable under Section 3.01(b) and Section 3.01(e) shall be returned to the Surviving Company in accordance with Section 3.06. If for any reason following the Effective Time the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (including as a result of any investment losses), Parent or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Except as contemplated by Section 3.08, the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02. Parent or the Surviving Company shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares pursuant to this Article III.

Section 3.03.         Exchange Procedures.

(a)          Promptly after the Effective Time, but in any event no later than five (5) Business Days following the Effective Time, the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depositary Trust Company, deliver) to each registered holder of the Shares (other than holders of the Excluded Shares) (i) a letter of transmittal (which shall be in customary form for a Cayman Islands incorporated company and shall specify the manner in which the delivery of Per Share Merger Consideration to the registered holders of Shares shall be effected), such letter of transmittal to be in such form and have such other provisions as Parent and the Special Committee may reasonably agree, and (ii) instructions for effecting the surrender of the share certificates (the “Certificates”) which have been issued representing the Shares (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration. Upon surrender to the Paying Agent of a Certificate (or affidavits of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be customarily required by the Paying Agent, each holder of the Certificates and each registered holder of Shares not represented by a Certificate (the “Uncertificated Shares”) shall be entitled to receive the Per Share Merger Consideration, without interest, for each Share formerly represented by such Certificate or Uncertificated Shares, and the Certificates so surrendered shall forthwith be cancelled.

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(b)          If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Company that such Tax either has been paid or is not applicable.

(c)          Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration with respect to each Share (other than the Excluded Shares) formerly represented thereby, without interest.

(d)          Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the aggregate Per ADS Merger Consideration to holders of ADSs (other than the ADSs representing the Excluded Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, each holder of ADSs will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders.

Section 3.04.         Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members maintained by the Company, (ii) on the last two consecutive occasions on which a dividend was paid by the Company a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to shareholders of the Company who are untraceable exceeds US$2,000,000, such monies shall be returned to and held by the Surviving Company in a separate non-interest-bearing bank account for the benefit of shareholders of the Company who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving Company. It is acknowledged that shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Company.

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Section 3.05.         Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, paid in respect of the Shares (including Shares represented by ADSs) upon the surrender for exchange of Certificates, Uncertificated Shares or ADS, as applicable, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, Uncertificated Shares or ADSs. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of Shares that were outstanding immediately prior to the Effective Time (provided that nothing herein shall prevent the Surviving Company from maintaining a register of members in respect of its ordinary shares issued on or after the Effective Time and from registering transfers of such shares after the Effective Time). From and after the Effective Time, holders of the Certificates or Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to Section 3.09, if, at any time after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.06.         Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of the Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Company, and any holders of the Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company (subject to abandoned property, escheat and similar Laws) for the Per Share Merger Consideration exchangeable for such Shares to which such holders are entitled, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by the holders of the Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.07.         No Liability. None of Parent, Merger Sub, the Company, the Surviving Company, the Depositary or the Paying Agent shall be liable to any former holders of the Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

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Section 3.08.         Investment of the Exchange Fund. The Exchange Fund shall, pending its disbursement to the holders of the Shares, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (c) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (d) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided further, that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings resulting from such investments, subject to the immediately preceding proviso, shall be paid to the Surviving Company.

Section 3.09.         Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to the Shares (other than the Excluded Shares) formerly represented thereby pursuant to this Agreement.

Section 3.10.         Withholding Rights. Each of the Surviving Company, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Company, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect to which such deduction and withholding was made by the Surviving Company, Parent or the Paying Agent, as the case may be.

Section 3.11.         Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 3.12.         Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in such Company SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosure in the Company SEC Reports which are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), (b) set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other sections or subsections of this Article IV to which the relevance of such item is reasonably apparent on its face), or (c) for any matters actually known by any of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01.         Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to carry on its business as presently conducted by it and proposed by it to be conducted and to own, lease and operate its properties and assets and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned, leased or operated by it requires such qualification or licensing, except, with respect to clause (iii), the failure to be so duly qualified or licensed or in good standing would not constitute a Company Material Adverse Effect.

(b)          Except for the Company’s Subsidiaries disclosed in the Exhibit 8.1 to the Company’s Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”) on April 23, 2015, as of the date hereof, (i) there are no other companies, associations, or other entities through which the Company or any of its Subsidiaries conducts business, or other entities in which the Company or any of its Subsidiaries controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) neither the Company nor any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement.

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Section 4.02.         Capitalization of the Company and Its Subsidiaries. (a) The authorized share capital of the Company consists of US$36,000 divided into 360,000,000 Shares. As of the date hereof, 197,446,940 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, in compliance with all applicable Laws, and none of which was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in this Section 4.02 and except for this Agreement and the Transactions, (A) there is no share capital of the Company authorized, issued or outstanding, (B) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share capital or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (C) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of Shares or other share capital of the Company or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company’s Subsidiaries or any other entity other than loans to the Company’s Subsidiaries in the ordinary course of business, and (D) there are no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b)          The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and other entity in which the Company or any of its Subsidiaries owns any non-controlling equity interest is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each such entity owned directly or indirectly by the Company or any of its Subsidiaries free and clear of all Liens, except for Permitted Liens. Each of the Company and its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all share capital or registered capital of their respective Subsidiaries and other entities as owned by them.

Section 4.03.         Authority Relative to This Agreement; Fairness. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Shareholder Approval, to consummate the Transactions (including the Merger). The Company Board, acting upon the unanimous recommendation of the Special Committee, has duly and validly (i) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), (ii) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (other than the holders of the Cancelled Shares), and declared it advisable for the Company to enter into this Agreement and the Transactions (including the Merger), and (iii) resolved to recommend the approval and authorization of this Agreement and the consummation of the Transactions (including the Merger) by the shareholders of the Company at the Company Shareholders Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

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(b)          The only vote or approval of the holders of any class or series of share capital of the Company necessary to approve this Agreement and the Transactions (including the Merger) is the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting or any adjournment or postponement thereof (the “Shareholder Approval”).

(c)          The Special Committee has received the written opinion of Houlihan Lokey (the “SC Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration and the Per ADS Merger Consideration are fair, from a financial point of view, to the holders of the Shares (other than the Cancelled Shares), a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement for informational purposes only, and such opinion has not been withdrawn or modified as of the date hereof. The SC Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.04.         SEC Reports; Financial Statements. (a) The Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished with the SEC since December 31, 2011 (collectively, the “Company SEC Reports”). Each of the Company SEC Reports (i) has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the dates so filed and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has filed or furnished, or is required to file or furnish, any form, report or other document with the SEC.

(b)          The audited and unaudited consolidated financial statements (including, in each case, any notes and schedules thereto) of the Company included (or incorporated by reference) in the Company SEC Reports complied, or in the case of financial statements included in the Company SEC Reports filed after the date of this Agreement, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present, in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, the exclusion of certain notes in accordance with the published rules promulgated by the SEC) applied on a consistent basis throughout the periods indicated (except as may be expressly indicated in such financial statements or the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that were not, or will not be, material in the aggregate).

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(c)          None of the information with respect to, supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Rule 13e-3 transaction statement on Schedule 13E-3, in connection with the Transactions (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (ii) the proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) will, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

Section 4.05.         Sarbanes-Oxley; Internal Accounting Controls. (a) The Company is in compliance in all material respects with (i) the provisions of the United States Sarbanes-Oxley Act of 2002 that are applicable to it and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”).

(b)          The Company has implemented and maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the Company’s knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in our internal control over financial reporting, in each case which has not been subsequently remediated. To the Company’s knowledge, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

(c)          The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s chief executive officer and chief financial officer or other persons performing similar functions to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the United States Sarbanes-Oxley Act of 2002.

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Section 4.06.         No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for liabilities or obligations (a) as reflected or recorded on the Company’s audited consolidated balance sheets as of December 31, 2014 or in the notes thereto, included in the Company SEC Reports filed prior to the date hereof, (b) incurred pursuant to this Agreement or in connection with the Transactions, (c) incurred since December 31, 2014 in the ordinary course of business consistent with past practices, or (d) that would not constitute a Company Material Adverse Effect.

Section 4.07.         Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related hereto, since December 31, 2014, the Company and its Subsidiaries have conducted their respective businesses in all material respect in the ordinary course of business consistent with past practice and there has not been (a) any event, occurrence or development which has constituted a Company Material Adverse Effect; or (b) any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in the items (a) through (f) of Section 6.01.

Section 4.08.         Consents and Approvals; No Violations; Secured Creditors. (a) Except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the filing of the Schedule 13E-3 (including the Proxy Statement, which shall be filed as an exhibit thereof and incorporated by reference thereto) and the filing of one or more amendments thereto, (ii) compliance with the rules and regulations of NYSE, and (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Law, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except where the failure to make any such filings or give such notice or to obtain such permits, authorizations, consents or approvals would not constitute a Company Material Adverse Effect.

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(b)          The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not (i) conflict with or violate or result in any breach of any provision of the memorandum and articles of association or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, any loan, guaranty of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, license, contract, agreement, permit, concession, franchise, right or other instrument (each, a “Contract”) binding the Company or any of its Subsidiaries or result in the creation of any Lien, except Permitted Liens, upon any of the properties or assets of the Company or any of its Subsidiaries, or (iii) (assuming receipt of the Shareholder Approval and all filings and obligations described in Section 4.08(a) have been made or satisfied) violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such violations, breaches or defaults or other occurrences which would not constitute a Company Material Adverse Effect.

(c)          The Company does not have any secured creditors.

Section 4.09.         Property. (a) Section 4.09(a) of the Company Disclosure Schedule lists the location of each Owned Real Property that are material to the business of the Company and its Subsidiaries taken as a whole. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each of such parcels of Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b)          Except as would not constitute a Company Material Adverse Effect, (i) each of Real Property Leases constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company’s knowledge, the landlord, exists under the Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property that are material to the business of the Company and its Subsidiaries taken as a whole, free and clear of all Liens, except Permitted Liens. No party to any  Real Property Leases has given notice to the Company or any of its Subsidiaries of, or to the Company’s knowledge, has made a claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

(c)          Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens, except Permitted Liens.

Section 4.10.         Intellectual Property. (a) The Company and its Subsidiaries own or possess adequate licenses or other valid and enforceable rights to use (in each case, free and clear of any Liens, except Permitted Liens), all Intellectual Property material to the business of the Company or its Subsidiaries as currently conducted or as contemplated to be conducted.

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(b)           To the Company’s knowledge, the use of any Intellectual Property by the Company or its Subsidiaries does not infringe upon or misappropriate, in any material respect, the Intellectual Property rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice of any assertion or claim that it, or the conduct of the business of the Company and its Subsidiaries, is infringing upon or misappropriating, or has infringed or misappropriated, any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property.

(c)          To the Company’s knowledge, no Person is challenging, infringing upon or misappropriating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries.

(d)          No material Intellectual Property owned by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(e)          Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries own all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Subsidiary, and all current or former Employees, consultants or contractors who have participated in the creation or development of any such Intellectual Property have executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary.

(f)          The Company and its Subsidiaries have taken actions reasonably necessary to maintain and protect each material item of Intellectual Property that they use. Immediately subsequent to the Effective Time, the Intellectual Property that is owned or used by the Company or its Subsidiaries shall be owned by or available for use by the Surviving Company and its Subsidiaries on terms and conditions materially identical to those under which the Company and its Subsidiaries owned or used the Intellectual Property immediately prior to the Effective Time.

(g)          The Company’s software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation are adequate for, and operate and perform substantially in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s business, and, except as set forth in Section 4.10(g) of the Company Disclosure Schedule, the Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

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Section 4.11.         Legal Proceedings. (a) As of the date hereof, there is no litigation, suit, claim, action, demand letter, hearing, arbitrations, investigation or proceeding (each a “Proceeding”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any share, security, equity interest, property or assets of the Company or any of its Subsidiaries, before any Governmental Entity, which has, or if decided adversely to the Company would constitute a Company Material Adverse Effect.

(b)          Except as would not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any property or assets of the Company or any of its Subsidiaries is subject to any outstanding order of, consent decree, settlement agreement or other similar written agreement with, or any investigation by any Governmental Entity that is pending, or, to the knowledge of the Company, threatened, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

Section 4.12.         Company Permits; Compliance with Laws. (a) Except as would not constitute a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries holds all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of all Governmental Entities necessary for each of them to own, lease, operate and use its properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), (ii) all the Company Permits are in full force and effects and the Company and its Subsidiaries are in compliance with the terms of the Company Permits in all material respects and (iii) no suspension or cancellation of any of the Company Permits is pending or, to the Company’s knowledge, threatened. To the Company’s knowledge, no Company Permit will cease to be effective as a result of the Transactions.

(b)          Each of the Company and its Subsidiaries is in compliance with and is not in default under or in violation of any Law applicable to the Company, such Subsidiary or its business, or by which any property or asset or right of the Company or such Subsidiary is bound or affected, except for any non-compliance, default or violation that would not constitute a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured.

(c)          Neither the Company nor any of its Subsidiaries is in violation of, in any material respect, any applicable anti-bribery and anti-corruption Laws that apply to the Company or any of its Subsidiaries, including (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and (ii) the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, and the Interim Rules on Prevention of Commercial Bribery issued by SAIC on November 15, 1996, if applicable.

(d)          Neither the Company nor any Company Affiliate is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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Section 4.13.         Employee Benefit Plans.   (a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, has made any plan or commitment to, whether legally binding or not, or has any liability, direct or indirect, contingent or otherwise (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to Company Benefit Plans. Each Company Benefit Plan has been maintained and administered in accordance with its terms in all material respects.

(b)          None of the Company Benefit Plans was or is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended.

(c)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former Employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(d)          With respect to each Company Benefit Plan, (i) each document prepared in connection therewith complies in all material respects with applicable Law, (ii) such Company Benefit Plan has been operated in all material respects in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iii) there are no pending or, to the Company’s knowledge, threatened Proceedings with respect to such Company Benefit Plan or against the assets of such Company Benefit Plan (except for claims for benefits in the ordinary course of business consistent with the terms of the applicable Company Benefit Plan), and no circumstance, fact or event exists that could result in any material default under or material violation of such Company Benefit Plan.

(e)          The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options to acquire Shares or any restricted Shares to any Employees of the Company after the date hereof.

Section 4.14.         Labor Matters. (a) There are no labor or collective bargaining agreements which pertain to the Employees of the Company or any of its Subsidiaries.

(b)          Except as would not constitute a Company Material Adverse Effect, (i) there is no material dispute pending, or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former Employees of, (ii) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment, termination, wages, hours, social security, collective bargaining, payment and withholding of Taxes, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid) and former Employees, (iii) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for Employees, and (iv) there is no unfair labor practice complaint or charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any person.

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Section 4.15.         Environmental Matters. Except as would not constitute a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is now and has been in compliance with all applicable Laws relating to the protection of natural resources, the environment, public and employee health and safety, pollution and the release of or exposure to Hazardous Materials (the “Environmental Laws”), possesses all permits, authorizations, licenses or similar approvals necessary under applicable Environmental Laws to conduct its businesses as presently conducted (the “Environmental Permits”), is now and has been in compliance with the terms of the Environmental Permits, (b) no property currently owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remediation or that is in violation of any Environmental Law, (c) the Company and its Subsidiaries are not subject to any outstanding written orders, decree, injunction or agreement with any Governmental Entity or other Person with respect to any liabilities or obligations relating to any Environmental Laws or any Hazardous Material, and (d) no Proceedings are pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law, and there are no investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries under Environmental Laws.

Section 4.16.         Taxes.

(a)          Each of the Company and its Subsidiaries has (i) prepared (or caused to be prepared) and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects, (ii) paid all material Taxes that are required to be paid by any of them (whether or not shown to be due and payable on any Tax Return) other than those Taxes that are being contested in good faith pursuant to appropriate proceedings, (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of any Tax Return or Taxes, and (iv) there are no material Liens for Taxes with respect to any asset of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due or Liens for Taxes being contested in good faith by appropriate proceedings.

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(b)          No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries by any Governmental Entity that has not been satisfied by payment, settled or withdrawn.

(c)          All material amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d)          No written claim has been made by a Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(e)          Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Entity. No submissions made to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge, threatened. To the Company’s knowledge, the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments, and will not result in the claw-back or recapture of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

Section 4.17.         Material Contracts. (a) Except for this Agreement, Contracts filed as exhibits to the Company SEC Reports and Contracts listed in Section 4.17 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by:

(i)          any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)         any Contract relating to the purchase or sale of any Shares or other securities of the Company or any of the Company’s Subsidiaries;

(iii)        any joint venture contracts, strategic cooperation or partnership arrangements, or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

(iv)        any Contract with any Governmental Entity;

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(v)         any Contract involving the payment or receipt of amounts by the Company or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$1,000,000;

(vi)        any non-competition Contract or other Contract that grants material exclusive rights to the counterparty thereto, in each case, that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(vii)       any Contract pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a purchase price of more than US$1,000,000;

(viii)      any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guaranty by the Company or any of its Subsidiaries;

(ix)         any Contract between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer of the Company, any Person beneficially owning five percent or more of the Shares (or their respective Affiliates), on the other, excluding any Company Benefit Plans;

(x)          each Contract providing for any earn-out payment payable by the Company or any of its Subsidiaries to any third party after the date hereof;

(xi)         any Contract providing for any change of control or similar payments in excess of US$1,000,000; or

(xii)        any other Contracts, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective business, or the absence of which would constitute a Company Material Adverse Effect.

Each such Contract described in clauses (i) to (xii) above is referred to herein as a “Material Contract.”

(b)          Except as would not constitute a Company Material Adverse Effect, (i) each Material Contract constitutes the valid and legally binding obligation of the Company or any of its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Material Contract, (iii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that, with or without due notice or lapse of time or both, would constitute a breach or violation of, or default under, any Material Contract, and (iv) neither the Company nor any of its Subsidiaries has received any written claim or notice of default, termination or cancellation under any such Material Contract.

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Section 4.18.         Insurance Matters. All material insurance policies, programs and arrangements of the Company are in full force and effect in all material respects and are of the type and in amounts customarily carried by Persons conducting business similar to the Company. No written notice of cancellation or modification has been received by the Company, and, to the Company’s knowledge, there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a default, by any insured thereunder. The Company has no reason to believe that it or any of its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost. Neither the Company nor any of its Subsidiaries knows of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. Neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

Section 4.19.         Solvency. (a) Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy Proceedings or any knowledge of any fact which would reasonably lead a creditor to do so.

(b)          The Company and its Subsidiaries, individually and on a consolidated basis, are not Insolvent as of the date hereof, and after giving effect to the Transactions to occur at the Closing, will not be, Insolvent, immediately after the Effective Time.

Section 4.20.         Anti-takeover Statutes. The Company is not a party to any shareholder rights plan, “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares or the Transactions.

Section 4.21.         Brokers. No broker, finder or investment banker (other than the SC Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Affiliates (exclude Parent Related Party). The Company has furnished to Parent a correct and complete copy of all agreements on behalf of the Company with the SC Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.22.         Deposit Agreement. The Deposit Agreement is the currently effective deposit agreement between the Company and the Depositary and constitutes the entire agreement of the parties thereto, and supersedes all other agreements or understandings, whether written or oral, with respect to the subject matter thereof.

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Section 4.23.         No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any of their respective Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Except in the event of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in Article IV.

Article V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other sections or subsections of this Article V to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01.         Organization; Standing. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as presently conducted and proposed by it to be conducted and to own, lease and operate its properties and assets, except the failure to be so organized, validly existing or in good standing or to have such power or authority would not have a Parent Material Adverse Effect.

Section 5.02.         Memorandum and Articles of Association. Parent has made available to the Company a complete and correct copy of the memorandum and articles of association, or other equivalent organizational documents of Parent and the memorandum and articles of association or other equivalent organizational documents of Merger Sub, each as amended to date and are currently in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association or other equivalent organizational documents.

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Section 5.03.         Capitalization.

(a)          The authorized share capital of the Parent consists of US$ 50,000 divided into 5,000,000 ordinary shares, par value US$ 0.01 per share. As of the date hereof, 100 ordinary shares of Parent were issued and outstanding. All the outstanding ordinary shares of Parent are duly authorized, validly issued, fully paid and non-assessable.

(b)          The authorized share capital of Merger Sub consists of US$ 50,000 divided into 50,000 ordinary shares, par value US$1.00 per share. As of the date of this Agreement, 50,000 ordinary shares of Merger Sub were issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or capitalization, or pursuant to this Agreement, or related to the Transactions.

Section 5.04.         Authority Relative to This Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Transaction by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.05(b)). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          The Parent Board, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly authorized the execution and delivery of this Agreement and the consummation of the Transactions, and taken all corporate actions required to be taken by the Parent Board, and by the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub, for the consummation of the Transactions (including the Merger).

Section 5.05.         Consents and Approvals; No Violations; Secured Creditors. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken, and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Liens for purposes of the Debt Financing) on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the filing of the Schedule 13E-3, the filing of one or more amendments thereto and the filing of one or more amendments to Schedule 13D, (ii) compliance with the rules and regulations of NYSE, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Law, and (iv) any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, where the failure to obtain or make, as applicable, would not have a Parent Material Adverse Effect.

(c)          Merger Sub does not have any secured creditors.

Section 5.06.          Financing. (a) Parent has delivered to the Company a true, complete and correct copy of an executed debt commitment letter from Ping An Bank Co., Ltd. (the “Lender”) to Parent (the “Debt Commitment letter”), pursuant to which the Lender has committed, subject to the terms and conditions thereof (until such time as the parties thereto enter into the facility agreement on the terms set out in the Debt Commitment Letter (the “Facility Agreement” and together with the Debt Commitment Letter, the “Debt Financing Documents”) in which case thereafter, pursuant to such Facility Agreement), to provide debt financing in the amount set forth therein, the proceeds of which will be used to finance the consummation of the Transactions (the “Debt Financing”).

(b)          As of the date hereof, (i) the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto, and (ii) the Debt Commitment Letter has not been amended, supplemented or replaced, and no such amendment, supplement or replacement is contemplated, and the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated; provided that Parent and Merger Sub may replace, amend or supplement the Debt Financing Documents to the extent permitted by Section 7.14.

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(c)           As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach, to the knowledge of Parent, of any party thereto, under the Debt Commitment Letter. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available at the Effective Time. The Debt Commitment Letter (and after the Facility Agreement is entered into, the Facility Agreement) contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Debt Financing or the Alternative Debt Financing.

(d)          Assuming (i) the Debt Financing is funded in accordance with the Debt Financing Documents and (ii) the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, Parent and Merger Sub shall have at the Effective Time sufficient cash, or other sources of immediately available funds, to make payment of all of the amounts required to be provided by Parent and Merger Sub for the consummation of the Transactions, and for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses of the Merger.

Section 5.07.         Ownership of Company Shares. As of the date hereof, other than 157,000,000 Shares owned by Parent and its Affiliates or as a result of this Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 5.08.         Solvency. Parent and Merger Sub, individually and on a consolidated basis, are not Insolvent as of the date hereof, and, assuming the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, after giving effect to the Transactions to occur at the Closing, will not be Insolvent immediately after the Effective Time. Neither Parent nor Merger Sub is in default in any material respect with respect to any indebtedness, except for any such default as would not have a Parent Material Adverse Effect.

Section 5.09.         Certain Arrangements. As of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of Company’s and its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration in connection with the Transactions or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

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Section 5.10.         Absence of Litigation. As of the date hereof, (a) there is no Proceeding pending or, to the knowledge of Parent and Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates (other than any Company Related Party) before any Governmental Entity, (b) there is no judicial judgment, ruling, order or decision outstanding against Parent, Merger Sub or any of their respective Affiliates (other than any Company Related Party) and (c) Parent, Merger Sub and their respective Affiliates (other than any Company Related Party) are not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, in each case of the foregoing clauses (a) – (c), that would, or would reasonably be expected to, have a Parent Material Adverse Effect.

Section 5.11.         Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (b) the Proxy Statement will, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

Section 5.12.         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.13.         Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own independent investigation, review and analysis of the Company and its Subsidiaries and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article IV).

Section 5.14.         No Additional Representations. Except for the representations and warranties made by the Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing. Except in the event of fraud, neither Parent nor Merger Sub nor any other Person will have or be subject to any liability or indemnity obligations to the Company or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in this Article V.

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Article VI

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 6.01.         Conduct of Business of the Company. Except as required by applicable Law or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, during the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, (A) the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its operations in the ordinary course of business consistent with past practice, taken as a whole, in all material respects, (ii) seek to preserve intact its current business organizations, seek to keep available the service of its current officers, key employees, key consultants and key contractors, and seek to preserve its relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries, and (B) the Company shall not, and shall not permit any of its Subsidiaries to,

(a)          amend the memorandum and articles of association or other similar organizational documents of the Company or any of its Subsidiaries;

(b)          issue, sell, pledge, dispose of, transfer, deliver, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, delivery, grant or encumbrance of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any equity equivalents (including, without limitation, any share options or share appreciation rights) of the Company or any of its Subsidiaries;

(c)          declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, share or property or any combination thereof) with respect of the share capital of the Company or any of its Subsidiaries (except for any dividend or distribution by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary of the Company);

(d)          (i) split, combine, subdivide or reclassify any share capital of the Company or any of its Subsidiaries, (ii) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, or (iii) enter into any agreement with respect to the voting of the share capital of the Company;

(e)          effect any merger, consolidation, scheme of arrangement, amalgamation, liquidation, dissolution, reorganization, restructuring or similar transaction involving the Company or any of its Subsidiaries;

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(f)          create any new Subsidiary or joint venture;

(g)          (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice and, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business consistent with past practice and in amounts not in excess of US$5,000,000 in the aggregate, and except for guarantees of obligations of Wholly Owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Wholly Owned Subsidiaries of the Company), in amounts in excess of US$5,000,000 in the aggregate, or (iv) mortgage or pledge any material assets of the Company and any of its Subsidiaries, tangible or intangible, or create or suffer to exist any Lien thereupon to secure obligations in amounts in excess of US$5,000,000 in the aggregate;

(h)          except as may be required by Law or Contract existing on the date hereof, or except as is in the ordinary course of business consistent with past practice, (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, share option, share appreciation right, restricted share, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any employee of the Company or any of its Subsidiaries in any manner, (ii) increase in any manner the compensation or fringe benefits of any employee of the Company or any of its Subsidiaries, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of share appreciation rights or performance units), or (iii) forgive any loans to any employee of the Company or any of its Subsidiaries;

(i)          acquire, sell, lease or dispose of any assets, in any transaction or related series of transactions, in excess of US$5,000,000;

(j)          make any changes with respect to any credit practice, method of financial accounting, financial accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in GAAP or applicable Law;

(k)          (i) acquire any company, partnership or other business organization or division thereof or any equity interest therein, other than in the ordinary course of business consistent with past practice and with a value or purchase price not in excess of US$5,000,000 individually; or (ii) authorize any new capital expenditures which are in excess of US$5,000,000 individually, other than capital expenditures necessary to maintain existing assets in good repair;

(l)          make, change or revoke any material Tax election, settle or finally resolve any material controversy with respect to Taxes, or change (or make a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes;

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(m)          pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice and (B) not in excess of US$1,000,000 in the aggregate;

(n)          waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(o)          settle or compromise any pending or threatened Proceeding relating to the Transactions;

(p)          except in the ordinary course of business consistent with past practice, (i) cancel, materially modify, terminate or grant a waiver of any rights under any Material Contract (except for any modification or amendment that is beneficial to the Company), (ii) enter into a new Contract that would be a Material Contract if in existence as of the date of this Agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Material Contract or new Contract;

(q)          enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its Subsidiaries’ business that is conducted as of the date of this Agreement;

(r)          fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any PRC Governmental Entity;

(s)          (i) except in the ordinary course of business, abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Intellectual Property that the Company or any of its Subsidiaries currently uses; (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any such material Intellectual Property; (iii) develop, create or invent any material Intellectual Property jointly with any third party, except under existing arrangements in the ordinary course of business; (iv) disclose or allow to be disclosed any material confidential information with respect to such Intellectual Property to any Person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; (v) fail to notify Parent promptly of any material infringement, misappropriation or other violation of or conflict with any such Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such Intellectual Property; or (vi) fail to perform or make any applicable filings, recordings or other similar actions, or fail to pay fees or Taxes required or advisable to maintain and protect its interest in each and every item of such material Intellectual Property; or

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(t)          take, propose to take, or agree to take, any of the actions described in (a) through (s).

Section 6.02.         Conduct of Business by Merger Sub. Except as expressly contemplated by or permitted by this Agreement or with the written consent of the Company, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the Merger Sub shall not engage in any business activity or operations other than for the purpose of consummating the Transactions, and the Parent shall not engage in any business activity or operations that would have a Parent Material Adverse Effect.

Section 6.03.         No Control of the Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01.         Preparation of the Proxy Statement and Schedule 13E-3. (a) As promptly as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare, and cause to be mailed to the shareholders of the Company as promptly as practicable after having cleared the SEC comments on the Schedule 13E-3, the Proxy Statement. Parent and Merger Sub shall promptly furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to mailing the Proxy Statement to the shareholders or any amendments or supplements thereto.

(b)          Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each party shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, with respect to the Schedule 13E-3, received from the SEC and will use its reasonable best efforts to resolve and respond promptly to any comments of the SEC regarding the Schedule 13E-3. Each of Parent, Merger Sub and the Company will be provided with reasonable opportunity to review and comment on the initial Schedule 13E-3 and any amendment or supplement thereto prior to filing with the SEC.

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(c)          If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment to the Schedule 13E-3 describing such information shall be promptly filed with the SEC and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by applicable Law.

(d)          Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 7.04, in connection with any disclosure regarding a Change of Recommendation, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.02.         Company Shareholders Meeting. (a) Subject to Section 7.04(d) , the Company shall cause a meeting of its shareholders for the purpose of voting on the approval and authorization of this Agreement and the Transactions (including the Merger) (the “Company Shareholders Meeting”) to be duly called and held in accordance with the applicable Law and the memorandum and articles of association of the Company as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and, in the case of calling of the Company Shareholders Meeting, in any event within ten (10) days after such confirmation, provided, that the Company may postpone or adjourn the Company Shareholders Meeting, (i) with the written consent of Parent, (ii) if at the time the Company Shareholders Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders Meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith after consultation with outside counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting; provided, however, that notwithstanding the foregoing, the Company Shareholders Meeting shall be held no later than forty five (45) calendar days following the mailing to the shareholders of the Proxy Statement.

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(b)          Subject to Section 7.04(d), the Company shall (i) establish a record date (the “Record Date”) for determining shareholders of the Company entitled to notice of and vote at the Company Shareholders Meeting and (ii) instruct or otherwise cause the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

(c)          Unless there has been a Change of Recommendation pursuant to Section 7.04(d), (i) the Company Board shall make the recommendation that the shareholders of the Company approve and authorize this Agreement and the Transactions (including the Merger) (the “Company Board Recommendation”) and include the Company Board Recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts in accordance with applicable Law and the memorandum and articles of association of the Company to solicit from the holders of the Shares proxies in favor of the approval and authorization of this Agreement and the Transactions (including the Merger) and take all other actions necessary or desirable to secure the Shareholder Approval. Upon reasonable request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval.

(d)          At the Company Shareholders Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions (including the Merger) is sought, Parent and/or Merger Sub shall vote, and shall cause their respective Affiliates to vote, or cause to be voted, all Shares held directly or indirectly by them and their respective Affiliates as of the date hereof in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions (including the Merger).

Section 7.03.         Access to Information. (a) From the date hereof until the Effective Time and subject to applicable Law and the terms of any Contract existing on the date hereof to which any of the Company and its Subsidiaries is a party, the Company shall, and shall cause its Subsidiaries to, upon reasonable advance notice from Parent, (i) provide to Parent and Parent’s Representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such Persons may reasonably request, and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation; provided, that no investigation pursuant to this Section 7.03(a) shall affect or be deemed to modify any of the representations or warranties made by the Company. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure could (x) result in the loss of attorney-client or other legal privilege of the Company or any of its Subsidiaries, (y) contravene any applicable Law or requirements of any Governmental Entity, or (z) violate the confidentiality provision under any Contract entered into prior to the date of this Agreement; provided, however, that in each of the foregoing clauses (x) – (z), the Company shall use its reasonable best efforts to permit access to or to disclose such information in a manner that would not result in such loss, contravention or violation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the Employees of the Company or its Subsidiaries of their duties.

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(b)          All information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with Section 10.08. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.03 by its Representatives.

Section 7.04.         No Solicitation of Transactions. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to the Company or any of its Subsidiaries, or take any other action to knowingly facilitate, any Acquisition Proposal, (iii) agree to, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement), or (iv) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Immediately after the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal.

(b)          Notwithstanding anything in Section 7.04(a) to the contrary, prior to the time the Shareholder Approval is obtained, but not after, if the Company receives an unsolicited bona fide written Acquisition Proposal from any Person that did not result from a breach by the Company of this Section 7.04 and that has not been withdrawn, (i) the Company and its Representatives may contact such Person to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and to notify such Person of the restrictions of this Section 7.04, and (ii) if the Company Board has determined, in its good faith judgment, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and that, in light of such Acquisition Proposal, failure to furnish such information to or enter into discussions with the Person who made such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law, then the Company and its Representatives may (x) furnish information (including non-public information) with respect to the Company to the Person who has made such Acquisition Proposal and (y) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal; provided, that the Company shall (1) notify Parent of any Acquisition Proposal (including, without limitation, all material terms and conditions thereof and the identity of the Person making it) as promptly as practicable (but in no case later than 48 hours) after its receipt thereof, and shall thereafter inform Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such Acquisition Proposal, (2) obtain from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and (3) give Parent a copy of any material information delivered to such Person that was not previously provided to Parent promptly after such information is provided to such Person.

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(c)          Except as expressly permitted by this Section 7.04, neither the Company Board nor any committee thereof shall (i) (A) fail to make a Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw (or not continue to make), qualify or modify, or propose to withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Acquisition Proposal, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) publicly announce its intention to take any of the actions described in foregoing clauses (A) through (D) (any of such actions described in clauses (A) through (E) being referred to as a “Change of Recommendation”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, merger agreement or other similar agreement relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.04(b)) (each, an “Alternative Acquisition Agreement”). The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or Representatives shall be deemed to be a breach by the Company of this Section 7.04(c).

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(d)          Notwithstanding anything in this Section 7.04 to the contrary, prior to the time the Shareholder Approval is obtained, but not after, if the Company has received a written, bona fide proposal or offer with respect to an Acquisition Proposal that did not arise or result from a breach of Section 7.04(a), that is not withdrawn and that the Company Board determines, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), in its good faith judgment, that such Acquisition Proposal constitutes a Superior Proposal, the Company Board may, upon recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), (i) make a Change of Recommendation, and/or (ii) authorize the Company to terminate this Agreement pursuant to Section 9.03(b) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if the Company Board determines, upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), in its good faith judgment, failure to do so would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law; provided, that (A) the Company has provided at least five (5) Business Days’ (the “Negotiation Period”) prior written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal (which notice shall include the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal) and indicating that the Company Board intends to take such action, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change of Recommendation, (B) during the Negotiation Period, the Company shall have negotiated with, and caused its Representatives to negotiate with, Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal (any material amendment to the terms of such Superior Proposal during the Negotiation Period shall require a new Notice of Superior Proposal of the terms of such amended Superior Proposal from the Company and an additional Negotiation Period that satisfies this Section 7.04(d), provided that any additional Negotiation Period shall be reduced to three (3) Business Days), and (C) following the end of the Negotiation Period (or any additional Negotiation Period, if applicable), the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and that failure to take any of the actions referenced in subsection (i) or (ii) herein would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law.

(e)          Nothing contained in this Section 7.04 shall be deemed to prohibit the Company from complying with its disclosure obligations under federal or state Laws of the United States of America, or other applicable Laws, with regard to an Acquisition Proposal; provided, that making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Section 7.04; provided, further, that if such disclosure includes a Change of Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 9.04(b) (it being understood that a statement by the Company that factually describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act, shall not be deemed a Change of Recommendation).

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Section 7.05.         Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Entity with jurisdiction over enforcement of any applicable Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (x) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Entity in connection with such filings or submissions, (y) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Entity, and (z) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry); and (ii) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, employing such resources as are necessary to obtain the regulatory approvals. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall cause its respective proper officers and directors to use their reasonable best efforts to take all such action.

(b)          Each party shall, upon reasonable request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(c)          Each party agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Proceeding with respect to the Transactions (including the Merger), and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.06.         Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE and subject to the provisions of Section 7.04, each of Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Transactions (including the Merger), and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, applicable fiduciary duties or by any applicable listing agreement with or rules of a national securities exchange or interdealer quotation service or by the request of any Governmental Entity, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

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Section 7.07.         Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply their respective obligations, in each case, under the Company’s or such Subsidiary’s memorandum and articles of association or similar constitutional documents in effect as of the date hereof or any written indemnification agreement between the Company and any Indemnified Party as of the date hereof and disclosed to Parent in the Company Disclosure Schedule, to indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. The memorandum and articles of association of the Surviving Company shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the applicable Law, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b)          Parent or the Surviving Company shall have the right, but not the obligation, to assume and control the defense of any threatened or actual Proceeding relating to any acts or omissions covered under this Section 7.07 unless there is a conflict of interest between Parent and the Surviving Company, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual Proceeding relating to the transactions contemplated hereby); provided, that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any such Proceeding for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnified Parties shall cooperate in the defense of any Proceeding and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith

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(c)          For a period of six (6) years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain the Company’s and its Subsidiaries’ existing policies of directors’ and officers’ liability insurance for the benefit of those Persons who are covered by such policies at the Effective Time (or the Surviving Company may substitute therefor policies of substantially equivalent coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not less favorable to those Persons), provided, that in no event shall the Surviving Company be required to expend pursuant to this Section 7.07(c) more than an amount per year equal to 300% of the annual premium of the existing policies. The Company may prior to the Effective Time at its option purchase, for an amount not to exceed 300% of the annual premium of the existing policies, a six (6) year “tail policy” on terms and conditions providing substantially equivalent benefits as the existing policies of directors’ and officers’ liability insurance maintained by the Company. If such prepaid “tail policy” has been obtained by the Company prior to the Closing, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.07(c) and the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

(d)          If Parent, the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other company or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, company or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 7.07.

(e)          The agreements and covenants contained in this Section 7.07 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries as of the date hereof, under any applicable Law, or otherwise. The provisions of this Section 7.07 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Company and their respective Subsidiaries, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.07. The obligations of Parent and the Surviving Company under this Section 7.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees; it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution for any such claims under any such policies

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Section 7.08.         Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of

(i)          any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Person set forth in this Agreement that would cause the conditions set forth in Article VIII not to be satisfied; provided that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 7.08 shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure;

(ii)         any notice or other communication from any Governmental Entity in connection with the Merger;

(iii)        any Proceedings commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent or any of its Affiliates which, as the case may be, if pending on the date of this Agreement, would have been required to have been disclosed by such Person pursuant to any of such Persons’ representations and warranties contained herein, or that relate to such Person’s ability to consummate the Merger; or

(iv)        any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions;

together, in each case, with a copy of any such notice, communication or Proceeding; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.09.         Fees and Expenses. Subject to Section 9.05, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses.

Section 7.10.         Delisting of Securities. Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to cause the Shares and ADSs to be (a) delisted from NYSE as promptly as practicable after the Effective Time and (b) deregistered under the Exchange Act as promptly as practicable after such delisting.

Section 7.11.         Anti-takeover Statutes. If any Takeover Statute is or may become applicable to the Merger and the other Transactions, the parties shall use their reasonable best efforts to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to lawfully eliminate or minimize the effects of such Takeover Statute or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

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Section 7.12.         Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

Section 7.13.         Participation in Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such litigation shall be settled or compromised without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14.          Financing. (a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to (i) arrange the Debt Financing on the terms and conditions described in the Debt Financing Documents, (ii) maintain in effect the Debt Financing Documents until the Transactions (including the Merger) are consummated, (iii) negotiate and execute the Facility Agreement, (iv) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Debt Financing Documents, (v) consummate the Debt Financing at or prior to the Effective Time and (vi) enforce the parties’ funding obligations to the extent necessary to fund the consideration for the Merger.

(b)          If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become or could reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Financing Documents, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, in an amount sufficient to consummate the Transactions (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Documents” and together with the Debt Financing Documents, the “Financing Documents” and each a “Financing Document”) and Parent shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement letters). Any reference in this Agreement to (A) the “Debt Financing” shall be deemed to include the Alternative Debt Financing and any modification to the Debt Financing Documents pursuant to this Section 7.14, and (B) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Financing Documents to the extent then in effect).

(c)           Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Debt Financing nor any Alternative Debt Financing is a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing or any Alternative Debt Financing, subject to the applicable conditions set forth in Article VIII.

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(d)          Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and use its reasonable best efforts to cause its and their respective Representatives to provide to Parent and Merger Sub (at Parent's sole cost and expense) any cooperation as may be reasonably requested by Parent and Merger Sub in connection with the arrangement of the Debt Financing and, if applicable, any Alternative Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which cooperation shall include at the request of the Debt Financing and/or Alternative Debt Financing sources, using reasonable best efforts to (i) deliver one or more certificates of the chief financial officer or person performing similar functions of the Company and, if applicable, its Subsidiaries with respect to solvency matters as reasonably required by the Debt Financing sources, (ii) execute and deliver any undertaking, pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents, or other ancillary documentation as may be requested by Parent or its Representatives or otherwise facilitate the pledging of collateral, the delivery of pay-off letters and other cooperation in connection with the pay-off of the Company’s or its Subsidiaries’ existing indebtedness and release of all related Liens (if any), provided, however, that no obligation of the Company or its Subsidiaries under any such agreement, pledge, guarantee, grant or other documentation contemplated by this clause (ii) shall be effective until immediately after the Effective Time, (iii) take all actions reasonably necessary to (A) permit advisors, consultants and accountants of Parent or its Debt Financing and/or Alternative Debt Financing sources to evaluate the Company's assets, liabilities, cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral eligibility and values and (B) establish bank and other accounts, (iv) furnish Parent, Merger Sub and their respective Representatives promptly with all documentation and other information required with respect to the Debt Financing under applicable "know your customer" and anti-money laundering rules and regulations, (v) provide Parent and the Debt Financing and/or Alternative Debt Financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its Subsidiaries as reasonably required by Parent or the Debt Financing sources and is customary in connection with the Debt Financing, (vi) make the Company’s executive officers and other senior employees reasonably available to assist the Debt Financing sources, and (vii) take all reasonable corporate actions, subject to the occurrence of the Closing, to permit consummation of the Debt Financing and/or Alternative Debt Financing. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing and/or Alternative Debt Financing. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.14(d) or otherwise in connection with any Debt Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, or (y) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time.

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(e)          Without limiting the generality of the foregoing, prior to the Closing, the Company shall use its commercially reasonable efforts to transfer an amount of cash equal to RMB200,000,000 to the Escrow Account, provided that in no event shall such use of the cash of the Company render the Company and its Subsidiaries on a consolidated basis to be Insolvent before and immediately after the Closing.

Section 7.15.         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 7.16.         Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other Company or Subsidiary employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

Section 7.17.         Actions Taken at Written Direction of Parent or Chairman. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article IV, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction by the Company at the written direction of any director or officer of Parent and Merger Sub, including Mr. Simin Zhang without the approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Article VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.01.         Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Transactions (including the Merger) are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)          Shareholder Approval. The Shareholder Approval shall have been obtained; and

(b)          No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (including the Merger).

Section 8.02.         Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Transactions (including the Merger) is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following additional conditions:

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(a)          Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Authority Relative to This Agreement; Fairness), Section 4.07(a) (Absence of Changes), Section 4.20 (Anti-takeover Statutes) and Section 4.21 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of such date and time (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date), (ii) set forth in Section 4.02 shall be true and correct (except for de minimis inaccuracies) in all respects as of the date hereof and as of the Closing Date as if made on and as of such date and time (except for such representations and warranties made as of a specified date, which shall be true and correct (except for de minimis inaccuracies) in all respects only as of the specified date), and (iii) set forth in this Agreement (other than the representations and warranties set forth in clauses (i) and (ii) above) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such date and time (except for those representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failures to be true and correct would not constitute a Company Material Adverse Effect.

(b)          Agreements and Covenants. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect.

(d)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the conditions specified in Section 8.02(a) through (c).

Section 8.03.         Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such date and time (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failures to be true and correct would not have a Parent Material Adverse Effect.

(b)          Agreements and Covenants. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

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(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the fulfillment of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04.         Frustration of Closing Conditions. Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article IX

TERMINATION; AMENDMENT; WAIVER

Section 9.01.         Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Shareholder Approval, by mutual written consent of the Company and Parent by action of their respective boards of directors (in the case of the Company Board, acting upon the recommendation of the Special Committee).

Section 9.02.         Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Company Board or the Parent Board (in the case of the Company Board, acting upon the recommendation of the Special Committee) if:

(a)          the Merger shall not have been consummated by August 5, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.02(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in, or materially contributed to the failure of the Closing to occur by such date;

(b)          the Company Shareholders Meeting shall have been held and the Shareholder Approval shall not have been obtained at such Company Shareholders Meeting or at any adjournment or postponement thereof; or

(c)          any Law or Order having the effect set forth in Section 8.01(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.02(c) shall not be available to any party if the issuance of such final, non-appealable Law or Order was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement.

Section 9.03.         Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board (upon the recommendation of the Special Committee) if:

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(a)          the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured by the earlier of the Termination Date and thirty (30) days following receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.03(a); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.03(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 8.01 or Section 8.02 not being satisfied;

(b)          prior to obtaining the Shareholder Approval if (i) the Company Board (acting upon the recommendation of the Special Committee) authorizes the Company, subject to complying with the covenants and agreements in Section 7.04(d), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) concurrently with such termination the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 9.05(b); or

(c)          (i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 8.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.03 and (iii) the Merger shall not have been consummated within five (5) Business Days after the delivery of such notice.

Section 9.04.         Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)          the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured by the earlier of the Termination Date and (A) five (5) days (in the case of a breach of Section 7.04) or (B) thirty (30) days (in the case of all other breaches) following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 9.04(a); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.04(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 8.01 or Section 8.03 not being satisfied; or

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(b)          The Company Board, whether or not permitted to do so by this Agreement, shall have (i) effected a Change of Recommendation, or resolved to take any such action; (ii) authorized the Company to enter into an Alternative Acquisition Agreement; or (iii) failed to hold the Company Shareholders Meeting pursuant to Section 7.02.

Section 9.05.         Effect of Termination and Abandonment. (a) In the event of valid termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall be given to the other parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement (other than this Section 9.05, Section 7.06 (Public Announcements), Section 7.09 (Fees and Expenses), Section 10.02 (Entire Agreement; Assignment), Section 10.03 (Notices), Section 10.04 (Governing Law; Jurisdiction), Section 10.05 (No Third Party Beneficiaries) and Section 10.08 (Confidentiality)) shall become void and of no effect with no liability on the part of any party (or of any of its Subsidiaries or their respective Representatives). Nothing in this Section 9.05 shall relieve any party from liability for any knowing and intentional breach prior to such termination of, or fraud committed prior to the termination in connection with, this Agreement.

(b)          In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.04(a) or Section 9.04(b), (ii) this Agreement is terminated by the Company pursuant to Section 9.03(b), or (iii) if (A) an Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn) after the date hereof and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting), (B) neither Parent nor Merger Sub shall be in any material breach of any of its representations, warranties or covenants under this Agreement, (C) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 9.02(a) or Section 9.02(b), and (D) at any time prior to the date that is twelve (12) months after the date of such termination, (x) the Company enters into a definitive agreement in connection with an Acquisition Proposal, or (y) an Acquisition Proposal is consummated (whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (A)); provided, that for purposes of this Section 9.05(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”, then the Company shall pay or cause to be paid to Parent or its designee a termination fee of US$2,500,000 (the “Company Termination Fee”), (1) prior to such termination in the case of a termination referred to in clause (i) or (ii), or (2) on the date the first of such events described in clauses (x) and (y) above shall have occurred in the case of clause (iii), in each case, by wire transfer of same day funds to one or more accounts designated in writing by Parent. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment of the Company Termination Fee pursuant to this Section 9.05(b), the receipt of such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any other Person arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any other Person shall be entitled to bring or maintain any Proceeding against any Company Related Party arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 9.05(b) shall limit the rights of Parent and Merger Sub under Section 10.07. For the avoidance of doubt, subject to Section 10.07, the right of Parent and its designees to receive payment from the Company of the Company Termination Fee referred to in this Section 9.05(b) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The provisions of this Section 9.05(b) are intended to be for the benefit of, and shall be enforceable by, each Company Related Party.

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(c)          In the event that the Company terminates this Agreement pursuant to Section 9.03(a) or Section 9.03(c), then, Parent shall pay or cause to be paid to the Company a termination fee in an amount equal to US$5,000,000 (the “Parent Termination Fee”) promptly and in any event within two (2) Business Days following such termination by wire transfer of same day funds to one or more accounts designated in writing by the Company. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company or its designee shall receive the Parent Termination Fee pursuant to this Section 9.05(c), the receipt of such Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any Proceeding against any Parent Related Party arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination, provided, however, that nothing in this Section 9.05(c) shall limit the rights of the Company under Section 10.07. For the avoidance of doubt, subject to Section 10.07, the right of the Company and its designees to receive payment from Parent of the Termination Fee referred to in this Section 9.05(c) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, the Transactions, any Financing Document or any of the transactions contemplated thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The provisions of this Section 9.05(c) are intended to be for the benefit of, and shall be enforceable by, each Parent Related Party.

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(d)          In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.05, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full, at a rate per annum equal to 5% plus the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e)          Each party acknowledges that (i) the agreements contained in this Section 9.05 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.05(b) or Section 9.05(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.05, the parties would not have entered into this Agreement.

Section 9.06.         Amendment. This Agreement may be amended by action taken by their respective board of directors (or in the case of the Company, the Special Committee) at any time before the Effective Time; provided, however, after the Shareholder Approval having been obtained, no amendment shall be made which requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 9.07.         Extension; Waiver. At any time prior to the Effective Time, any party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breach of or inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement; provided, however, that after the Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption having been obtained. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

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Article X

MISCELLANEOUS

Section 10.01.         Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained in this Article X, the agreements of the Company, Parent and Merger Sub contained in Article II and Article III and those other covenants and agreements of the parties which by their terms apply or contemplate performance after the Effective Time.

Section 10.02.         Entire Agreement; Assignment. (a) This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and other exhibits and appendices hereto), together with the Financing Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.03.         Notices. All notices, requests, claims, demands, instructions and other documents to be given under this Agreement shall be in writing and shall be deemed to be duly given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery) to a party at the following address for such party:

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if to Parent or to Merger Sub, to:

28F, Neptunus Yinhe Keji Building

No.1, Kejizhong 3rd Road

Nanshan District, Shenzhen

Guangdong Province 518057

People’s Republic of China

Attention: Simin Zhang

Facsimile: +86 755 2643 0889

Email: zhangsm@nepstar.cn

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu, Chaoyang District,

Beijing, 100022, China

Attention: Ling Huang, Esq. and Denise Shiu, Esq.

Facsimile: +86 10 5879 3902

Email: lhuang@cgsh.com and dshiu@cgsh.com

if to the Company, to:

25F, Neptunus Yinhe Keji Building

No.1, Kejizhong 3rd Road

Nanshan District, Shenzhen

Guangdong Province 518057

People’s Republic of China

Attention: Zoe Li

Facsimile: +86 755 2640 1549

Email: liff@nepstar.cn

with a copy to:

Shearman & Sterling

12th Floor, Gloucester Tower

15 Queen’s Road Central

Hong Kong

Attention: Stephanie Tang, Esq

Facsimile: +852 2140 0328

Email: stephanie.tang@shearman.com

Section 10.04.         Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof. Notwithstanding the forgoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands and relating to the fiduciary duties of the board of directors, internal corporate affairs of Parent, Merger Sub and the Surviving Company, the Merger and exercise of any dissenter’s rights with respect to the Merger shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

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(b)          Subject to the last sentence of this Section 10.04(b), any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the arbitration rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 10.05.         No Third Party Beneficiaries. Except as expressly set forth in Section 7.07 and Section 9.05, this Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.06.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.07.         Specific Performance. (a) The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against the parties, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Company, Parent and Merger Sub hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.07. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 10.07.

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(b)          Until such time as the Company pays the Company Termination Fee, the remedies available to each of Parent and Merger Sub pursuant to this Section 10.07 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 9.05(c). For the avoidance of doubt, under no circumstances shall Parent be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 10.07 that results in a Closing and (ii) monetary damages, including all or any portion of the Company Termination Fee.

(c)          Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 10.07 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 9.05(b). For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 10.07 that results in a Closing and (ii) monetary damages, including all or any portion of the Parent Termination Fee.

Section 10.08.         Confidentiality.

(a)          Prior to and during the term of this Agreement, each party has disclosed or may disclose to the other party Confidential Information. Subject to Section 10.08(b), unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving party’s Representatives or, in the case of Parent as the receiving party, its Debt Financing sources and their respective Representatives, in each case, (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) whom the receiving party will cause to observe the terms of this Section 10.08, and (ii) not to use Confidential Information for any purpose other than in connection with Transactions. Each party acknowledges that such party shall be responsible for any breach of the terms of this Section 10.08 by such party or its Representatives and each party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

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(b)          In the event that the receiving party or any of its Representatives or, in the case of Parent as the receiving party, its Debt Financing sources and their respective Representatives, is requested pursuant to, or required by, Law or any Governmental Entity to disclose any the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 10.08. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 10.08, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such disclosing party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

Section 10.09.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.10.         Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.11.         Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, Sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CHINA NEPTUNUS DRUGSTORE HOLDING LTD.

By:	/s/ Simin Zhang
Name: Simin Zhang
Title: Director

NEPTUNUS GLOBAL LIMITED

By:	/s/ Simin Zhang
Name: Simin Zhang
Title: Director

CHINA NEPSTAR CHAIN DRUGSTORE LTD.

By:	/s/ Barry J. Buttifant
Name: Barry J. Buttifant
Title: Chairman of the Special Committee

Appendix I

Form of Plan of Merger

CHINA NEPSTAR CHAIN DRUGSTORE LTD. (as the Surviving Company)

and

NEPTUNUS GLOBAL LIMITED (as the Merging Company)

PLAN OF MERGER

Date:_______________________2016

PLAN OF MERGER

THIS PLAN OF MERGER is made on _____________________2016.

BETWEEN

(1)	CHINA NEPSTAR CHAIN DRUGSTORE LTD., an exempted company incorporated under the laws of the Cayman Islands with registration number 139055 having its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Company or the Surviving Company); and

(2)	NEPTUNUS GLOBAL LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registration number 308299 having its registered office at the offices of Offshore Incorporations (Cayman) Limited, P.O. Box 2804, 4th Floor Willow House, Cricket Square, Grand Cayman, KY1-1112, Cayman Islands (the Merging Company and together with the Company, the Constituent Companies).

WHEREAS

(A)	The board of directors of each of the Company and the Merging Company have approved the merger of the Constituent Companies, pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the Merger).

(B)

This Merger shall be upon the terms and subject to the conditions of: (i) the Agreement and Plan of Merger between China Neptunus Drugstore Holding Ltd., the Company and the Merging Company dated March 16, 2016 (the Merger Agreement), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Law (2013 Revision) (as amended) (the Companies Law).

(C)	The shareholders of each of the Company and the Merging Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(D)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	Definitions and Interpretation

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Schedule 1 hereto.

2.	Plan of Merger

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to the Merger are the Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall continue to be named China Nepstar Chain Drugstore Ltd..

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(c)	The registered office of the Company is at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is at the offices of Offshore Incorporations (Cayman) Limited, P.O. Box 2804, 4th Floor Willow House, Cricket Square, Grand Cayman, KY1-1112, Cayman Islands. Following the Effective Date (as defined below), the registered office of the Surviving Company will continue to be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	Immediately prior to the Effective Date, the authorised share capital of the Company is US$36,000 divided into 360,000,000 ordinary shares of a par value of US$0.0001 each, of which 197,446,940 ordinary shares have been issued, fully paid and outstanding.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which 50,000 ordinary shares have been issued, fully paid and outstanding.

(f)	On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each.

2.2           Merger Effective Date

The Merger shall be effective on the date (the Effective Date) that this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the Registrar), in accordance with section 233(13) of the Companies Law.

2.3           Terms and Conditions of the Merger

(a)	On the Effective Date and in accordance with the terms and conditions of the Merger Agreement:

(i)	Each ordinary share of par value US$1.00 of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable share of par value US$1.00 of the Surviving Company.

(ii)	Each ordinary share of a par value of US$0.0001 of the Company issued and outstanding immediately prior to the Effective Date (excluding the Cancelled Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive an amount in cash equal to US$1.31 per ordinary share, without any interest thereon (the Per Share Merger Consideration). For the avoidance of any doubt, as each ADS represents two ordinary shares of the Company, each ADS issued and outstanding immediately prior to the Effective Date (other than ADSs representing any Cancelled Shares and any Dissenting Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.62 per ADS, without any interest thereon.

(iii)	Each Cancelled Share shall be cancelled and cease to exist and no consideration or distribution shall be delivered with respect thereto.

(iv)	Each Dissenting Share shall be cancelled and cease to exist and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares resulting from the procedure in section 238 of the Companies Law, unless such holder of Dissenting Shares effectively withdraws or loses its right to dissent from the Merger, in which event the holder of such shares shall be entitled to receive the Per Share Merger Consideration, without any interest thereon.

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(b)	On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Schedule 2 hereto.

2.4	Memorandum of Association and Articles of Association

On the Effective Date, the memorandum and articles of association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Schedule 2 hereto.

2.5	Property

On the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.6	Sole Director of the Surviving Company

The name and address of the sole director of the Surviving Company shall be: Simin Zhang, Room CD, 29/F Tower B, Neptunus Building, Nanshan District, Shenzen, Guangdong Province, People's Republic of China. Mr Zhang is a citizen of the People’s Republic of China.

2.7	Directors Benefits

There are no amounts or benefits which will be paid or payable to any director of either of the Constituent Companies consequent upon the Merger.

2.8	Secured Creditors

(a)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	AMENDMENT

At any time prior to the Effective Date, this Plan of Merger may be amended by the directors of the Constituent Companies, to (i) change the Effective Date, provided that any change of the Effective Date shall not be to a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger with the Registrar, or (ii) to make any other change to the Plan of Merger required to give effect to any amendment to the Merger Agreement which is made in accordance with Section 9.06 of the Merger Agreement.

4.	Termination

At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with Article IX of the Merger Agreement.

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5.	Approval and Authorisation

5.1	This Plan of Merger has been approved by the board of directors of each of the Company and the Merging Company pursuant to section 233(3) of the Companies Law.

5.2	This Plan of Merger has been authorised by the shareholders of each of the Company and the Merging Company pursuant to section 233(6) of the Companies Law.

6.	Counterparts

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any party may enter into this Plan of Merger by executing any such counterpart.

7.	Governing Law

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

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IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of CHINA NEPSTAR CHAIN DRUGSTORE LTD.	) ) ) )

SIGNED for and on behalf of NEPTUNUS GLOBAL LIMITED	) ) ) )

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Schedule 1

MERGER AGREEMENT

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Schedule 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

China Nepstar Chain Drugstore Ltd.

(adopted by Special Resolution passed on 29 July 2016 and effective on [●] 2016)

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2013 Revision)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

China Nepstar Chain Drugstore Ltd.

(adopted by Special Resolution passed on 29 July 2016 and effective on [●] 2016)

1.	The name of the Company is China Nepstar Chain Drugstore Ltd.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

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(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

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4.	Except as prohibited or limited by the Companies Law (2013 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$50,000.00 divided into 50,000 shares of a nominal or par value of US$1.00 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2013 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2013 Revision) and, subject to the provisions of the Companies Law (2013 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW (2013 Revision)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

China Nepstar Chain Drugstore Ltd.

(adopted by special resolution passed on 29 July 2016 and effective on [●] 2016)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means the Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Company”	means the above named Company.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors	means the directors for the time being of the Company.

“dividend”	includes bonus.

“Encumbrance”	means any mortgage, pledge, lien, charge, hypothecation, encumbrance or other security interest in favour of the applicable Mortgaged Party pursuant to a Security Document.

“fully paid”	shall bear the meaning as ascribed to it in the Statute.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“Mortgaged Party”	means the person to whom an Encumbrance has been granted, and its successors and assigns.

“Mortgaged Share”	means a share which is subject to an Encumbrance.

“paid-up”	means paid-up and/or credited as paid-up.

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“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Security Document”	means an instrument in writing pursuant to which a Member creates an Encumbrance over any of the Member's shares.

“share”	includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

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ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

9A.	Notwithstanding anything contained in these Articles (including, without limitation, Article 36), the Directors shall have no discretion to refuse or delay the registration of any transfer of any Mortgaged Share (i) in favour of the Mortgaged Party (or its nominee) pursuant to any enforcement of the Mortgaged Party's rights under the applicable Security Document or (ii) from the Mortgaged Party (or its nominee) pursuant to a power of sale, other right of enforcement or otherwise in accordance with the applicable Security Document..

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

10A.	Notwithstanding anything contained in these Articles (including, without limitation, Article 10), the Directors shall have no discretion to suspend the registration of transfers of any Mortgaged Share made under, or in connection with, a Security Document..

REDEEMABLE SHARES

11.	(a)	Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine and the rights attaching to any issued shares may, subject to the provisions of these Articles, by special resolution, be varied so as to provide that such shares are to be or are liable to be so redeemed.

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(b)	Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital and provided that the Company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any issued shares of the Company other than shares held as treasury shares.

12.	Subject to the provisions of these Articles, the manner and any of the terms of any such redemption or purchase of shares may be determined by either the Company by ordinary resolution or by the Directors. The Company may make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

12A.	No Mortgaged Share may be redeemed or repurchased by, or surrendered to, the Company, except with the written prior consent of the relevant Mortgaged Party.

TREASURY SHARES

13.	The Company may, subject to the provisions of the Law, acquire, hold and dispose of its own shares as treasury shares.

VARIATION OF RIGHTS OF SHARES

14.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

15.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

16.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

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NON-RECOGNITION OF TRUSTS

17.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

18.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

18A.	Notwithstanding anything contained in these Articles, any Mortgaged Share shall be exempt from any present or future lien in favour of the Company that would otherwise have arisen under these Articles and the Company shall not assert any lien against any Mortgaged Share.

19.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

20.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

22.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

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(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

26A.	The Directors shall not make any calls on any Mortgaged Shares.

FORFEITURE OF SHARES

27.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

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(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

28.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

30A.	Notwithstanding the foregoing, the provisions of these Articles as to forfeiture shall not apply to any Mortgaged Shares.

REGISTRATION OF EMPOWERING INSTRUMENTS

31.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

32.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

33.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

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(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

34.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

35.	(a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

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CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

36.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

37.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

38.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

39.	(a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

40.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

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(c)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.	At least five days notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 40 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 75 per cent in nominal value or in the case of shares without nominal or par value 75 per cent of the shares in issue, or their proxies.

42.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; two Members present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

44.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

45.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

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46.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

48.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

50.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.	The demand for a poll may be withdrawn.

52.	Except as provided in Article 54, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

54.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

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VOTES OF MEMBERS

55.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

56.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

57.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

61.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

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64.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

67.	There shall be a Board of Directors consisting of not less than one or more than twelve persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers of the Memorandum of Association or a majority of them.

68.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

69.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

70.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

71.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

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72.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

73.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

74.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

75.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 74 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

76.	Subject to the exception contained in Article 84, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

77.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

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78.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

79.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

81.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

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(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

85.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

87.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 42 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be two, a Director and his appointed alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

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89.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

90.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

91.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

93.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

94.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

95.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

96.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

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(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

97.	The Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

98.	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

99.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

100.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

(d)	A document to be executed as a Deed shall be executed by a Director or other person authorised by the Directors for that purpose.

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OFFICERS

101.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102.	Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

103.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

105.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109.	No dividend or distribution shall bear interest against the Company.

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CAPITALISATION

110.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

113.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

114.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

~ 20 ~

115.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

116.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

117.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

118.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

119.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

120.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

121.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

~ 21 ~

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

123.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

124.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

125.	Every Director (including for the purpose of this Article any Alternate Director appointed pursuant to the provisions of these Articles) and officer of the Company for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution of discharge of his duties, powers, authorities or discretions as a Director or officer of the Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere; provided that no indemnity shall b available under this paragraph to any Director if such actions, proceedings, costs, charges, expenses, losses, damages or liabilities shall have been finally judicially determined to have resulted from fraud, gross negligence or willful misconduct of the Director.

No such Director of officer of the Company shall be liable to the Company for any loss or damage unless such liability arises through dishonesty, fraud or default of such Director or officer.

FINANCIAL YEAR

126.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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AMENDMENTS OF ARTICLES

127.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

128.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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ANNEX B

Letter from Houlihan Lokey

March 16, 2016

The Special Committee of the Board of Directors of China Nepstar Chain Drugstore Ltd.

25F, Neptunus Yinhe Keji Building

No. 1, Kejizhong 3rdRoad

Nanshan District, Shenzhen

Guangdong Province 518057

People's Republic of China

Dear Members of the Special Committee:

We understand that China Nepstar Chain Drugstore Ltd. (the “Company”), China Neptunus Drugstore Holding Ltd. (“Parent”), and Neptunus Global Limited, a direct wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement (as defined below) pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the “Merger”) and (i) each outstanding ordinary share, par value US$0.0001 per share, of the Company (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares (the “ADSs”), each representing two (2) Shares, other than Excluded Shares (as defined in the Agreement), shall be cancelled and cease to exist and exchanged for the right to receive $1.31 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the consummation of the Merger, other than ADSs representing Excluded Shares (as defined in the Agreement), shall be cancelled and exchanged for the right to receive $2.62 in cash without interest (the “Per ADS Merger Consideration”). “Excluded Shares” shall mean (i) any Cancelled Shares (as defined in the Agreement) and (ii) any Dissenting Shares (as defined in the Agreement). The terms and conditions of the Merger are more fully set forth in the Agreement, and the summary of the Merger set forth above is qualified in its entirety by the terms of the Agreement.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (this “Opinion”) to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Agreement by holders of Shares and ADSs (in each case, other than holders of Cancelled Shares, including Cancelled Shares represented by ADSs), as applicable, is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated March 16, 2016, of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed a draft execution version of a commitment letter and the senior secured bank facility term sheet attached thereto from Ping An Bank Co., Ltd. to Parent;

3.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

Houlihan Lokey (China) Limited

华 利 安 诺 基 (中 国) 有 限 公 司

2106 Alexandra House 18 Chater Road Central Hong Kong Tel +852.3551.2300 Fax +852.3551.2551 www.HL.com

香港中环 遮打道18号 历山大厦 2106

Incorporated in Hong Kong No. 1176730 Licensed and Regulated by the Securities and Futures Commission

The Special Committee of the Board of Directors of China Nepstar Chain Drugstore Holding Ltd. March 16, 2016	-2-

4.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending 2016 through 2020 ;

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

6.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

8.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we understand that financial projections for the Company have been prepared by the management of the Company in Renminbi (“RMB”), the legal currency of China. We have utilized certain publicly available RMB to United States dollar exchange rates and we have assumed, with the consent of the Committee, that such exchange rates are reasonable to utilize for purposes of our analyses. We express no view or opinion as to any currency or exchange rate fluctuations and have assumed, with the consent of the Committee, that any such fluctuations will not in any respect be material to our analyses or this Opinion. Further, management of the Company has advised us that (i) the financial projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Merger, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Merger, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Merger, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Merger.

The Special Committee of the Board of Directors of China Nepstar Chain Drugstore Holding Ltd. March 16, 2016	-3-

We understand that shareholders of Parent have indicated that they are only willing to consider entering into an agreement with and amongst themselves in relation to the Merger and have no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration or Per ADS Merger Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have been directed by the Committee not to and, therefore, we did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the Merger), or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Merger.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

The Special Committee of the Board of Directors of China Nepstar Chain Drugstore Holding Ltd. March 16, 2016	-4-

This Opinion is furnished for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares in connection with, the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, one or more security holders of the Company, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

The Special Committee of the Board of Directors of China Nepstar Chain Drugstore Holding Ltd. March 16, 2016	-5-

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), including, without limitation, voting agreements or any potential financing for the Merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents(including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Agreement by holders of Shares and ADSs (in each case, other than holders of Cancelled Shares, including Cancelled Shares represented by ADSs) is fair, from a financial point of view, to such holders.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

ANNEX C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

 238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
C-1

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at 25F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province 518057, People’s Republic of China.

Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. The address of the Company’s directors and executive officers is 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China.

Simin Zhang is our founder and has served as chairman of our Board since June 1995. Mr. Zhang is also the chairman of the board of directors of Neptunus Group. Prior to founding Neptunus Group in July 1989, he was an employee in CITIC Group from 1986 to 1989. From 1983 to 1986, he was an employee in the PRC Space Administration. He is currently a guest professor at the Harbin Institute of Technology and Jilin University, an executive director of China Enterprise Confederation and China Enterprise Directors Association. Mr. Zhang was also the president of Shenzhen General Chamber of Commerce from 2005 to 2014. Mr. Zhang received a bachelor’s degree in precision instruments from Harbin Institute of Technology in 1983, an honorary doctorate from University of Newcastle in Australia in 1997 and a Ph.D. degree in economics from Nan Kai University in 2001. Mr. Zhang is a citizen of the People’s Republic of China.

Yingnan (Rebecca) Zhang has been a director and the chief executive officer of our company since May 2015. Prior to that, she served as our chief operating officer from November 2014 to May 2015. Ms. Zhang joined Nepstar in March 1999 and served as executive vice president in charge of procurement, merchandising, logistics and quality departments starting from April 2014. She was our vice president of procurement and merchandising from January 2009 to April 2014. Prior to that Ms. Zhang served as head of procurement department. Ms. Zhang received a bachelor’s degree in microbiological pharmaceutical in 1991 from Shenyang Pharmaceutical University. Ms. Zhang is a citizen of the People’s Republic of China.

Barry J. Buttifant has been a director of our company since November 2007. He is a member of our audit committee, compensation committee, corporate governance and nominating committee. He is an independent non-executive director of Giordano International Limited, which is a publicly listed company in Hong Kong. Dr. Buttifant also serves as a non-executive director of Global-Tech Advanced Innovations Inc., a NASDAQ listed company. Dr. Buttifant is currently an independent adviser to MCL Financial Group Ltd. From 2011 to 2014, he was an executive director of Hsin Chong Construction Group Ltd (“HCCG”) and a non-executive director of Synergis Holdings Limited (“Synergis”), both of which are listed on the Stock Exchange of Hong Kong. Prior to that, he was group chief executive officer of IDT International Limited. In October 2009, Dr. Buttifant became a director for corporate finance of Mission Hills Group (“MHG”). Prior to this appointment, he was a consultant to the MHG since December 2008. Prior to joining MHG, he served as a principal to KLC Kennic Lui & Company (“KLC”), a professional accounting firm, and managing director of KLC Transactions Limited. Prior joining KLC, Dr. Buttifant was the executive director for finance, of MHG. In December 2004, he was the managing director of Hsin Chong International Holdings Limited, a controlling shareholder of HCCG (which was acquired by MHG in November 2007) and Synergis (which was acquired by HCCG in September 2008). Dr. Buttifant was also an alternate director to both HCCG and Synergis. Dr. Buttifant was an operating partner of Barings Private Equity Asia Limited. He was also the managing director of Wo Kee Hong (Holdings) Limited (“WKH”) from 2001 to 2002 and was the advisor to the Board of Directors of WKH from 2002 to 2004. Prior to joining WKH, he was the managing director of IDT International Limited for over eight years, as well as working for Polly Peck Group and Sime Darby Hong Kong Limited for more than 11 years in the capacity of finance director and managing director. Dr. Buttifant is a fellow member of the Association of Chartered Certified Accountants (UK); the Hong Kong Institute of Certified Public Accountants; the Chartered Management Institute (UK); the Hong Kong Management Association and the Hong Kong Institute of Directors. He was awarded an honorary doctorate of Business Administration (honoris causa) by Edinburgh Napier University, United Kingdom in 2013. Dr. Buttifant is a citizen of the United Kingdom of Great Britain and Northern Ireland.

Henry Lu has been a director of our company since June 2014. Mr. Lu was Director of Capital Eagle Global Limited from May 2014 to February 2015 and Managing Director of China Merchants Capital from February 2014 to February 2015. Mr. Lu was Partner of SVC China from 2012 to 2014 and Chief Representative of William Blair & Company, L.L.C., Shanghai Representative Office from 2006 to 2011. Prior to that, Mr. Lu was with McKinsey & Company advising global and domestic companies on their growth and financial strategies. Mr. Lu received a PhD from Columbia University in 1997 and an MBA from University of Chicago Business School in 2000. Mr. Lu is a citizen of the United States of America.

Alistair Eric MacCallum Laband has been a director of our company since November 2007. Mr. Laband is a member of our audit committee, our compensation committee and corporate governance and nominating committee. Since August 2013, Mr. Laband has been an Independent Non-Executive Director of The Tom Lee Music Company Ltd. From November 2008 until the end of March 2011 Mr. Laband was a financial consultant to CITIC Pacific Ltd., a company listed on the Hong Kong Stock Exchange. From 2003 to June 2007, he was a partner of PricewaterhouseCoopers, or PwC, Hong Kong/China and until March 2007, secretary of the PwC Asia Region Board. From 2001 to 2002, he was a partner in charge of the Company Secretarial Services Group of PwC’s Hong Kong office. From 1997 to 2001, he was finance/operations partner and a management board member of the Hong Kong office of Price Waterhouse, or PW, and subsequently, the Hong Kong office of PwC. From 1997 to 1998, he was also in charge of the company secretarial and legal services group of PW’s Hong Kong office. Mr. Laband obtained a bachelor’s degree in law from the University of Cambridge in 1973 and a diploma in accountancy from the University of Strathclyde in 1976. Mr. Laband is a Chartered Accountant of the Institute of Chartered Accountants of Scotland and a Fellow of the Institute of Certified Public Accountants of Hong Kong. Mr. Laband is a citizen of the United Kingdom of Great Britain and Northern Ireland.

Alan Au has been a director of our company since May 2013. He is a member of our audit committee and compensation committee. Mr. Au has over 15 years of experience across healthcare investment banking, private equity and venture capital investments in Asia/China. He is now Partner at GT Healthcare Group, a private equity fund focusing on cross border healthcare investments, and Partner of TUS-Lifetree Capital Partners, focusing on Chinese healthcare private equity investments. Mr. Au is also an Adviser to Simcere Pharmaceutical Group, a leading pharmaceutical company in China, and a Board member of Cellular BioMedicine Group Inc. (Nasdaq: CBMG), a leading immunotherapy developer headquartered in Shanghai, China. Besides, he also serves as a panel member for the Entrepreneur Support Scheme (ESS Program) of the Innovation and Technology Fund of the Hong Kong SAR Government. From 2013 to 2015, Mr. Au was Venture Partner of Ally Bridge Group, a cross border biotech investment fund focusing on bringing cutting edge technologies from the US into China. Mr. Au was Head of Asia Healthcare Investment Banking of Deutsche Bank Group, advising healthcare IPOs and M&A in the region between 2011 and 2012. Prior to that, he was Executive Director at JAFCO Asia Investment Group, responsible for healthcare investments in China from 2008 to 2010, and Investment Director at Morningside Group, responsible for healthcare investments in Asia from 2000 to 2005. From 1995 to 1999, Mr. Au worked at KPMG and KPMG Corporate Finance Ltd., responsible for regional M&A transactions and financial advisory services. Mr. Au is a Certified Public Accountant in the U.S. and holds the Chartered Financial Analyst (CFA) designation. He is an associate member of the Hong Kong Institute of Financial Analysts and member of the American Institute of Certified Public Accountants. He received his Bachelor's degree in Psychology from the Chinese University of Hong Kong, and a Master’s degree in Management from Columbia Business School in New York. Mr. Au is a citizen of Hong Kong.

 Zixin Shao was appointed by our Board as our chief financial officer in November 2010. Mr. Shao joined our company in 2003 and has served as financial controller for our company since then. Prior to joining our company, he worked as a director, vice general manager and chief financial officer in China Resources Supermarket (Suzhou) Co., Ltd. from 1999 to 2001. From 1992 to 2002, he also held financial management position at China Resources Supermarket (HK) Co., Ltd. Mr. Shao received a bachelor’s degree in accounting from the University of International Business and Economics in China in 1992. Mr. Shao is a PRC certified accountant. Mr. Shao is a citizen of the People’s Republic of China.

During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Parent and Merger Sub

Parent is a company incorporated under the laws of the British Virgin Islands with its principle business address located at 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China. The business telephone number of Parent is (86 755) 2665-0951.

Simin Zhang has served as the sole director of Parent since August 20, 2004. His business address is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China. The present principle employment of Mr. Zhang is the chairman of the board of directors of China Nepstar Chain Drugstore Ltd. Mr. Zhang is also the chairman of the board of directors of Neptunus Group. Prior to founding Neptunus Group in July 1989, he was an employee in CITIC Group from 1986 to 1989. From 1983 to 1986, he was an employee in the PRC Space Administration. He is currently a guest professor at the Harbin Institute of Technology and Jilin University, an executive director of China Enterprise Confederation and China Enterprise Directors Association. Mr. Zhang was also the president of Shenzhen General Chamber of Commerce from 2005 to 2014. Mr. Zhang is a citizen of the People’s Republic of China. Parent does not have any executive officer.

During the last five years, none of Parent or any of its director and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principle business address located at 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China. The business telephone number of Merger Sub is (86 755) 2665-0951.

Simin Zhang has served as the sole director of Merger Sub since February 2, 2016. His business address is 28F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China. The present principle employment of Mr. Zhang is the chairman of the board of directors of China Nepstar Chain Drugstore Ltd. Mr. Zhang is also the chairman of the board of directors of Neptunus Group. Prior to founding Neptunus Group in July 1989, he was an employee in CITIC Group from 1986 to 1989. From 1983 to 1986, he was an employee in the PRC Space Administration. He is currently a guest professor at the Harbin Institute of Technology and Jilin University, an executive director of China Enterprise Confederation and China Enterprise Directors Association. Mr. Zhang was also the president of Shenzhen General Chamber of Commerce from 2005 to 2014. Mr. Zhang is a citizen of the People’s Republic of China. Merger Sub does not have any executive officer.

During the last five years, none of Merger Sub or any of its director and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E

FORM OF PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF China Nepstar Chain Drugstore Ltd.

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 29, 2016

The undersigned registered shareholder of China Nepstar Chain Drugstore Ltd., a Cayman Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated June 22, 2016, and hereby appoints the chairman of the extraordinary general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on July 29, 2016 at 10:00 a.m. (Beijing Time), at the Company’s office at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: As a special resolution, that the agreement and plan of merger, dated as of March 16, 2016 (the “merger agreement”), among the Company, China Neptunus Drugstore Holding Ltd., a company incorporated under the laws of the British Virgin Islands (“Parent”), and Neptunus Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, be authorized, and approved.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2: As a special resolution, that each of the members of the special committee of the board of directors of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3: As an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated: ________, ________
Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be completed and signed by the person registered in the register of members at the close of business on July 21, 2016 (Cayman Islands Time), the Share record date, and returned to the Company’s offices at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, attention: Zoe Li, so that this Proxy Card is received by the Company no later than July 27, 2016 at 10:00 a.m. (Beijing Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

Annex F

FORM OF ADS VOTING INSTRUCTIONS CARD

CHINA NEPSTAR CHAIN DRUGSTORE LTD.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES (“ADSs”)

 REPRESENTING ORDINARY SHARES OF CHINA NEPSTAR CHAIN DRUGSTORE LTD.

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

SPECIAL RESOLUTIONS				ORDINARY RESOLUTION

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

Resolution 1	☐	☐	☐	Resolution 3	☐	☐	☐

Resolution 2	☐	☐	☐

				Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above.				☐
Address Change ☐ Mark box, sign and indicate changes/comments below:
				Sign Below	Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

SPECIAL RESOLUTIONS

1.	THAT the agreement and plan of merger, dated as of March 16, 2016 (the “merger agreement”), among the Company, China Neptunus Drugstore Holding Ltd., a company incorporated under the laws of the British Virgin Islands (“Parent”), and Neptunus Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $36,000 divided into 360,000,000 Shares of a par value $0.0001 per share to $50,000.00 divided into 50,000 shares with a par value of $1.00 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Schedule 2 to the plan of merger, be authorized, and approved.

2.	THAT each of the members of the special committee of the board of directors of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

ORDINARY RESOLUTION

3.	THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

CHINA NEPSTAR CHAIN DRUGSTORE LTD.
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received notice that an Extraordinary General Meeting (the “Meeting”) of China Nepstar Chain Drugstore Ltd. (the “Company”) will be held at 10:00 a.m. (Beijing Time), on Friday, July 29, 2016, at 25F, Neptunus Yinhe Keji Building No.1, Kejizhong 3rd Road Nanshan District, Shenzhen, Guangdong Province, 518057, People’s Republic of China, for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADSs FOR or AGAINST or to ABSTAIN from voting on the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly how you wish to vote in regard to each of the Company’s Proposals. Alternatively, you may check the box instructing the Depositary to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (New York City Time), July 25, 2016. Only the registered holders of record as of the close of business in New York City on June 30, 2016, will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADSs representing Ordinary Shares of the Company, of record as of the close of business in New York City on June 30, 2016, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote at the Meeting the underlying Ordinary Shares of the Company represented by such ADSs, in accordance with the instructions given below.

NOTE: In order to have the aforesaid securities voted, this Voting Instruction Card MUST be returned before 12:00 p.m. (New York City Time) on July 25, 2016.

NOTE: Please view and download the proxy materials from the Company’s website: http://ir.nepstar.cn/phoenix.zhtml?c=214790&p=irol-IRHome

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.